As filed with the Securities and Exchange Commission on August 19, 2024
File No. 000-56659

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

NUVEEN CHURCHILL PRIVATE CREDIT FUND
(Exact name of registrant as specified in charter)

Delaware	99-6603992
(State or other jurisdiction of incorporation or registration) 375 Park Avenue, 9th Floor New York, NY (Address of principal executive offices)	(I.R.S. Employer Identification No.) 10152 (Zip Code)
(212) 478-9200
(Registrant’s telephone number, including area code)
with copies to:

John D. McCally, Esq. General Counsel Churchill Asset Management LLC 8500 Andrew Carnegie Blvd Charlotte, NC 28262	Steven B. Boehm, Esq. Payam Siadatpour, Esq. Sara Sabour Nasseri, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street, NW Washington, DC 20001
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Common shares of beneficial interest, par value $0.01 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

EXPLANATORY NOTE
Nuveen Churchill Private Credit Fund is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community.
In this Registration Statement, except where the context suggests otherwise:
•the terms “we,” “us,” “our,” and the “Company” refer to Nuveen Churchill Private Credit Fund;
•the term “the Adviser” or “Churchill” refers to Churchill Asset Management LLC, a Delaware limited liability company, which serves as our investment adviser;
•the term “Administrator” refers to Churchill BDC Administration LLC, a Delaware limited liability company, which serves as our administrator; and
•the term “committed capital” refers to the capital committed to client accounts in the form of equity capital commitments from investors, as well as committed, actual or expected financing from leverage providers (including asset-based leveraged facilities, notes sold in the capital markets or any capital otherwise committed and available to fund investments that comprise assets under management). For purposes of this calculation, both drawn and undrawn equity and financing commitments are included. In determining committed capital in respect of funds and accounts that utilize internal asset-based leverage (e.g., levered funds and collateralized loan obligation (“CLO”) warehouses), committed capital calculations utilize a leverage factor that assumes full utilization of such asset-based leverage in accordance with the account’s target leverage ratio as disclosed to investors. In determining committed capital in respect of Churchill’s management of an institutional separate account for its parent company, TIAA (as defined below), (i) committed capital in respect of private equity fund interests includes commitments made by TIAA to such strategy over the most recent 10 years, and the net asset value of all such investments aged more than 10 years, (ii) committed capital in respect of equity co-investments, junior capital investments, structured capital investments, and senior loans includes the commitment made by TIAA for the most recent year, and the outstanding principal balance of investments made in all preceding years and (iii) committed capital in respect of secondary investments includes commitments made by TIAA since the inception of the strategy in 2022 and inclusive of the current year's commitment. In determining committed capital in respect of Churchill’s management of institutional separate accounts for third-party institutional clients, committed capital includes the aggregate commitments made by such third party clients, so long as such commitments remain subject to recycling (if applicable). Thereafter, outstanding principal balance is used in respect of any applicable commitment (or portion thereof) that has expired. Due to the foregoing, committed capital figures may be adjusted over the course of a financial period, based on accounts transitioning the calculation methodology from capital commitment to invested capital.
The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, the Company is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. See “Item 1(c). Description of Business — Emerging Growth Company.”
This Registration Statement registers shares of the Company’s common shares of beneficial interest, par value $0.01 per share (“Shares,” each a “Share”), under the Exchange Act. Investing in our Shares may be considered speculative and involves a high degree of risk, including the following:
•An investment in our Shares is not suitable for you if you might need access to the money you invest in the foreseeable future.
•You should not expect to be able to sell your Shares regardless of how we perform.

•If you are unable to sell your Shares, you will be unable to reduce your exposure on any market downturn.
•We will invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They will also be difficult to value and are illiquid.
•The Company intends to invest primarily in privately-held companies for which very little public information exists. Such companies are also generally more vulnerable to economic downturns and may experience substantial variations in operating results.
•The privately-held companies and below-investment-grade securities in which the Company will invest will be difficult to value and are illiquid.
•The Shares may not be transferred without the written consent of the Adviser.
•The Shares are not currently listed on an exchange, and it is uncertain whether they will be listed or whether a secondary market will develop.
•Repurchases of the Shares by the Company, if any, are expected to be very limited.
•An investment in the Company may not be suitable for investors who may need the money they invest in a particular time frame.
•Investment in the Company is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Company.
Upon the effective date of this Registration Statement on July 22, 2024, we became subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Upon the effective date of this Registration Statement, we also became subject to the proxy rules in Section 14 of the Exchange Act, and our trustees, officers and principal shareholders became subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. We also are required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The SEC maintains a website (www.sec.gov) that contains the reports mentioned in this section.
We have elected to be regulated as a BDC under the 1940 Act and, upon doing so, we became subject to the 1940 Act requirements applicable to BDCs.

FORWARD-LOOKING STATEMENTS
This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on our current expectations and estimates, our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:
•our future operating results;
•our business prospects and the prospects of our portfolio companies;
•the dependence of our future success on the general economy and its impact on the industries in which we invest;
•the impact of a protracted decline in the liquidity of credit markets on our business;
•the impact of increased competition;
•an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us;
•the impact of interest rate volatility on our business and our portfolio companies;
•the impact of supply chain constraints and labor difficulties on our portfolio companies and the global economy;
•the elevated level of inflation, and its impact on our portfolio companies and on the industries in which we invest;
•the impact of geopolitical conditions, including the ongoing conflict between Ukraine and Russia and the ongoing war in the Middle East, and its impact on financial market volatility, global economic markets, and various sectors, industries and markets for commodities globally, such as oil and natural gas;
•our contractual arrangements and relationships with third parties;
•the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
•actual and potential conflicts of interest with the Adviser and/or its affiliates;
•the ability of our portfolio companies to achieve their objectives;
•the use of borrowed money to finance a portion of our investments;
•the adequacy of our financing sources and working capital;
•the timing of cash flows, if any, from the operations of our portfolio companies;
•the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;
•the ability of the Adviser or its affiliates to attract and retain highly talented professionals;

•our ability to qualify and maintain our qualification as a regulated investment company (“RIC”) and operate as a BDC; and
•the impact of future legislation and regulation on our business and our portfolio companies.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of forward-looking statements in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements except as otherwise provided by law. Because we are an investment company, the forward-looking statements and projections contained in this Registration Statement are excluded from the safe harbor protections provided by Section 21E of the Exchange Act.

ITEM 1.     BUSINESS
(a) General Development of Business
We are a newly organized Delaware statutory trust that seeks to provide investors with attractive risk-adjusted returns primarily through current income and, secondarily, long-term capital appreciation, by investing in a diversified portfolio of private debt and equity investments in U.S. middle market companies owned by leading private equity firms.
We have elected to be regulated as a BDC under the 1940 Act and intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Description of Business - Regulation as a Business Development Company” and “Item 1(c). Description of Business - Certain U.S. Federal Income Tax Considerations.”
In connection with our formation, on June 28, 2024, the Company issued and sold 40 Shares to Churchill, for an aggregate purchase price of $1,000. On July 19, 2024, prior to our election to be regulated as a BDC under the 1940 Act, funds and accounts managed or advised by Churchill, including TIAA (as defined below) and certain entities directly or indirectly owned by TIAA, including TIAA Churchill Middle Market CLO I Ltd., Churchill MM Warehouse, LLC, Churchill Middle Market CLO VI Ltd., Churchill Middle Market CLO VII Ltd., and MM Funding, LLC) (collectively, the “Affiliated Funds”) sold certain portfolio investments to the Company in the amount of $526.1 million (fair value as of July 19, 2024) (the “Initial Portfolio”). The Company funded the purchase of the Initial Portfolio with $210.0 million of equity contributions and $340.0 million of borrowings from its credit facility. In connection with the acquisition of the Initial Portfolio, the Company issued an aggregate of 8,400,000 Shares at a price of $25.00 per share to TIAA and certain of its subsidiaries. The following table is a listing of the Initial Portfolio as of the date of the Company’s purchase (unaudited, dollars in thousands):

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Investments
Debt Investments
Aerospace & Defense
AIM Acquisition LLC	(4) (7) (9)	First Lien Term Loan	S +5.00%	10.42%	12/2/2025	$5,471	$5,471	$5,471	1.0%
Loc Performance Products	(4) (9)	First Lien Term Loan	S +5.25%	10.69%	12/22/2026	3,477	3,399	3,399	0.6%
Precision Aviation Group	(4) (9)	First Lien Term Loan	S +5.50%	10.83%	12/21/2029	7,142	7,102	7,102	1.4%
Precision Aviation Group (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.75%	10.83%	12/21/2029	2,895	450	450	0.1%
Total Aerospace & Defense							16,422	16,422	3.1%

Automotive
Randys Holdings, Inc	(4) (7) (9)	First Lien Term Loan	S +6.25%	11.56%	11/1/2028	8,228	8,131	8,131	1.5%
Randys Holdings, Inc (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +6.25%	11.56%	11/1/2028	2,797	797	797	0.2%
Total Automotive							8,928	8,928	1.7%

Banking, Finance, Insurance, Real Estate
Patriot Growth Insurance Service (Delayed Draw) (Incremental)	(4) (7) (9)	First Lien Term Loan	S +5.00%	10.48%	10/16/2028	1,982	1,956	1,956	0.4%

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Vensure Employer Services	(4) (9)	First Lien Term Loan	S +4.75%	10.08%	3/26/2027	10,542	10,514	10,514	2.0%
Vensure Employer Services (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.25%	10.08%	3/26/2027	9,458	9,380	9,380	1.8%
Total Banking, Finance, Insurance, Real Estate							21,850	21,850	4.2%

Beverage, Food & Tobacco
Bakeovations Intermediate, LLC (d/b/a Commercial Bakeries)	(4) (8) (9)	First Lien Term Loan	S +5.75%	11.08%	9/25/2029	5,021	4,957	4,957	0.9%
Cold Spring Brewing Company	(4) (9)	First Lien Term Loan	S +4.75%	10.09%	12/19/2025	3,439	3,439	3,439	0.7%
Nonni's Foods, LLC	(4) (9)	First Lien Term Loan	S +5.25%	10.68%	6/1/2026	2,344	2,344	2,344	0.4%
Sugar Foods	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.33%	10/2/2030	2,873	2,884	2,884	0.5%
Sugar Foods (Delayed Draw)	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.33%	10/2/2030	1,254	1,259	1,259	0.2%
Summit Hill Foods	(4) (9)	First Lien Term Loan	S +6.00%	11.35%	11/29/2029	7,422	7,394	7,394	1.4%
Sunny Sky Products	(4) (9)	First Lien Term Loan	S +5.50%	10.83%	12/23/2028	3,284	3,255	3,255	0.6%
Sunny Sky Products (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.50%	10.83%	12/23/2028	825	(8)	(8)	—%
Watermill Express, LLC	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.23%	7/5/2029	1,252	1,249	1,249	0.2%
Watermill Express, LLC (Delayed Draw)	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.23%	7/5/2029	121	121	121	—%
Total Beverage, Food & Tobacco							26,894	26,894	4.9%

Capital Equipment
E-Technologies	(4) (9)	First Lien Term Loan	S +5.50%	10.84%	4/9/2030	4,488	4,446	4,446	0.8%
GenServe LLC	(4) (7) (9)	First Lien Term Loan	S +5.75%	10.65%	6/30/2025	7,792	7,792	7,792	1.5%
MSHC Inc	(4) (7) (9)	First Lien Term Loan	S +4.00%	9.59%	10/29/2027	1,759	1,761	1,761	0.3%
Ovation Holdings, Inc.	(4) (9)	First Lien Term Loan	S +6.25%	11.73%	2/5/2029	10,615	10,605	10,605	2.0%
Ovation Holdings, Inc. (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.25%	11.73%	2/5/2029	2,414	1,974	1,974	0.4%
PT Intermediate Holdings III, LLC	(4) (7) (9)	First Lien Term Loan	S +3.25%	8.58%	4/9/2030	3,579	3,573	3,573	0.7%
PT Intermediate Holdings III, LLC (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +3.25%	8.58%	4/9/2030	219	—	—	—%
Rhino Tool House	(4) (9)	First Lien Term Loan	S +5.25%	10.73%	4/4/2029	5,327	5,336	5,336	1.0%
Rhino Tool House (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.25%	10.72%	4/4/2029	1,768	1,736	1,736	0.3%
Southern Air & Heat	(4) (9)	First Lien Term Loan	S +4.75%	10.23%	10/1/2027	1,318	1,301	1,301	0.2%
Southern Air & Heat (Delayed Draw)	(4) (9)	First Lien Term Loan	S +4.75%	10.23%	10/1/2027	1,375	1,357	1,357	0.3%
Total Capital Equipment							39,881	39,881	7.6%

Chemicals, Plastics & Rubber

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Chroma Color Corporation (dba Chroma Color)	(4) (9)	First Lien Term Loan	S +6.00%	11.33%	4/23/2029	4,681	4,645	4,645	0.9%
Chroma Color Corporation (dba Chroma Color) (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.00%	11.33%	4/23/2029	1,028	(8)	(8)	—%
Tangent Technologies Acquisition, LLC	(4) (9)	First Lien Term Loan	S +4.50%	9.96%	11/30/2027	12,409	12,314	12,314	2.3%
Total Chemicals, Plastics & Rubber							16,951	16,951	3.2%

Construction & Building
Hyphen Solutions, LLC	(4) (7) (9)	First Lien Term Loan	S +5.50%	10.94%	10/27/2026	9,155	9,155	9,155	1.7%
ICE USA Infrastructure	(4) (9)	First Lien Term Loan	S +5.75%	11.08%	3/15/2030	3,260	3,228	3,228	0.6%
MEI Rigging & Crating	(4) (9)	First Lien Term Loan	S +5.00%	10.34%	6/29/2029	7,158	7,159	7,159	1.4%
MEI Rigging & Crating (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.00%	10.34%	6/29/2029	1,142	—	—	—%
Sciens Building Solutions, LLC	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.19%	12/15/2027	2,564	2,556	2,556	0.5%
Sciens Building Solutions, LLC (Delayed Draw)	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.15%	12/15/2027	1,354	1,350	1,350	0.3%
Tencate	(4) (7) (9)	First Lien Term Loan	S +4.00%	9.33%	2/21/2031	1,865	1,876	1,876	0.4%
Tencate (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +4.00%	9.33%	2/21/2031	408	411	411	0.1%
Vertex Service Partners	(4) (9)	First Lien Term Loan	S +5.50%	10.82%	11/8/2030	1,971	1,943	1,943	0.4%
Vertex Service Partners (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.50%	10.83%	11/8/2030	3,401	2,359	2,359	0.4%
WSB Engineering Holdings Inc.	(4) (9)	First Lien Term Loan	S +6.00%	11.10%	8/31/2029	2,563	2,528	2,528	0.5%
WSB Engineering Holdings Inc. (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.00%	11.08%	8/31/2029	1,676	1,149	1,149	0.2%
Total Construction & Building							33,714	33,714	6.4%

Consumer Goods: Durable
Freedom US Acquisition Corporation	(4) (9)	First Lien Term Loan	S +5.75%	11.20%	9/30/2024	4,343	4,278	4,278	0.8%
Total Consumer Goods: Durable							4,278	4,278	0.8%

Consumer Goods: Non-Durable
Accupac, Inc.	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.50%	1/16/2026	5,981	5,895	5,895	1.1%
Accupac, Inc. (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +6.00%	11.50%	1/16/2026	1,985	(29)	(29)	—%
Elevation Labs	(4) (9)	First Lien Term Loan	S +5.75%	11.00%	6/30/2028	3,729	3,713	3,713	0.7%
Elevation Labs (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.75%	11.18%	6/30/2028	1,839	543	543	0.1%
GSM Outdoors	(4) (9)	First Lien Term Loan	S +5.00%	10.46%	11/16/2026	3,860	3,860	3,860	0.7%

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Image International Intermediate Holdco II, LLC (Incremental)	(4) (7) (9)	First Lien Term Loan	S +5.50%	10.96%	7/10/2025	11,321	11,188	11,188	2.1%
Market Performance Group	(4) (9)	First Lien Term Loan	S +5.25%	10.58%	1/8/2030	8,352	8,436	8,436	1.6%
Market Performance Group (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.25%	10.58%	1/8/2030	2,009	623	623	0.1%
Protective Industrial Products (“PIP”)	(4) (9)	First Lien Term Loan	S +4.00%	9.46%	12/29/2027	926	924	924	0.2%
Total Consumer Goods: Non-Durable							35,153	35,153	6.7%

Containers, Packaging & Glass
Online Labels Group	(4) (9)	First Lien Term Loan	S +5.25%	10.58%	12/19/2029	2,189	2,189	2,189	0.4%
Online Labels Group (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.25%	10.58%	12/19/2029	534	—	—	—%
Total Containers, Packaging & Glass							2,189	2,189	0.4%

Energy: Electricity
National Power	(4) (9)	First Lien Term Loan	S +6.00%	11.10%	10/22/2029	4,009	3,993	3,993	0.8%
National Power (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.00%	11.10%	10/22/2029	2,166	(9)	(9)	—%
Tinicum Voltage Intermediate Holdings LLC	(4) (9)	First Lien Term Loan	S +4.75%	10.24%	12/15/2028	6,796	6,602	6,602	1.3%
Total Energy: Electricity							10,586	10,586	2.0%

Environmental Industries
Contract Land Staff	(4) (9)	First Lien Term Loan	S +5.00%	10.33%	3/27/2030	2,065	2,045	2,045	0.4%
Contract Land Staff (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.00%	10.33%	3/27/2030	828	(8)	(8)	—%
Impact Environmental Group (Delayed Draw)	(4) (9)	First Lien Term Loan	S +5.00%	10.43%	3/23/2029	1,061	1,061	1,061	0.2%
Impact Environmental Group (Delayed Draw) (Incremental 2023)	(4) (9)	First Lien Term Loan	S +6.00%	10.43%	3/23/2029	10,409	10,408	10,408	2.0%
Impact Environmental Group (Delayed Draw) (Incremental 2024)	(4) (6) (9)	First Lien Term Loan	S +5.00%	10.43%	3/23/2029	3,168	—	—	—%
North Haven Stack Buyer, LLC (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +5.00%	10.50%	7/16/2027	1,112	311	311	0.1%
North Haven Stack Buyer, LLC (Delayed Draw) (Fourth Amendment)	(4) (7) (9)	First Lien Term Loan	S +5.25%	10.57%	7/16/2027	4,372	4,364	4,364	0.8%
The Facilities Group	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.18%	11/30/2027	4,710	4,652	4,652	0.9%
The Facilities Group (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +5.75%	11.18%	11/30/2027	1,548	32	32	—%
The Facilities Group (Delayed Draw)	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.18%	11/30/2027	1,971	1,946	1,946	0.4%
Total Environmental Industries							24,811	24,811	4.7%

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)

Healthcare & Pharmaceuticals
All Star Healthcare Solutions	(4) (7) (9)	First Lien Term Loan	S +5.50%	10.83%	5/1/2030	4,252	4,211	4,211	0.8%
All Star Healthcare Solutions (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +5.50%	10.83%	5/1/2030	1,063	(10)	(10)	—%
Health Management Associates	(4) (9)	First Lien Term Loan	S +6.25%	11.70%	3/30/2029	5,386	5,372	5,372	1.0%
Health Management Associates (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.25%	11.70%	3/30/2029	927	457	457	0.1%
J. Knipper and Company Inc	(4) (9)	First Lien Term Loan	S +6.50%	11.98%	10/1/2025	9,000	8,828	8,828	1.7%
PromptCare	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.44%	9/1/2027	2,050	2,041	2,041	0.4%
PromptCare (Delayed Draw)	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.40%	9/1/2027	319	318	318	0.1%
SCP Eye Care Holdco, LLC (DBA EyeSouth Partners)	(4) (9)	First Lien Term Loan	S +5.75%	10.94%	10/5/2029	8,462	8,297	8,297	1.6%
SCP Eye Care Holdco, LLC (DBA EyeSouth Partners) (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.75%	10.93%	10/5/2029	2,715	1,675	1,675	0.3%
Thorne HealthTech	(4) (9)	First Lien Term Loan	S +5.50%	10.83%	10/16/2030	9,336	9,354	9,354	1.8%
TIDI Products	(4) (7) (9)	First Lien Term Loan	S +5.50%	10.84%	12/19/2029	11,274	11,349	11,349	2.2%
TIDI Products (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +5.50%	10.84%	12/19/2029	2,982	20	20	—%
VMG Health	(4) (9)	First Lien Term Loan	S +5.00%	10.33%	4/16/2030	5,918	5,863	5,863	1.1%
Young Innovations	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.08%	12/3/2029	9,095	9,010	9,010	1.7%
Young Innovations (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +5.75%	11.08%	12/3/2029	1,904	(17)	(17)	—%
Total Healthcare & Pharmaceuticals							66,768	66,768	12.7%

High Tech Industries
Acclaim MidCo, LLC (dba ClaimLogiQ)	(4) (9)	First Lien Term Loan	S +6.00%	11.33%	6/13/2029	2,541	2,533	2,533	0.5%
Acclaim MidCo, LLC (dba ClaimLogiQ) (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.00%	11.33%	6/13/2029	1,027	(3)	(3)	—%
Eliassen Group LLC	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.08%	4/14/2028	3,202	3,202	3,202	0.6%
Eliassen Group LLC (Delayed Draw)	(4) (7) (9)	First Lien Term Loan	S +5.75%	11.08%	4/14/2028	230	230	230	—%
GS Acquisition Co	(4) (7) (9)	First Lien Term Loan	S +5.25%	10.58%	5/25/2028	5,814	5,789	5,789	1.1%
Infobase Acquisition, Inc.	(4) (9)	First Lien Term Loan	S +5.50%	11.01%	6/14/2028	2,789	2,789	2,789	0.5%
ITSavvy LLC	(4) (9)	First Lien Term Loan	S +5.25%	10.75%	8/8/2028	2,604	2,604	2,604	0.5%
ITSavvy LLC (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.25%	10.73%	8/8/2028	140	87	87	—%
Stratix	(4) (9)	First Lien Term Loan	S +5.50%	10.72%	9/15/2028	6,565	6,565	6,565	1.2%
Validity Inc	(4) (9)	First Lien Term Loan	S +5.25%	10.68%	5/30/2026	7,320	7,320	7,320	1.4%
Velosio	(4) (7) (9)	First Lien Term Loan	S +5.25%	10.56%	3/1/2030	2,427	2,404	2,404	0.5%
Velosio (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +5.25%	10.56%	3/1/2030	500	(5)	(5)	—%

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Total High Tech Industries							33,515	33,515	6.4%

Media: Advertising, Printing & Publishing
VS Professional Training AcquisitionCo LLC	(4) (9)	First Lien Term Loan	S +5.25%	10.59%	9/30/2026	4,583	4,594	4,594	0.9%
Wpromote	(4) (9)	First Lien Term Loan	S +5.75%	11.18%	10/23/2028	3,476	3,481	3,481	0.7%
Wpromote (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.75%	11.18%	10/23/2028	471	1	1	—%
Total Media: Advertising, Printing & Publishing							8,076	8,076	1.5%

Retail
Syndigo	(4) (9)	First Lien Term Loan	S +4.50%	9.96%	12/15/2027	2,738	2,723	2,723	0.5%
Total Retail							2,723	2,723	0.5%

Services: Business
AG Group Holdings, Inc.	(4) (9)	First Lien Term Loan	S +4.00%	9.34%	12/29/2028	3,331	3,327	3,327	0.6%
ARMstrong	(4) (9)	First Lien Term Loan	S +6.25%	11.68%	10/8/2029	7,538	7,507	7,507	1.4%
ARMstrong (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.25%	11.65%	10/8/2029	2,534	161	161	—%
Bounteous	(4) (9)	First Lien Term Loan	S +4.75%	10.20%	8/2/2027	2,269	2,269	2,269	0.4%
Bounteous (Delayed Draw)	(4) (9)	First Lien Term Loan	S +4.75%	10.20%	8/2/2027	1,513	1,513	1,513	0.3%
Colibri (McKissock LLC)	(4) (9)	First Lien Term Loan	S +5.00%	10.33%	3/12/2029	3,910	3,930	3,930	0.7%
Cornerstone Advisors of Arizona LLC	(4) (9)	First Lien Term Loan	S +5.50%	10.83%	9/24/2026	1,268	1,268	1,268	0.2%
Cornerstone Advisors of Arizona LLC (Delayed Draw)	(4) (9)	First Lien Term Loan	S +5.50%	10.86%	9/24/2026	116	116	116	—%
DISA Global Solutions	(4) (9)	First Lien Term Loan	S +5.00%	10.35%	9/9/2028	6,669	6,663	6,663	1.3%
DISA Global Solutions (Delayed Draw)	(4) (9)	First Lien Term Loan	S +5.00%	10.35%	9/9/2028	1,200	1,199	1,199	0.2%
Image First	(4) (9)	First Lien Term Loan	S +4.25%	9.58%	4/27/2028	8,994	9,016	9,016	1.7%
Keng Acquisition, Inc. (Engage Group Holdings, LLC)	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.33%	8/1/2029	6,684	6,659	6,659	1.3%
Keng Acquisition, Inc. (Engage Group Holdings, LLC) (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +6.00%	11.33%	8/1/2029	5,416	1,204	1,204	0.2%
KRIV Acquisition, Inc	(4) (9)	First Lien Term Loan	S +6.50%	11.83%	7/6/2029	1,732	1,685	1,685	0.3%
KRIV Acquisition, Inc (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.50%	11.83%	7/6/2029	260	139	139	—%
Lion Merger Sub Inc	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.43%	12/17/2025	3,271	3,209	3,209	0.6%
Lion Merger Sub Inc (Incremental)	(4) (7) (9)	First Lien Term Loan	S +6.00%	11.43%	12/17/2025	627	615	615	0.1%
NDC	(4) (9)	First Lien Term Loan	S +5.50%	10.93%	3/9/2027	7,600	7,514	7,514	1.4%
Phaidon International	(4) (8) (9)	First Lien Term Loan	S +5.50%	10.94%	8/22/2029	13,637	13,470	13,470	2.6%

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Propark Mobility	(4) (9)	First Lien Term Loan	S +6.25%	11.56%	1/31/2029	3,838	3,800	3,800	0.7%
Propark Mobility (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.25%	11.58%	1/31/2029	2,463	1,266	1,266	0.2%
Technical Safety Services	(4) (9)	First Lien Term Loan	S +5.50%	10.98%	6/22/2029	1,348	1,348	1,348	0.3%
Technical Safety Services (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.50%	10.98%	6/22/2029	619	542	542	0.1%
Vistage	(4) (7) (9)	First Lien Term Loan	S +4.75%	10.08%	7/13/2029	11,800	11,888	11,888	2.3%
Total Services: Business							90,308	90,308	17.2%

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Services: Consumer
360 Training	(4) (9)	First Lien Term Loan	S +5.00%	10.34%	8/2/2028	946	942	942	0.2%
360 Training (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.00%	10.34%	8/2/2028	847	(4)	(4)	—%
A Place for Mom, Inc.	(4) (9)	First Lien Term Loan	S +4.50%	9.96%	2/10/2026	9744	9,740	9,740	1.9%
All My Sons	(4) (9)	First Lien Term Loan	S +4.75%	10.21%	10/25/2028	1914	1,905	1,905	0.4%
NS412, LLC	(4) (9)	First Lien Term Loan	S +4.75%	10.18%	5/6/2025	5109	4,972	4,972	0.9%
Perennial Services, Group, LLC	(4) (9)	First Lien Term Loan	S +5.50%	10.94%	9/7/2029	4968	4,948	4,948	0.9%
Total Services: Consumer							22,503	22,503	4.3%

Sovereign & Public Finance
LMI Renaissance	(4) (9)	First Lien Term Loan	S +5.50%	10.84%	7/18/2028	2737	2,740	2,740	0.5%
Total Sovereign & Public Finance							2,740	2,740	0.5%

Telecommunications
BCM One	(4) (9)	First Lien Term Loan	S +4.50%	9.94%	11/17/2027	2,144	2,144	2,144	0.4%
BCM One (Delayed Draw)	(4) (9)	First Lien Term Loan	S +4.50%	9.94%	11/17/2027	665	665	665	0.1%
Mobile Communications America Inc	(4) (9)	First Lien Term Loan	S +5.50%	10.84%	10/16/2029	7,241	7,185	7,185	1.4%
Mobile Communications America Inc (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.00%	10.84%	10/16/2029	3,865	357	357	0.1%
Total Telecommunications							10,351	10,351	2.0%

Transportation: Consumer
Alternative Logistics Technologies Buyer, LLC	(4) (7) (9)	First Lien Term Loan	S +5.50%	10.84%	2/14/2031	3,258	3,227	3,227	0.6%
Alternative Logistics Technologies Buyer, LLC (Delayed Draw)	(4) (6) (7) (9)	First Lien Term Loan	S +5.50%	10.84%	2/14/2031	933	(9)	(9)	—%
Total Transportation: Consumer							3,218	3,218	0.6%

Utilities: Electric
AWP Group Holdings, Inc.	(4) (9)	First Lien Term Loan	S +5.50%	10.93%	12/24/2029	13,515	13,533	13,533	2.6%
AWP Group Holdings, Inc. (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.50%	10.93%	12/24/2029	1,014	503	503	0.1%
DMC HoldCo LLC (DMC Power)	(4) (9)	First Lien Term Loan	S +5.75%	11.08%	7/13/2029	1,341	1,349	1,349	0.3%
DMC HoldCo LLC (DMC Power) (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.75%	11.08%	7/13/2029	450	3	3	—%
Kene Acquisition Inc	(4) (9)	First Lien Term Loan	S +5.25%	10.58%	2/7/2031	1,959	1,936	1,936	0.4%
Kene Acquisition Inc (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.25%	10.58%	2/7/2031	867	(10)	(10)	—%
Pinnacle Supply Partners, LLC	(4) (9)	First Lien Term Loan	S +6.25%	11.69%	4/3/2030	3,418	3,395	3,395	0.6%

Portfolio Company (1) (2)	Footnotes	Investment	Spread Above Reference Rate (3)	Interest Rate (3)	Maturity Date	Par Amount/Unit	Cost	Fair Value	% of Net Assets (5)
Pinnacle Supply Partners, LLC (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +6.25%	11.65%	4/3/2030	2,035	766	766	0.1%
Total utilities: Electric							21,475	21,475	4.1%

Utilities: Water
USA Water	(4) (9)	First Lien Term Loan	S +5.50%	10.08%	2/21/2031	2,113	2,098	2,098	0.4%
USA Water (Delayed Draw)	(4) (6) (9)	First Lien Term Loan	S +5.50%	10.08%	2/21/2031	815	(6)	(6)	—%
Total Utilities: Water							2,092	2,092	0.4%

Wholesale
Industrial Service Group (Delayed Draw)	(4) (9)	First Lien Term Loan	S +5.75%	11.09%	12/7/2028	10,797	10,689	10,689	2.0%
Industrial Service Group (Delayed Draw) (Incremental)	(4) (6) (9)	First Lien Term Loan	S +5.75%	11.09%	12/7/2028	3,241	3,057	3,057	0.6%
New Era Technology (Delayed Draw)	(4) (7) (9)	First Lien Term Loan	S +6.25%	11.73%	10/30/2026	6,382	6,265	6,265	1.2%
Total Wholesale							20,011	20,011	3.8%

Total Debt Investments							525,437	525,437	99.9%

Equity Investments
Healthcare & Pharmaceuticals
Health Management Associates	(4) (10) (11)	Class A Common Units	N/A	N/A	N/A	162,981	202	202	—%
Total Healthcare & Pharmaceuticals							202	202	—%

High Tech Industries
ITSavvy LLC	(4) (10) (11)	Class A Units	N/A	N/A	N/A	163	461	461	0.1%
Total High Tech Industries							461	461	0.1%

Total Equity Investments							663	663	0.1%

Total Investments							$526,100	$526,100	100.0%
__________________
(1)All investments are non-controlled/non-affiliated investments as defined by the 1940 Act. The 1940 Act classifies investments based on the level of control that the Company maintains in a particular portfolio company. As defined in the 1940 Act, a company is generally presumed to be “non-controlled” when the Company owns 25% or less of the portfolio company’s voting securities and “controlled” when the Company owns more than 25% of the portfolio company’s voting securities. The 1940 Act also classifies investments further based on the level of ownership that the Company maintains in a particular portfolio company. As defined in the 1940 Act, a company is generally deemed as “non-affiliated” when the Company owns less than 5% of a portfolio company’s voting securities and “affiliated” when the Company owns 5% or more of a portfolio company’s voting securities.
(2)The issuers of debt and equity held by the Company is domiciled in the United States unless otherwise noted.
(3)The majority of the investments bear interest at rates that may be determined by reference to Secured Overnight Financing Rate (“SOFR"”or “S”, which reset monthly or quarterly. For each such investment, the Company has provided the spread over SOFR and the current contractual interest rate in effect at July 19, 2024. As of July 19, 2024, effective rates for 1MS, 3M S, 6M S and 12M S are 5.35%, 5.28%, 5.13%, and 4.80%, respectively. Certain investments are subject to a SOFR floor. For fixed rate loans, a spread above a reference rate is not applicable.
(4)Investment valued using unobservable inputs (Level 3). See “Item 1(c). Description of Business - Determination of Net Asset Value” for more information.

(5)Percentage is based on net assets of $525,837 as of July 19, 2024.
(6)Position or portion thereof is an unfunded loan commitment, and no interest is being earned on the unfunded portion.
(7)Investment is a unitranche position.
(8)This portfolio company is not domiciled in the United States. Bakeovations Intermediate, LLC (d/b/a Commercial Bakeries) and Phaidon International are domiciled in Canada and United Kingdom, respectively. A portfolio company that is not domiciled in the United States is considered a non-qualifying asset under section 55(a) of the 1940 Act.
(9)Denotes that all or a portion of the assets are owned by SPV I (as defined in the Notes). SPV I has entered into a senior secured revolving credit facility (the “SPV I Financing Facility”) on July 19, 2024. The lenders of the SPV I Financing Facility have a first lien security interest in substantially all of the assets of SPV I. Accordingly, such assets are not available to creditors of the Company.
(10)Security acquired in transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and may be deemed to be a “restricted security” under the Securities Act. As of July 19, 2024, the Company held two restricted securities with an aggregate fair value of $663, or 0.1% of the Company’s net assets. The acquisition dates of all these securities was July 19, 2024.
(11)Equity investments are non-income producing securities unless otherwise noted.
We expect to enter into separate subscription agreements with one or more “accredited investors” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) providing for the private placement of Shares in reliance on exemptions from the registration requirements of the Securities Act and may enter into additional subscription agreements from time to time. Each investor will make a capital commitment to purchase Shares pursuant to a subscription agreement. See “Item 1(c). Description of Business - The Private Offering.”
The Adviser is a limited liability company organized under the laws of the state of Delaware, is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is an indirect subsidiary of Nuveen, LLC (“Nuveen”). Nuveen is the investment management arm of Teachers Insurance and Annuity Association of America, the ultimate parent of the Adviser (“TIAA”), a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and the companion organization of College Retirement Equities Fund, and one of the largest asset managers globally.
(b) [Reserved]
(c) Description of Business
The Company – Nuveen Churchill Private Credit Fund
Our investment objective is to provide investors with attractive risk-adjusted returns primarily through current income and, secondarily, long-term capital appreciation, by investing in a diversified portfolio of private debt and equity investments in U.S. middle market companies owned by leading private equity firms. We will primarily invest in first-lien senior secured debt and first-out positions in unitranche loans (collectively “Senior Loan Investments”), as well as junior debt investments, such as second-lien loans, unsecured debt, subordinated debt and last-out positions in unitranche loans (including fixed- and floating-rate instruments and instruments with payment-in-kind income (“PIK”)) (“Junior Capital Investments”). Senior Loan Investments and Junior Capital Investments may be originated alongside smaller related common equity positions to the same portfolio companies. Our portfolio also will include larger, stand-alone direct equity co-investments in private-equity backed companies that may or may not be originated alongside or separately from Senior Loan Investments and/or Junior Capital Investments to the applicable portfolio company (“Equity Co-Investments”). Subject to the pace and amount of investment activity in our middle market investment program, our portfolio also may be comprised of cash and cash equivalents, liquid fixed-income securities (including broadly syndicated loans) and other liquid credit instruments (“Liquid Investments”).
We will not limit ourselves to any particular industry or geographic area when investing in qualifying assets (as defined in Section 55(a) of the 1940 Act and discussed in “- Regulation as a Business Development Company” below), which we expect to constitute at least 70% of our total assets.
The Adviser – Churchill Asset Management LLC
The Adviser provides investment advisory and management services to us. The Adviser will: (i) identify, evaluate and negotiate the structure of investments (including performing due diligence on prospective portfolio companies); (ii) close and monitor investments; and (iii) determine the securities and other assets to be purchased, retained or sold.

In addition to serving as an investment adviser to the Company, Churchill manages other middle market investment strategies for affiliated entities such as TIAA, its ultimate parent company, as well as for third-party institutional investors, private funds, CLOs and separate accounts, Nuveen Churchill Direct Lending Corp. and Nuveen Churchill Private Capital Income Fund, each a BDC, and NC SLF Inc., a closed-end investment company registered under the 1940 Act.
Churchill managed (directly or as a sub-adviser) approximately $50 billion of committed capital across its integrated capital solutions platform as of January 1, 2024. Churchill managed a range of vehicles, including BDCs, a registered closed-end investment company, separate accounts, structured finance products, and private funds investing in private middle market leveraged loans, subordinated debt, equity related securities, private equity limited partner commitments, and related strategies. Of its approximately $50 billion of committed capital across the platform, Churchill manages approximately $12 billion in limited partner capital commitments to approximately 300 private equity funds on behalf of TIAA’s general account and third-party investors as one of the most active private equity fund investment programs focused on the core U.S. middle market. Churchill offers a full array of solutions across the capital structure, benefiting from the investment guidance of its principals who have a long history of disciplined investing in the middle market across various economic cycles. With over $30 billion of committed capital dedicated to middle market private credit as of January 1, 2024, we believe Churchill will provide us with the ability to invest in larger transactions while limiting concentration in our portfolio. While it is managed and operated independently of TIAA and Nuveen, Churchill benefits from the scale, capital and resources of its parent companies, which we believe gives it the unique perspective of an asset owner while it executes its investment management strategies in the middle market through its network of leading private equity relationships.
Portfolio Management
All investment decisions for the Company require the unanimous consent of the members of Churchill’s investment committee comprised of Kenneth Kencel, Jason Strife, Mathew Linett and Randy Schwimmer (the “Investment Committee”). The Investment Committee is also advised by the Senior Loan Investment Committee and the Private Equity & Junior Capital (“PEJC”) Investment Committee of Churchill, respectively. Other senior investment professionals supporting the portfolio management of the Company will be Christopher Cox, Kelli Marti, and Kevin Meyer. The Senior Loan Investment Committee is currently comprised of Kenneth Kencel, Randy Schwimmer, Shai Vichness, Christopher Cox, Mathew Linett, and Kevin Meyer. The PEJC Investment Committee is currently comprised of Kenneth Kencel, Jason Strife, Derek Fricke, Anne Philpott, and Nicholas Lawler. The Investment Committee will draw upon the experience of the investment team to source and evaluate investments. The Churchill management team has on average more than 25 years of industry experience and has focused expertise in originating, underwriting, and monitoring middle market investments. In addition, many of the members of the Churchill management team have held senior management and other positions at a number of leading middle market firms and have existing relationships with many of the active participants in the middle market. As a result, they expect that the Company will be well positioned to take advantage of the demand for capital in the middle market, particularly from private equity sponsored companies, a market segment where Churchill has years of investing experience.
Kenneth Kencel, President and Chief Executive Officer, Churchill
Kenneth Kencel serves as Chief Executive Officer, President and Chairman of the Board of Trustees of the Company (the “Board”) and has served as President and Chief Executive Officer of Churchill since 2015. Mr. Kencel has served as the Chief Executive Officer, President and Chairman of the Board of Nuveen Churchill Direct Lending Corp., a BDC, since December 2019, NC SLF Inc., a closed-end fund registered under the 1940 Act, since March 2021, and Nuveen Churchill Private Capital Income Fund, a BDC, since March 2022. Throughout his over 35-year career in the investment industry, Mr. Kencel has accrued a broad range of experience in leading private credit investment businesses.
Previously, Mr. Kencel served as a Managing Director of The Carlyle Group, and from May 2014 to April 2015, he also served as President and a Director of TCG BDC, Inc. (Carlyle’s publicly traded business development company). Previously, he founded and was President and CEO of Churchill Financial Group; and served as Head of Leveraged Finance for Royal Bank of Canada as well as Head of Indosuez Capital—a leading middle market merchant banking and asset management business in partnership with Credit Agricole Group. Mr. Kencel also helped to found the high yield finance business at Chase Securities (now JP Morgan Chase). He began his career in the Mergers & Acquisitions Group at Drexel Burnham Lambert.
Mr. Kencel serves on the Pension Investment Advisory Committee for the Archdiocese of New York, the Board of Trustees and Chairman of the Investment Committee of Canisius High School and the Advisory Board of Teach for America (Connecticut). Mr. Kencel is a guest lecturer at Boston University Questrom School of Business and a former member of the Board of Advisors and Adjunct Professor at the McDonough School of Business at Georgetown University. He earned his B.S. in Business Administration, magna cum laude, from Georgetown University and his J.D. from Northwestern University Pritzker School of Law.
Mathew Linett, Senior Managing Director, Head of Senior Lending, Churchill
Senior Managing Director Mathew Linett serves as Head of Senior Lending overseeing origination, capital markets, underwriting and portfolio management for Churchill’s Senior Loan Investment Team (the “Senior Loan Investment Team”). He brings nearly 30 years of leveraged finance experience with a strong emphasis on the middle market. He has invested at all levels of the capital structure including senior secured loans, public and private mezzanine debt, as well as private equity co-investments. In addition, he has significant distressed debt experience both as an investor in the secondary market as well as through direct workouts of middle market loans. Previously, he was a Credit Portfolio Manager at Loeb King Capital and Havens Advisors, a Senior Vice President at Jefferies & Co., as well as a Vice President at Indosuez Capital – a middle market merchant banking and asset management business. Mr. Linett and Mr. Kencel worked closely together at Indosuez Capital.
Mr. Linett graduated cum laude from the University of Pennsylvania’s dual degree program with a B.S. in economics from the Wharton School and a B.A. (honors) in international relations from the College of Arts and Sciences.
Randy Schwimmer, Senior Managing Director, Vice Chairman, Churchill
Senior Managing Director Durant D. (“Randy”) Schwimmer is Vice Chairman of Churchill. Mr. Schwimmer oversees the Investor Solutions Group and focusing on managing and growing the firm’s relationships with leading global institutional investors, family offices and private wealth platforms. Previously, he served as Co-Head of Senior Lending, overseeing senior lending origination and capital markets for Churchill. He has broad experience in middle market finance and is widely credited with developing loan syndications for middle market companies. Mr. Schwimmer brings 30 years of experience in middle market finance to Churchill, having served as a Senior Managing Director and Head of Capital Markets & Indirect Origination at Churchill Financial. In those positions, he took responsibility for all loan capital markets activities and for managing the firm’s indirect origination platform. Before then, Mr. Schwimmer worked as Managing Director and Head of Leveraged Finance Syndication for BNP Paribas. He spent 15 years at JP Morgan Chase in Corporate Banking and Loan Syndications, where he originated, structured, and syndicated leveraged loans. Mr. Schwimmer graduated from Trinity College with a cum laude B.A. He earned his M.A. from the University of Chicago.
Jason Strife, Senior Managing Director, Head of Junior Capital & Private Equity Solutions, Churchill
Senior Managing Director Jason Strife serves as Head of Private Equity & Junior Capital at Churchill. Jason Strife is responsible for sourcing, executing, portfolio construction and monitoring Churchill’s middle market private equity and junior capital investment efforts, including fund commitments, equity co-investments and junior debt investments. Prior to joining Nuveen, Mr. Strife was a Principal at Bison Capital, a Los Angeles-based private equity firm focused on structured junior capital investments in lower middle market companies. Prior to Bison Capital, Mr. Strife was an investment professional at Weston Presidio, a Boston and San Francisco-based middle market private equity firm focused on growth capital and leveraged buyout investing. Prior to Weston Presidio, Mr. Strife worked in the Mergers and Acquisitions group of Wachovia Securities, executing primarily sell side transactions on behalf of private equity clients.
Mr. Strife graduated with a Master’s degree in Accounting and a Bachelor’s degree in Analytical Finance from Wake Forest University.

Other Senior Investment Professionals:
Christopher Cox, Senior Managing Director, Chief Risk Officer, Churchill
Christopher Cox serves as Chief Risk Officer of Churchill. Previously, he was a principal of Carlyle Secured Lending, Inc., formerly known as TCG BDC, Inc. and Carlyle GMS Finance (Carlyle’s publicly traded BDC) and was a managing director and Chief Risk Officer for Churchill Financial, which he joined in 2006. In this role, he was responsible for overseeing the company’s risk management infrastructure, including all risk management process and policies. Prior to this, Mr. Cox was a senior vice president at GE Commercial Finance (a division of GE Capital) from 1997 to 2006, where he held various risk management roles within the corporate lending group, focusing on middle market transactions. Mr. Cox also worked at Gibbs & Cox, Inc. in New York, NY. Mr. Cox received his B.S. in civil engineering from Tufts University and his MBA from Fordham University.
Kelli Marti, Senior Managing Director, Head of CLO Management, Churchill
Kelli Marti serves as Churchill’s Head of CLO Management and is responsible for the management and growth of Churchill’s middle market CLO platform, including day-to-day vehicle oversight, assisting in the sourcing of assets and trading strategy development, as well as participating in fundraising initiatives. Before joining Churchill, Ms. Marti spent eighteen years at Crestline Denali Capital, a CLO asset manager. Most recently, Ms. Marti served as Crestline Denali’s Managing Director and Chief Credit Officer where she was responsible for overseeing the firm’s entire credit function including new business underwriting and portfolio management. Ms. Marti also served on the firm’s Investment Committee. Prior to joining Crestline Denali, Ms. Marti was a Vice President at Heller Financial where she was responsible for underwriting and managing middle market loans. Prior to joining Heller, she was an Assistant Vice President at First Source Financial where she underwrote direct middle market transactions on behalf of the firm’s CLO portfolio. She began her career as an auditor at KPMG in Chicago.
Ms. Marti graduated magna cum laude with a B.S. in Accounting from the University of Notre Dame and received her MBA with high honors from the Kellogg School of Management at Northwestern University. Ms. Marti previously earned her CPA certification.
Kevin Meyer, Managing Director, Head of Origination, Churchill
Kevin Meyer serves as Churchill’s Head of Origination with over twelve years of experience in middle market leveraged finance. Previously, he was an Assistant Vice President and Underwriter at GE Capital, a financial services institution that is focused on making direct senior, middle market loans. Prior to GE Capital, Kevin worked in sports marketing and event management at FIFA. Kevin graduated from Fordham with a B.A. in finance and minor concentration in economics. He received his MBA with specializations in finance and international business from Fairfield University’s Dolan School of Business.
PEJC Investment Team Senior Investment Professionals
Derek Fricke, Managing Director, Junior Capital & Private Equity Solutions, Churchill
Derek Fricke serves as Managing Director on the Private Equity & Junior Capital Investment Team where he is actively involved in sourcing and executing investments in junior capital and equity co-investments, as well as investments in private equity funds. Mr. Fricke initially joined the team in 2013, when the group was operating as part of Churchill’s parent company, TIAA, and subsequently Nuveen. Prior to joining the organization, he spent several years as an investment team member at Chrysalis Ventures, a $400 million venture capital firm investing in early stage healthcare services, business services, and technology companies. Previously, Mr. Fricke was an active mezzanine capital and equity investor in middle market media and technology companies as an investment team member at BIA Digital Partners. Mr. Fricke began his career in investment banking in Atlanta, GA with SunTrust Robinson Humphrey. Mr. Fricke is a graduate of the University of North Carolina at Chapel Hill, where he earned a BS degree in Business Administration from the Kenan-Flagler School of Business.

Anne Philpott, Managing Director, Junior Capital & Private Equity Solutions, Churchill
Anne Philpott is a Managing Director on the PEJC Investment Team for Churchill. Her responsibilities include origination and portfolio management activities for private equity funds, mezzanine capital and direct equity co-investments. Previously, Ms. Philpott was a Senior Director on the PEJC Investment Team at Nuveen. She joined TIAA in 2005 and began her career as an Associate in the Private Placements group. As part of the Private Placements group, she acted as a lead originator and portfolio manager for a variety of domestic and international high grade corporate debt investments. Ms. Philpott holds a B.S. in Economics from the University of Pennsylvania. She is a CFA charter holder and a member of the CFA Institute.
Nicholas Lawler, Managing Director, Head of Secondaries on the Private Equity and Junior Capital Investment Team, Churchill
Nicholas Lawler is a Managing Director on the PEJC Investment Team at Churchill. His responsibilities include oversight of origination, underwriting and portfolio management activities for secondary investments. Prior to joining Churchill in 2022, Mr. Lawler spent 10 years at 50 South Capital Advisors, LLC, the alternative investment arm of Northern Trust Corporation, where he was a Senior Vice President and helped build and lead the firm’s secondaries business. Mr. Lawler also served on 50 South Capital’s Diversity, Equity, and Inclusion Committee. Before joining 50 South Capital, he was a member of Northern Trust’s Global Opportunities in Leadership Development program on the Investments Track – Northern’s functional and management training program. Nick joined Northern Trust in 2008 and began his career in Wealth Management. Mr. Lawler holds a B.A. in political science and minor in history from Boston College.
Advisory Agreement
The description below of the investment advisory agreement (the “Advisory Agreement”) is a summary of the material terms of the Advisory Agreement. Investors are encouraged to review the full Advisory Agreement attached as an exhibit to this Registration Statement.
Compensation of the Adviser
Pursuant to the Advisory Agreement, we will pay a base management fee and incentive fees to the Adviser, as described below.
Base Management Fee
Under the Advisory Agreement, the Company will pay a management fee to the Adviser that will be payable quarterly in arrears. Prior to any listing of shares on a national securities exchange (the “Exchange Listing”) or any other public trading market (together with the Exchange Listing, a “Public Listing”), the management fee will be calculated at an annual rate of 0.75% of average total assets, excluding cash and cash equivalents and undrawn capital commitments and including assets financed using leverage (“Average Total Assets”), at the end of the two most recently completed calendar quarters. Beginning with the first full calendar quarter following a Public Listing, the management fee will be calculated at an annual rate of 1.00% of Average Total Assets. For purposes of this calculation, cash and cash equivalents include any temporary investments in cash-equivalents, U.S. government securities and other high quality investment grade debt investments that mature in 12 months or less from the date of investment.
Incentive Fee
We will pay an incentive fee to the Adviser that will consist of two parts. The incentive fees will be based on our income and our capital gains, each as described below.
Incentive Fee on Income
The incentive fee on income will be based on our Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of, our net assets at the end of the immediately preceding quarter from interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement (as defined below), and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee).
Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount (“OID”), debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of our net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.50% per quarter (6% annualized).
We will pay the Adviser an incentive fee quarterly in arrears with respect to our Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:
•no incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which our Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50% per quarter (6% annualized);
•100% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.76% (7.06% annualized). We refer to this portion of our Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.76%) as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 15% of our Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.76% in any calendar quarter; and
•15% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.76% (7.06% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 15% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.
Pre-Incentive Fee Net Investment Income
(expressed as a percentage of the value of net assets per quarter)
These calculations will be adjusted for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase of the amount of incentive fees payable to the Adviser with respect to Pre-Incentive Fee Net Investment Income Returns. Because of the structure of the incentive fee, it is possible that we may pay an incentive fee in a calendar quarter in which we incur an overall loss taking into account capital account losses. For example, if we receive Pre-Incentive Fee Net Investment Income Returns in excess of the quarterly hurdle rate, we will pay the applicable incentive fee even if we have incurred a loss in that calendar quarter due to realized and unrealized capital losses.

Examples of Calculation of the Incentive Fee on Income Based on Income Assumptions
Examples of how the incentive fee on income would be calculated:
• Assuming Pre-Incentive Fee Net Investment Income Returns of 0.55%, there would be no income-based incentive fee because such income would not exceed the hurdle rate of 1.50%.
•Assuming Pre-Incentive Fee Net Investment Income Returns of 1.70%, the income-based incentive fee would be as follows:
= 100% × (1.70% - 1.50%)
= 0.20%
•Assuming Pre-Incentive Fee Net Investment Income Returns of 2.00%, the income-based incentive fee would be as follows:
= (100% × (“catch-up”: 1.76% - 1.50%)) + (15.0% × (2.00% - 1.76%))
= (100% × 0.26%) + (15.0% × 0.24%)
= 0.26% + 0.036%
= 0.296%
Incentive Fee on Capital Gains
The portion of the incentive fee based on capital gains will be determined and payable in arrears as of each of each fiscal year (or upon termination of the Advisory Agreement, as of the termination date). The amount payable will equal:
•15% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.
Each year, the fee paid for the capital gains incentive fee will be net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. We will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser if we were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to the Advisory Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.
The fees that are payable under the Advisory Agreement for any partial period will be appropriately prorated.
Expenses
The Adviser and its affiliates are responsible for bearing the compensation and routine overhead expenses allocable to personnel providing investment advisory and management services to us. We bear all other out-of-pocket costs and expenses of its operations and transactions, including those costs and expenses incidental to the provision of investment advisory and management services to us (such as items in the third and fourth bullets listed below).
•our organizational costs;
•calculating net asset value (including the cost and expenses of any independent valuation firm);
•expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of the investment teams or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing our rights;
•fees and expenses incurred by the Adviser (and its affiliates) or the Administrator (or its affiliates) payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for us and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring investments and portfolio companies on an ongoing basis;
•any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Company, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on our borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for our account and in making, carrying, funding and/or otherwise resolving investment guarantees);
•offerings, sales, and repurchases of our Shares and other securities;
•fees and expenses payable under any underwriting, dealer manager or placement agent agreements, if any;
•investment advisory fees payable under the Advisory Agreement;
•administration fees and expenses, if any, payable under the Administration Agreement (including payments under the Administration Agreement between us and the Administrator, based upon our allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of our chief financial officer and chief compliance officer, and their respective staffs);
•any applicable administrative agent fees or loan arranging fees incurred with respect to our portfolio investments by the Adviser, the Administrator or an affiliate thereof;
•any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for our benefit (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);
•costs incurred in connection with investor relations, board of trustees relations, and with preparing for and effectuating a listing of the Shares on any securities exchange;
•transfer agent, dividend agent and custodial fees and expenses;
•federal and state registration fees;
•all costs of registration and listing our Shares on any securities exchange;
•federal, state and local taxes;
•independent trustees’ fees and expenses, including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees;
•costs of preparing and filing reports or other documents required by the SEC or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to our activities and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to us and its activities;

•costs of any reports, proxy statements or other notices to shareholders, including printing costs;
•fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums;
•direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;
•proxy voting expenses;
•all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by our Board to or on account of holders of our securities, including in connection with any distribution reinvestment plan or direct stock purchase plan;
•costs incurred in connection with the formation or maintenance of entities or vehicles to hold our assets for tax or other purposes;
•the allocated costs incurred by the Adviser and/or the Administrator in providing managerial assistance to those portfolio companies that request it;
•allocable fees and expenses associated with marketing efforts on our behalf;
•all fees, costs and expenses of any litigation involving us or our portfolio companies and the amount of any judgments or settlements paid in connection therewith, trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to our affairs;
•fees, costs and expenses of winding up and liquidating our assets; and
•all other expenses incurred by us, the Adviser or the Administrator in connection with administering our business.
Duration and Termination
Our Board approved the Advisory Agreement on July 18, 2024, as described further below under “Board Approval of the Advisory Agreement.” Unless earlier terminated as described below, the Advisory Agreement will remain in effect for two years from July 23, 2024, its effective date, and thereafter from year-to-year if approved annually by a majority of our Board or by the holders of a majority of our outstanding voting securities and, in each case, a majority of the independent trustees.
The Advisory Agreement will automatically terminate within the meaning of the 1940 Act and related SEC guidance and interpretations in the event of its assignment. In accordance with the 1940 Act, without payment of penalty, we may terminate the Advisory Agreement with the Adviser upon 60 days’ written notice. The decision to terminate the agreement may be made by a majority of our Board or our shareholders holding a Majority of the Outstanding Shares. “Majority of the Outstanding Shares” means the lesser of (1) 67% or more of the outstanding common shares present at a meeting, if the holders of more than 50% of the outstanding common shares are present or represented by proxy or (2) a majority of outstanding common shares. In addition, without payment of penalty, the Adviser may generally terminate the Advisory Agreement upon 60 days’ written notice.
See “Risk Factors - Risks Relating to Our Business and Structure - We will depend upon the senior management of Churchill for our success, and upon the strong referral relationships of the investment professionals of Churchill, Nuveen and their affiliates with financial institutions” and “- The Adviser will be able to resign on 60 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.”

Indemnification
The Advisory Agreement provides that the Company will indemnify the Adviser and its affiliates (each, an “Adviser Indemnitee”) against any liabilities relating to the offering of its Shares or its business, operation, administration or termination, if the Adviser Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the Company’s interest and except to the extent arising out of the Adviser Indemnitee’s gross negligence, fraud or knowing and willful misconduct. The Company may pay the expenses incurred by the Adviser Indemnitee in defending an actual or threatened civil or criminal action in advance of the final disposition of such action, provided the Adviser Indemnitee agrees to repay those expenses if found by adjudication not to be entitled to indemnification.
Board Approval of the Advisory Agreement
Our Board, including all of our trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of us (the “independent trustees”), approved the Advisory Agreement at a meeting held on July 18, 2024. In reaching a decision to approve the Advisory Agreement, the Board reviewed a significant amount of information and considered, among other things:
•the nature, quality and extent of the advisory and other services to be provided to the Company by the Adviser;
•the investment performance of individuals affiliated with the Company and the Adviser;
•comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives;
•the Company’s projected operating expenses and expense ratio compared to BDCs with similar investment objectives;
•any existing and potential sources of indirect income to the Adviser from its relationships with the Company and the profitability of those relationships;
•information about the services to be performed and the personnel who would be performing such services under the Advisory Agreement;
•the organizational capability and financial condition of the Adviser and its affiliates; and
•the possibility of obtaining similar services from other third-party service providers or through an internally managed structure.
Based on the information reviewed and the discussion thereof, the Board, including all of the independent trustees, concluded that the investment advisory fee rates are reasonable in relation to the services to be provided and approved the Advisory Agreement as being in the best interests of our shareholders. The Board oversees and monitors the investment performance of the Adviser.
Administration Agreement
The descriptions below are only a summary containing the material terms of the Administration Agreement and the Sub-Administration Agreement. Investors are encouraged to review the full Administration Agreement and the Sub-Administration Agreement attached as exhibits to this Registration Statement.
Pursuant to an administration agreement (the “Administration Agreement”), the Administrator will furnish the Company with office facilities and equipment and provide clerical, bookkeeping and record keeping and other administrative services at such facilities. The Administrator will perform, or oversee the performance of, our required administrative services, which include, among other things, assisting the Company with the preparation of the financial records that the Company is required to maintain and with the preparation of reports to shareholders and reports filed with the SEC. The Administrator will also assist the Company in determining and publishing our net asset value, oversee the preparation and filing of tax returns, print and disseminate reports to shareholders and generally oversee the payment of expenses and the performance of administrative and professional services rendered to the Company by others. At the request of the Adviser, the Administrator will also provide managerial assistance on the Company’s behalf to those portfolio companies that have accepted the Company’s offer to provide such assistance.
We will reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations under the Administration Agreement. Such reimbursement will include the Company’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to: (i) the Company’s chief financial officer and chief compliance officer and their respective staff; and (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Company. There is no limit or cap on the administrative fees that will be payable by the Company under the Administration Agreement. In addition, pursuant to the terms of the Administration Agreement, the Administrator may delegate its obligations under the Administration Agreement to an affiliate or to a third party and we will reimburse the Administrator for any services performed for us by such affiliate or third party.
On July 18, 2024, the Board, including all of the independent trustees, approved the Administration Agreement. Unless terminated earlier as described below, the Administration Agreement will continue in effect for a period of two years from July 23, 2024, its effective date. Thereafter, the Administration Agreement will continue automatically for successive annual periods provided that such continuance is specifically approved at least annually by (i) (A) the affirmative vote of a majority of our Board or (B) the affirmative vote of a majority of our outstanding voting securities, and (ii) the affirmative vote of a majority of our independent trustees. In connection with such approval, the Board reviewed the compensation we pay to the Administrator to determine that the provisions of the Administration Agreement are carried out satisfactorily and to determine, among other things, whether the expenses payable under the Administration Agreement are reasonable in light of the services provided. The Board also reviewed the methodology employed in determining how the expenses are allocated to us and the proposed allocation of administrative expenses among us and our affiliates. The Board then assessed the reasonableness of such reimbursements for expenses allocated to us based on the breadth, depth and quality of such services. The Board also considered the possibility of obtaining such services from a different third-party and whether any other third-party service provider would be capable of providing all such services at comparable cost and quality. Finally, the Board compared the total amount that will paid to the Administrator for such services as a percentage of our net assets to the same ratio as reported by other comparable BDCs.
Fees and Expenses
The table below provides information about the Company’s estimated annual operating expenses during the following twelve months, expressed as a percentage of average net assets attributable to our Shares. The percentages indicated in the table below are estimates and may vary.

Management Fee (1)	2.15%
Incentive Fees (2)	—%
Interest Payments on Borrowed Funds (3)	15.15%
Other Expenses (4)	0.97%
Acquired Fund Fees and Expenses	—%
Total Annual Expenses	18.27%
__________________
(1)The management fee will be 0.75% of our average total assets (excluding cash and cash equivalents and undrawn capital commitments but including assets financed using leverage) (“Average Total Assets”). See “Item 1(c). Description of Business—Advisory Agreement; Administration Agreement.” The management fee reflected in the table is calculated by determining the ratio that the management fee bears to our net assets attributable to Shares (rather than our total assets). The estimate of our management fee referenced in the table assumes we have Average Total Assets of approximately $655 million during the following twelve months.
(2)An incentive fee will be payable to the Adviser, consisting of two parts that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee will be based on income and a portion will be based on our capital gains. As we cannot predict whether we will meet the necessary performance targets, we have assumed no incentive fee for this table. Once fully invested, we expect the incentive fees we pay to increase to the extent we earn greater income or generate capital gains through our investments in portfolio companies. If we achieved an annualized total return of 6% for each quarter made up entirely of net investment income, no incentive fees would be payable to the Adviser because the hurdle rate was not exceeded. If instead we achieved a total return of 6% in a calendar year made up of entirely realized capital gains net of all realized capital losses and unrealized capital depreciation, an incentive fee equal to 0.90% of our net assets would be payable. See “Item 1(c). Description of Business - Advisory Agreement.” for more detailed information about the incentive fee that will be payable to the Adviser under the Advisory Agreement.
(3)We may borrow funds to make investments. To the extent that we determine it is appropriate to borrow funds to make investments, the costs associated with such borrowing will be indirectly borne by our shareholders. The figure in the table assumes we borrow for investment purposes an amount equal to 186% of our average net assets (including such borrowed funds) during the following twelve months and that the annual interest rate on the amount borrowed is Secured Overnight Financing Rate (“SOFR”)+2.40%. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so.
(4)“Other expenses” include accounting, legal and auditing fees, reimbursement of expenses to our Administrator, organization and offering expenses and fees payable to our independent trustees, as discussed in “Item 2. Financial Information – Discussion of the Company’s Expected Operating Plan.” The amount presented in the table estimates the amounts we expect to pay during the following twelve months.
Example: The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our Shares. In calculating the following expense amounts, we have assumed that (1) that our annual operating expenses and offering expenses remain at the levels set forth in the table above, except to reduce annual expenses upon completion of organization and offering expenses, (2) that the annual return before fees and expenses is 5.0%, and (3) that the net return after payment of fees and expenses is distributed to shareholders and reinvested at NAV.

Return Assumption	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return from net investment income:	$183	$475	$689	$1,010
Total expenses assuming a 5.0% annual return solely from net realized capital gains:	$190	$498	$730	$1,104
Employees
We do not have any employees and do not expect to have any employees. We depend on the investment expertise, skill and network of business contacts of the senior investment professionals of Churchill, who source, evaluate, negotiate, structure, execute, monitor and service our investments in accordance with the terms of the Advisory Agreement.
Investment Strategy
Our investment objective will be to provide investors with attractive risk-adjusted returns primarily through current income and, secondarily, long-term capital appreciation, by investing in a diversified portfolio of private debt and equity investments in U.S. middle market companies owned by leading private equity firms.
We will primarily invest in Senior Loan Investments, as well as Junior Capital Investments. Senior Loan Investments and Junior Capital Investments may be originated alongside smaller related common equity positions to the same portfolio companies. Our portfolio also will include larger, stand-alone direct Equity Co-Investments that may or may not be originated alongside or separately from Senior Loan Investments and/or Junior Capital Investments to the applicable portfolio company.
Senior Loan Investments typically pay interest at rates that are determined periodically on the basis of a floating base lending rate, such as SOFR, plus a premium. “Unitranche” loans are those Senior Loan Investments that typically have a first-lien on all assets of the borrower but provide leverage levels comparable to a combination of first-lien and second-lien or subordinated loans. We also will make direct investments in second-lien loans, unsecured debt, subordinated debt, last-out positions in unitranche loans and smaller equity strips originated alongside debt investments. Junior Capital Investments will include cash paying subordinated debt (including fixed-rate subordinated loans, which may have a portion of PIK income, and floating-rate second-lien term loans), subordinated PIK notes (with no current cash payments) and/or equity securities (with no current cash payments). Senior Loan Investments and Junior Capital Investments may be originated alongside smaller related common equity positions to the same Portfolio Companies. Our portfolio also will include larger, stand-alone direct Equity

Co-Investments in private-equity backed companies that may or may not be originated alongside or separately from Senior Loan Investments and/or Junior Capital Investments. Subject to the pace and amount of investment activity in our middle market investment program, a portion of our portfolio may be comprised of cash and cash equivalents, liquid fixed-income securities (including broadly syndicated loans) and other liquid credit instruments (“Liquid Investments”). The percentage of our portfolio allocated to the Liquid Investment strategy will be at the discretion of the Adviser and subject to the Private Credit Policy (as described below).
Under normal circumstances, we will invest at least 80% of our total assets (which include net assets plus borrowings for investment purposes) in private credit instruments, which may include loans, notes, bonds and other corporate debt securities issued by corporate issuers (the “Private Credit Policy”). If we change our Private Credit Policy, we will provide shareholders with at least 60 days’ notice of such change.
The Company seeks to partner with strong management teams executing long-term growth strategies. Target portfolio companies in Senior Loan Investments and Junior Capital Investments will typically exhibit some or all of the following characteristics:
•earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”) of $10 million - $250 million, with a focus on EBITDA of $10 million - $100 million;
•sustainable leading positions in their respective markets;
•scalable revenues and operating cash flow;
•experienced management teams with successful track records and the ability to successfully operate in a leveraged environment and to adapt to challenging economic or business conditions;
•strong recurring revenue or “re-occurring” revenue, with good visibility of backlog and revenue;
•stable, predictable cash flows with low technology and market risks;
•diversified product offering and customer base;
•low capital expenditure requirements;
•a North American base of operations with a significant U.S. presence;
•strong customer relationships;
•products, services or distribution channels having distinctive competitive advantages; and
•products or services targeting a market subset that require providers with specialized expertise.
While the Adviser believes that the criteria listed above are important in identifying and investing in prospective Portfolio Companies, not all of these criteria necessarily will be met by each prospective portfolio company.
Overview of Market Opportunity
We believe that the private U.S. middle market is an attractive target market in terms of its size, investment opportunities and the trends supporting private equity ownership and direct lending investment within the space based on the following factors:
Large, Resilient and Attractive Addressable Market
The U.S. middle market is comprised of nearly 200,000 companies and serves as the primary source of deal flow for private credit providers.1 These middle market businesses collectively generate annual revenues in excess of $6 trillion, which represents approximately one-third of private sector gross domestic product (GDP)4 in the United States. I
1 Source: National Center for the Middle Market’s Year End 2023 Middle Market Indicator Report, available at www.middlemarketcenter.org; the term “middle market” is based on the definition by National Center for the Middle Market.

f it were a standalone economy, the U.S. middle market would be the third largest economy in the world based on GDP.4 Within the middle market sector, we focus on the segment that includes companies with $10 million to $100 million of EBITDA because we believe these middle market companies generally are well-positioned to withstand economic downturns due to resilient revenue streams, access to supportive capital, and multiple value creation opportunities to enhance business models and professionalize operations to drive higher growth rates. We believe this market segment has historically been underserved by traditional and other financial institutions, creating an attractive and compelling investment opportunity for direct lenders like us. Less than 5% of the approximately 200,000 U.S. middle market companies have private equity backing, implying opportunity for further investment by private equity funds and debt financing by private credit providers that we believe may benefit us.2
Robust, Growing Demand for Private Credit
We believe the demand for private credit in the U.S. middle market meaningfully outpaces supply. As of December 31, 2023, U.S. private equity firms had approximately $1 trillion in uninvested private equity capital available for investment, or dry powder.3 Private equity firms are expected to be highly motivated to deploy this uninvested capital before the end of their investment periods, typically three to five years. Assuming a capitalization of 50% equity in a typical leveraged buyout transaction, this equates to approximately $1 trillion in new financing demand over the next several years as this private equity capital is deployed. This demand meaningfully outpaces the over $360 billion of uninvested U.S. middle market private debt capital as of December 31, 2023, representing an approximately $640 billion dry powder gap for private debt capital.4 In other words, the current amount of private equity dry powder is over five times the current amount of private debt dry powder. We believe U.S. middle market companies will continue to need debt financing for potential acquisitions by private equity firms, supporting organic growth and refinancing of existing debt obligations.
In addition, we anticipate that there is a significant need for refinancing of existing loans made to middle market companies. Over $630 billion middle market loans are expected to mature between 2024 and 2029,5 which should provide a steady flow of attractive opportunities for well-positioned lenders with deep and long-standing sponsor and market relationships. Combined with what we believe is the middle market loan demand based on current private equity dry powder, this equates to a total estimated financing need of over $1.6 trillion over the next five years. We expect that these factors should result in a very favorable environment for lenders with a steady source of capital, differentiated sourcing capabilities and an experienced investment team that can appropriately assess the opportunity set.
Multiple Benefits to Investing in Middle Market Senior Secured Loans
We believe middle market senior secured loans are attractive investments when compared to similar fixed-income investments in the public credit markets, because such investments typically are issued pursuant to direct negotiation between a portfolio company and a small group of institutional investors and are not widely traded in the public credit markets. As a result, we believe that middle market senior secured loans can potentially enhance overall portfolio yield through attractive risk-adjusted returns that are driven by favorable structuring advantages that can, in turn, create the potential for lower loss rates and higher interest rate margins when compared to public credit market alternatives. At the same time, we believe that these returns may be less likely to be negatively impacted by the volatility in the public trading markets. Given the more limited sources of financing and increased complexity required to underwrite private middle market loans, middle market companies typically pay higher interest rates relative to large corporate borrowers of similar credit quality. From a structure perspective, middle market companies are typically less levered, have larger sponsor equity contributions, and are often subject to maintenance and financial covenants, which affords lenders better protections in the event of credit deterioration. Additionally, middle market lenders have greater access to company information and often perform due diligence
2 Source: Rothschild & Co, Why the US Middle Market is Attractive for Private Equity Investors (Sept. 20, 2022), available at www.rothschildandco.com/en/newsroom/insights/2022/09/en-wm-why-the-us-middle-market-is-attractive-for-private-equity-investors.
3 Source: Uninvested Private Equity Capital from Pitchbook PE VC Fundraising Mid-Year, data as of Q4 2022, available at www.pitchbook.com.
4 Source: Preqin, Note: North American Data Only, available at www.preqin.com.
5 Source: Uninvested Private Equity Capital from Pitchbook PE VC Fundraising Mid-Year (Paid Subscription), data as of 1Q 2024; Total Middle Market Maturities from LSEG LPC (Paid Subscription), as of 1Q 2024.

alongside the acquiring private equity sponsor, receiving detailed company reports, third-party industry reports, and quality of earnings analyses.
We believe that opportunities associated with senior secured loan investments in middle market companies are also attractive because of the defensive nature of these types of investments, which are senior on a lien basis to other liabilities within the capital structure (i.e., senior secured debt has payment priority ahead of junior debt and equity holders). Moreover, senior secured loans are particularly attractive in the current rising rate environment given they are typically issued with floating interest rate structures, which are generally less susceptible to declines in value in an elevated interest rate environment compared to fixed-rate securities.
Decline in Traditional Bank Lending Drives More Opportunities for Non-Bank Lenders
The middle market was historically a sector of the U.S. economy served by commercial banks and other traditional lenders. However, since the Global Financial Crisis of 2008-2009, we believe that increased capital requirements and regulatory burdens have reduced the capacity of traditional regulated financial institutions and constrained their ability to serve private middle market companies. As a result, many commercial banks and other traditional lenders have shifted their focus more towards broadly syndicated and liquid deals, while also providing fee-based services that require less capital, creating significant opportunities for non-bank, private credit providers. In addition, the recent volatility in the traditional banking sector, particularly within the smaller regional and niche lending institutions, has, in turn, created more volatility in the broadly syndicated and public markets, driving larger borrowers to turn to the private lending markets that remain open and supportive. For the full year of 2023, the share of middle market leveraged buyout volume by direct lending providers was 80%, compared to 80% in the full year of 2022, 75% in the full year of 2021 and 66% in the full year of 2020.6 We believe private direct lending platforms will continue to expand their share of the lending market, while benefiting from the influx of larger more established borrowers that would have otherwise accessed the syndicated and public credit markets.
Evolving Dynamics of Sponsor Financing
Private equity sponsors and their portfolio companies are increasingly interested in working directly with private credit managers as they realize the benefits over accessing capital through more traditional public debt markets. These benefits include greater customization, longer maturity profiles, speed and flexibility in transaction execution and confidentiality. Through our experience and understanding of the market, private equity sponsors are increasingly seeking to partner with lenders of scale that have balance sheet strength, strong transaction execution and longstanding reputations, and who can lead or be meaningful participants in the loans to their portfolio companies. In addition, private equity sponsors are leaning toward lenders with significant capacity and ample dry powder to support incremental financing needs to pursue mergers and acquisitions activity and drive growth. This has resulted in a consolidation of preferred lender groups where first calls and early access are critical to accessing high quality deal flow. We believe we are well-positioned given Churchill’s strong sourcing capabilities, conservative focus and ability to act as an arranger with a larger hold position in middle market deals.
Potential Competitive Strengths
We believe that our competitive advantages will stem from long-standing market presence, significant lending capacity, scale to support attractive investments, strong relationships with private equity firms, differentiated sourcing capabilities, and ability to compete on factors other than pricing. Further, we believe that Churchill has built a reputation of professionalism and collaboration that positions us to be a preferred capital provider to support the needs of private equity sponsors. We believe Churchill has the scale, platform, and unique capabilities to effectively manage our U.S. private credit investment strategy, offering investors the following competitive advantages:
Scaled Platform with Extensive Private Credit Expertise
Since 2006, Churchill’s senior leadership team has worked together to establish a cycle-tested track record in direct lending and private capital investments, and today, we believe that Churchill is one of the largest managers of
6 Source: LSEG LPC (Paid Subscription), U.S. Sponsored Middle Market Private Deals Analysis as of Q4 2023.

private capital investments. The Churchill team has deep middle market investment expertise, providing customized financing solutions to private equity-backed middle market companies across the capital structure, including senior loans, junior capital, equity co-investments and similar equity-related securities. Overseeing approximately $50 billion in committed capital as of January 1, 2024 and deploying over $10 billion in the year ended December 31, 2023 across its multiple investment strategies, Churchill is one of the most active direct lenders in the U.S. middle market. With over 150 dedicated professionals in New York, Charlotte, Chicago, Los Angeles and Dallas, Churchill operates a fully integrated investment platform with advanced infrastructure, risk management, investor relations, finance, operations, and legal support functions. The scale of Churchill's platform provides us with the ability to invest in larger transactions with limited concentration in our portfolio. We believe that the breadth and depth of Churchill’s expertise, coupled with its long history of disciplined investment across industries and various economic cycles, provides differentiated strengths when sourcing and evaluating large and complex investment opportunities.
Unique Benefits from Alignment with Nuveen and TIAA
Churchill benefits substantially from the scale and resources of its parent company, Nuveen, and Nuveen’s ultimate parent company, TIAA. Nuveen, as the investment management division of TIAA, is one of the world’s largest asset managers with $1.2 trillion assets under management as of December 31, 2023, of which approximately $114 billion is invested in private capital. TIAA, a leading provider of secure retirement and outcome-focused investment solutions to millions of people and thousands of institutions, is the third largest private debt investor in the world. Together, TIAA and Nuveen have been investors in the private debt and equity markets for over 50 years.
Leveraging the scale, capital and resources of Nuveen’s platform, Churchill is able to focus on its middle market investment expertise. Specifically, Nuveen’s distribution capabilities from its U.S. wealth coverage team enable Churchill to prioritize originating, underwriting and managing its high quality, diversified portfolios while relying on Nuveen’s retail and wealth distribution platform.
TIAA is an important part of Churchill’s committed capital base, as Churchill manages TIAA’s general account allocation to U.S. middle market private capital side-by-side with Churchill’s third-party investors. This provides for a unique alignment of interests that we believe causes Churchill to think and act like a long-term investor in the asset class.
Strong Private Equity Relationships and Company Investments Drive Proprietary Origination Opportunities
Churchill believes it has established itself as a highly value-additive capital provider and partner of choice for leading private equity firms given its ability to provide a full array of scaled solutions across the capital structure. Churchill’s dedicated loan origination team has cultivated deep, long-standing relationships with over 400 middle market private equity firms across diversified strategies, industry focus and U.S. geographies. Of approximately $50 billion of committed capital as of January 1, 2024, nearly $12 billion is comprised of committed capital that supports a carefully constructed portfolio of primary limited partner capital commitments made by TIAA and certain other institutional investor clients of Churchill to approximately 300 private equity funds primarily focused on the U.S. middle market. This long-standing and growing portfolio of limited partner capital commitments positions Churchill as one of the most active private equity fund investment managers focused on the core U.S. middle market. We believe Churchill’s role as a valuable limited partner and its fully integrated partnership approach helps drive differentiated origination opportunities often on an early look, first access basis. Additionally, we believe Churchill’s deep network of private equity relationships and representation on hundreds of private equity fund advisory boards further enhances Churchill’s proprietary deal sourcing advantages while remaining highly selective of investment opportunities without compromising on its stringent underwriting standards or transaction terms. In this capacity, Churchill is able to structure and negotiate transactions directly with the private equity sponsor, driving efficiencies and stronger relationships, often leading to the sponsor’s decision to select Churchill as a lead lending partner for subsequent transactions as well. Churchill’s sourcing strategy is not, however, entirely centered on leading every transaction as it also partners with other middle market lenders on attractive investment opportunities, helping to drive a more stable and reliable capital deployment pace in the middle market.

Many of Churchill’s senior management and investment team members have held senior positions at other middle market lending firms and continue to maintain strong relationships with numerous active participants in the segment. These long-established relationships help source incremental investment opportunities and contribute to the high levels of deal flow with approximately 1,000 first-lien senior secured debt and unitranche loan investment opportunities reviewed per year. In contrast, peer lenders who focus primarily on lead agency roles often can find themselves in direct competition with one another, adversely impacting deal flow and selectivity. Churchill’s dual sourcing model emphasizes long-term partnerships, ensuring that Churchill can focus exclusively on investment credit quality. We believe we are well-positioned to take advantage of the demand for capital in the middle market, particularly from private equity sponsored middle market companies.
Ability to Deliver Scaled and Flexible Capital Solutions
We believe Churchill’s ability to provide a variety of capital solutions and to invest opportunistically across the capital structure is a key differentiator and highly valued by private equity sponsors. Churchill is able to provide a comprehensive set of customized capital solutions to meet the needs of the borrower. With respect to senior loans, the Senior Loan Investment Team can opportunistically pivot between traditional first-lien senior secured loans and unitranche loans, as well as offer delayed draw term loans, in order to deliver the most attractive risk-adjusted returns. Further, the Senior Loan Investment Team’s partnership approach offers a strong value proposition to private equity firms, as one of a handful of middle market lenders with the ability to commit up to $500 million per transaction. This flexibility and the ability to deliver a fully underwritten solution ensures that Churchill has exposure to a wide range of transactions, enabling it to be highly selective with respect to investment opportunities. Additionally, with respect to junior capital opportunities, the PEJC Investment Team has the ability to pivot between junior secured or unsecured debt instruments. Having the latitude to pivot across capital solutions differentiates Churchill from most direct lenders in situations where capital requirements change during a transaction and thereby has positioned it as the preferred capital partner for private equity sponsors.
Disciplined and Rigorous Investment Approach with Comprehensive Portfolio Monitoring
Selectivity, broad industry diversification and rigorous underwriting standards are key to Churchill’s investment philosophy. Churchill provides us with a large and diverse pipeline of middle market investment opportunities, enhancing our ability to be highly selective and to maintain stringent underwriting standards and a diversified portfolio across sectors. When reviewing each potential investment opportunity, Churchill employs a multi-step selection process that includes analyzing business prospects, reviewing historical and pro forma financial information, meeting and discussing the business with the management team and private equity sponsor, understanding sponsor investment strategy and risk considerations, evaluating industry diligence to determine market position and competitive advantages, and assessing the track record of the private equity sponsor and its historical investments in other businesses.
Using a disciplined and cycle-tested investment approach, Churchill’s investment teams seek to limit credit losses through comprehensive due diligence of portfolio company fundamentals, terms and conditions, and covenant packages. Following the closing of each investment, the investment professionals who initially underwrite the opportunity typically lead the hands-on portfolio monitoring effort to ensure continuity and to ensure the ability to respond efficiently to any portfolio company requests. Churchill implements a regimented credit monitoring system that involves a variety of discussions, analyses and reviews by its investment professionals on a daily, weekly, monthly, and quarterly basis, depending on the assessed monitoring need, which we believe enables Churchill to proactively detect and identify potential challenges at portfolio companies. See “Investment Process Overview” below for more information.
Proven Leadership Team with Extensive Private Capital Experience Across Economic Cycles
Churchill is led by industry veterans who bring on average more than 25 years of experience in middle market investing, the majority of whom have worked together for over a decade and have demonstrated an ability to invest prudently across various economic cycles both at Churchill and at its predecessor entities. Churchill was founded by current senior management team members Kenneth Kencel, Randy Schwimmer, and Christopher Cox (the “Churchill Founders”), who have together unanimously approved all of the over 800 senior loans made by Churchill and its predecessor entities since 2006. This core management team has been strengthened with the addition of several additional senior executives from Churchill’s predecessor entities and its ultimate parent company, TIAA. Among these additional senior management colleagues are Mathew Linett and Shai Vichness, who, along with Kevin Meyer, comprise the remaining members of the Senior Loan Investment Committee alongside the Churchill Founders. Additionally, in connection with its affiliation with TIAA, Churchill assumed management of TIAA’s private equity and junior capital investment management platform, resulting in a unified middle market private capital asset management firm that capitalizes on opportunities throughout the U.S. sponsor-backed middle market.
Types and Structure of Investments
The Company intends to invest primarily in Senior Loan Investments. Below is a further description of our Senior Loan Investments.
First-Lien Senior Secured Loans. The Company intends to obtain collateral from portfolio companies in support of the repayment of first-lien senior secured loans. This collateral takes the form of first-priority liens on substantially all of the borrower’s assets, including the equity interests of its domestic subsidiaries. The Company’s first-lien senior secured loans may provide for loan amortization in the early years of a loan, but with the majority of the amortization deferred until loan maturity, with the expectation, and often a contractual requirement, that the borrower will prepay the loan from cash flows in excess of the scheduled amortization. First-lien senior secured loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity.
Unitranche Loans. The Company intends to obtain security interests in substantially all of the assets of these portfolio companies, which will serve as collateral in support of the repayment of unitranche loans. This collateral takes the form of first-priority liens on substantially all of the borrower’s assets, including the equity interests of its domestic subsidiaries. Unitranche loans typically provide for loan amortization in the initial years of the facility, with the majority of the amortization deferred until loan maturity, but also with a contractual requirement for excess cash flow sweeps that reduce the average life of the loan. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. Company investments in unitranche senior loans may be in participations across the entire loan or through an agreement among lenders in participations in first-out term loans. The Company also considers a last-out position in a unitranche loan to be similar to a second-lien loan with respect to the priority of payment of last-out positions.
In addition to making Senior Loan Investments, the Company may invest opportunistically in second-lien loans, unsecured debt, subordinated loans, “last-out” positions of unitranche loans (including fixed- and floating-rate instruments and instruments with PIK income) and equity-related securities made to middle market companies in which the Company may or may not also hold a corresponding Senior Loan Investment. Below is a further description of our investments in Junior Capital Investments.
Second-Lien Loans. It is anticipated that, in connection with Company investments in second-lien loans, the Company will obtain security interests in the assets of these portfolio companies that serve as collateral in support of the repayment of such loans. This collateral may take the form of second priority liens on the assets of the portfolio company.
Subordinated Loans. It is anticipated that, in connection with Company investments in subordinated loans, the Company will structure unsecured subordinated loans that provide for high fixed interest rates with substantial current interest income and potential equity participation or warrants that materially enhance the overall return of the security. The subordinated loans would typically have terms of 6 to 8 years. In some cases, subordinated debt may be collateralized by a subordinated lien on some or all of the assets of the borrower and may provide for some of the interest payable to be PIK.
Related Equity Interests. In connection with Senior Loan Investments and Junior Capital Investments, the Company may from time to time acquire smaller non-control interests in a portfolio company in which it makes an investment. Such investments would be made in circumstances where Churchill believes that there is significant potential to enhance the overall return on the debt investment. Such an equity investment may be in the form of common units, preferred interests, or holding company common or preferred equity interests. In addition, equity interests could be received in connection with out-of-court restructuring of a portfolio company or a bankruptcy proceeding related thereto.
Equity Co-Investments are non-control equity investments made directly in portfolio companies owned and controlled by private equity funds and their sponsors, or indirectly made in portfolio companies through investment vehicles managed and controlled by the general partner or sponsor of a private equity fund. Equity Co-Investments are typically offered to private equity fund investors and/or important financing partners when a private equity fund’s general partner or sponsor acquires a portfolio company but the size of the equity investment exceeds the private equity sponsor’s targeted investment position. Equity Co-Investments may or may not be made at the same time and at the same price as the controlling equity investment made by the private equity general partner or sponsor on behalf of its funds. Because control over disposition of the relevant portfolio company is controlled by the third party private equity general partner or sponsor, Equity Co-Investments generally are not transferred and have a holding period that corresponds to the third party private equity sponsor’s expected holding period.
Summary of Key Attributes of Investments
Senior Secured Loans
Churchill believes that investments in first-lien senior secured and unitranche loans of middle market corporate borrowers have attributes that offer attractive risk/reward characteristics, including:
•compelling economic and market fundamentals that support the need for senior capital and improved competitive dynamics for non-traditional lenders;
•“buy-and-hold” investments that emphasize a high-touch relationship alignment with sponsors;
•floating-rate loans that provide protection against increases in interest rates, with middle market loans typically containing floating rate floors in the event a lower-interest rate environment returns;
•small lending groups to facilitate more effective restructurings when necessary; and
•higher proportion of sponsor equity and increased likelihood of sponsors supporting troubled situations with additional equity when compared to deals in the public markets.
We primarily focus on investments in U.S. middle market companies with $10 million to $100 million of annual EBITDA. In assessing the middle market, we anticipate that traditional middle market senior loan opportunities will typically, but not exclusively, have the following characteristics relative to lower middle market opportunities and more broadly syndicated loans:
•attractive yield premiums relative to public market credit and broadly syndicated debt strategies;
•strong return potential relative to risk profile;
•significant downside protection due to capital structure seniority, tighter structures than publicly traded debt investments, private equity sponsor backing, and deep due diligence; and
•favorable supply/demand dynamic with strong sponsor relationships and high-hold capacities providing steady flow of attractive opportunities for well-positioned lenders.
Junior Capital Investments
Churchill believes that investments in second-lien loans, subordinated debt, equity co-investments and similar equity-related securities of private-equity sponsored middle market companies have attributes that offer attractive risk/reward characteristics, including:
•better economics, lower leverage levels and structural advantages versus larger syndicated market alternatives;

•better stability and capital preservation characteristics than smaller, more speculative investments like venture capital and/or growth equity;
•‘buy-and-hold’ investments which emphasize a high-touch relationship with sponsors, with whom the PEJC Investment Team has deep relationships through limited partner commitments and advisory board seats;
•compelling economic and market fundamentals that support the need for investments and offer improved competitive dynamics for non-traditional lenders;
•diversity across cash paying investments, higher yielding non-cash paying securities, and preferred and common equity, ultimately blending to an attractive internal rate of return profile;
•in the case of Junior Capital Investments other than common equity, significant downside protection due to contractual returns, standard covenants, seniority to equity, support from well capitalized private-equity sponsors, and excellent transparency/understanding of company performance through thorough due diligence and significant information rights; and
•meaningful information advantage versus syndicated/upper market given board observer rights and accompanying sponsor access.
Equity Co-Investments
Churchill believes that Equity Co-Investments in private-equity sponsored middle market companies have attributes that offer attractive risk/reward characteristics, including:
•significant downside protection due to a focus on growth-oriented businesses (versus value), sector diversification, support from well capitalized private-equity sponsors, and excellent transparency/understanding of company performance through thorough due diligence and significant information rights;
•enhanced risk-adjusted return proposition; and
•transactions that are generally completed at lower leverage multiples.
Competition
Our primary competitors in providing credit investments to middle market companies include other BDCs, public and private funds, CLOs, commercial and investment banks, other middle market asset managers and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than those available to us. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than ours, which could allow them to consider a wider variety of investments and establish more relationships than those established by each investment team. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships, and offer better pricing and more flexible structuring than we are able to do. We may lose investment opportunities if we do not match our competitors’ pricing, terms, or structure. If we are forced to match our competitors’ pricing, terms, or structure, we may not be able to achieve acceptable returns on our investments or may bear substantial risk of capital loss. A significant part of our competitive advantage stems from the fact that the market for investments in middle market private U.S. companies is underserved by traditional commercial banks and other financial sources. A significant increase in the number and/or the size of our competitors in this target market could force us to accept less attractive investment terms. Furthermore, many of our competitors have greater experience operating under, or are not subject to, the regulatory restrictions that the 1940 Act imposes on us as a BDC. There cannot be any assurance that the competitive pressures faced by us will not have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors – Risks Related to our Business and Structure – We will operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses” for further information.

Environmental, Social and Governance Policies
Churchill has established an ESG policy for its investment program. Churchill is focused on delivering attractive risk-adjusted returns to its clients, including the Company, while upholding the highest ethical standards, including certain ESG factors, throughout its origination, underwriting and portfolio management processes. Churchill’s ESG policy requires that it evaluate ESG-related risks that have the potential to damage a company’s operations and reputation, and perform an analysis of the issuer’s operating history to determine whether such risks are managed to minimize defaults that could give rise to investment losses. Pursuant to the ESG policy, Churchill’s investment teams apply a set of criteria against each investment opportunity through the use of an ESG rating template, the output of which is included in the materials presented to and reviewed by the applicable Investment Committee underwriting the investment opportunity. The ESG rating template used by Churchill requires an assessment of the materiality of ESG-related risks, review of ‘high-risk’ business activities that may violate applicable underwriting standards, and a management assessment. Using a proprietary ESG methodology, the template rates individual issuers based on their perceived management of ESG risk relative to their peers. Post-investment, the ESG policy requires the relevant investment teams to conduct reviews with company management to discuss any ESG-related issues that have arisen. Any such issues are discussed and considered by the Churchill investment teams during periodic portfolio review meetings in order to perform an ongoing risk assessment.
Churchill’s ESG policy is updated as needed to reflect changing practices and industry standards. The consideration of ESG factors as part of Churchill’s underwriting and portfolio management process, however, does not mean that the Company will pursue a specific ESG investment strategy or that a portfolio company will be selected solely on the basis of ESG factors. Investment decisions are made solely on the basis of pecuniary factors, including Churchill’s determination that a particular Portfolio Investment features appropriate risk/reward characteristics, and in particular the level of borrower creditworthiness and likelihood of repayment in light of all apparent risk factors, in order to arrive at a prudent assessment of the risk and return characteristics of such investment. Churchill may make investment decisions for the Company other than on the basis of ESG considerations.
Investment Process Overview
Churchill views the investment process employed on our behalf as consisting of four distinct phases described below:
Origination. Each investment team will source middle market investment opportunities through the investment team’s network of relationships with private equity firms and other middle market lenders. Each investment team believes that the strength and breadth of its relationships with numerous middle market private equity funds and overall deal sourcing capabilities should enable them to maximize deal flow, support a highly selective investment process, and afford us the opportunity to establish favorable portfolio diversification.
Investment Evaluation. Each investment team intends to use a systematic, consistent approach to evaluate investments in prospective portfolio companies by developing a “base case” set of projections relating to the ability of the portfolio company to repay debt, its strategy for managing its financial leverage, its plans to realize accretive growth opportunities and the assumptions of its ultimate equity owners for exiting or realizing their controlling equity investment in such portfolio company (the “Base Case”). This Base Case generally reflects a more conservative estimate than does the set of projections provided by a prospective portfolio company (the “Management Case”), and the projection of the private equity sponsor purchasing/financing the portfolio company (the “Sponsor Case”). The key criteria that each investment team evaluates include (i) strong and resilient underlying business fundamentals, (ii) a substantial equity cushion in the form of capital ranking junior in right of payment to our investment and (iii) a conclusion that the overall Base Case and, in most cases, the “downside case” allow for adequate debt repayment and deleveraging. In evaluating a particular investment opportunity, each investment team will put more emphasis on credit considerations (such as (i) debt repayment and deleveraging under a Base Case set of projections, (ii) the ability of the company to maintain a modest liquidity cushion under a Base Case set of projections, and (iii) the ability of the portfolio company to service its fixed charge obligations under a Base Case set of projections) than on profit potential and loan pricing (among other considerations, both quantitative and qualitative). Each investment team’s due diligence process for middle market investments will typically entail:
•a thorough review of historical and pro forma financial information (including both performance metrics and proposed capital structure and growth prospects);
•meetings and discussions with management and financial sponsors and their advisors;
•a review of loan documents and material contracts impactful to the operation and profitability of the business in question;
•third-party “quality of earnings” accounting due diligence;
•when appropriate, background checks on key management and/or sponsors;
•third-party research relating to the company’s business, industry, markets, products and services, customers, competitors and regulatory exposure/treatment;
•the commission of third-party analyses when appropriate;
•sensitivity of Management Case and Sponsor Case projections; and
•various comprehensive cash flow analyses and sensitivities.
Each investment team’s deal screening, underwriting, approval, and closing processes are substantially similar. The following chart summarizes the investment process of the investment teams:

•Assess each potential financing opportunity based on defined screening criteria, or “credit box”, with a commitment to provide initial feedback in a timely manner
•Evaluate worthwhile transactions through staged “Early Read” or “Matrix” process, which employs proprietary screening and underwriting templates;
•Selected transactions clear the “Early Read” or “Matrix” process and enter due diligence

•Understand sponsor investment thesis and risk considerations
•Assess qualitative factors, e.g., management meetings and site visit
•Evaluate industry diligence to determine market position and competitive advantage
•Review quarterly earnings, industry reports, and consultant reports
•Produce financial models including management projections, proprietary base case projections, and break-even analysis

•Prepare Investment Approval Memorandum for review and approval by the applicable investment committee
•Review and negotiate transaction documents
•Closing Memo documents any changes from approval or provides results of any additional post-approval due diligence
•Closing Memo required for funding

Execution. In executing transactions, each investment team will apply what it believes is a thorough, consistent approach to credit evaluation and will maintain discipline with respect to credit, pricing, and structure to ensure the ultimate success of the financing. Upon completion of due diligence, the investment professionals working on a proposed portfolio investment will deliver a memorandum to the relevant Investment Committee(s). Once an investment has been approved by a unanimous vote of the Investment Committee, it will move through a series of steps, including an in-depth review of documentation by deal teams, negotiation of final documentation, resolution of business points and the execution of original documents held in escrow. Upon completion of final documentation, a portfolio investment is funded after execution of a final closing memorandum.
Monitoring. The investment teams view active portfolio monitoring as a vital part of the investment process and further consider regular dialogue with company management and sponsors as well as detailed, internally generated monitoring reports to be critical to monitoring performance. The investment teams will implement a monitoring template designed to reasonably ensure compliance with these standards and to assess investment performance relative to plan.
As part of the monitoring process, the investment teams have developed risk policies pursuant to which they will regularly assess the risk profile of each of our investments. The investment teams will rate each investment based on our “Internal Risk Ratings”. The following is a description of the conditions associated with each investment rating:
1.Performing - Superior: Borrower is performing significantly above Management Case.
2.Performing - High: Borrower is performing at or near the Management Case (i.e., in a range slightly below to slightly above).
3.Performing - Low Risk: Borrower is operating well ahead of the Base Case to slightly below the Management Case.
4.Performing - Stable Risk: Borrower is operating at or near the Base Case (i.e., in a range slightly below to slightly above). This is the initial rating assigned to all new borrowers.
5.Performing - Management Notice: Borrower is operating below the Base Case. Adverse trends in business conditions and/or industry outlook are viewed as temporary. There is no immediate risk of payment default and only a low to moderate risk of covenant default.
6.Watch List - Low Maintenance: Borrower is operating below the Base Case, with declining margin of protection. Adverse trends in business conditions and/or industry outlook are viewed as likely lasting for more than a year. Payment default is still considered unlikely, but there is a moderate to high risk of covenant default.
7.Watch List - Medium Maintenance: Borrower is operating well below the Base Case but has adequate liquidity. Adverse trends are more pronounced than in Internal Risk Rating 6 above. There is a high risk of covenant default, or it may have already occurred. Payments are current, although subject to greater uncertainty, but there is a moderate to high risk of payment default.
8.Watch List - High Maintenance: Borrower is operating well below the Base Case. Liquidity may be strained. Covenant default is imminent or may have occurred. Payments are current, but there is a high risk of payment default. Negotiations to restructure or refinance debt on normal terms may have begun. Further significant deterioration appears unlikely and no loss of principal is currently anticipated.
9.Watch List - Possible Loss: At the current level of operations and financial condition, the borrower does not have the ability to service and ultimately repay or refinance all outstanding debt on current terms. Liquidity is strained. Payment default may have occurred or is very likely in the short term unless creditors grant some relief. Loss of principal is possible.
10.Watch List - Probable Loss: At the current level of operations and financial condition, the borrower does not have the ability to service and ultimately repay or refinance all outstanding debt on current terms. Payment default is very likely or may have already occurred. Liquidity is extremely limited. The prospects for improvement in the borrower’s situation are sufficiently negative that loss of some or all principal is probable.

The investment teams monitor and, when appropriate, change the investment ratings assigned to each investment in our portfolio. Each investment team reviews the investment ratings in connection with monthly and quarterly portfolio reviews. In addition, the investment team employ what they believe is a proactive monitoring approach as illustrated in the chart below:

Daily/ Weekly	Monthly	Quarterly	Ongoing
•Weekly investment team pipeline meeting
•Investment team meeting as required
•Review news stories on borrowers/industries and market data via news wires and email alerts
•Assess potential covenant defaults
•Upgrades/downgrades of Internal Risk Ratings evaluated by deal teams and senior management as information is learned

•Monthly meetings to discuss Management Notice and Watchlist Investments
•Evaluate Internal Risk Rating
•Credit Surveillance Reports and/or Portfolio Review Templates updated monthly or quarterly following review of financials
•Conduct analysis of company results, industry trends, key ratios, and liquidity

•Senior management review of portfolio level metrics and trends
•Deals covered in portfolio review depend on Internal Risk Rating with downgraded Senior Loan investments and all Junior Capital Investments reviewed each quarter
•Review quarterly financials and compliance certificates
•Complete portfolio valuations
•Compare financials to prior year, budget, and the Base Case
•Evaluate cushion to breakeven cash flow and covenant default levels
•Review and confirmation of Internal Risk Rating

•Amendments and waivers negotiated, approved, documented, and closed by deal team
•Conduct calls with agent, sponsor, and borrower as needed
•PEJC Investment Team attends advisory board meetings to the extent they have observation rights
•Monitor ESG risks, concerns and opportunities

Determination of Net Asset Value
Determination in Connection with our Portfolio Investments
Investments are valued in accordance with the fair value principles established by FASB ASC Topic 820, Fair Value Measurement (“ASC Topic 820”) and in accordance with the 1940 Act. ASC Topic 820’s definition of fair value focuses on the amount that would be received to sell the asset or paid to transfer the liability in the principal or most advantageous market and prioritizes the use of market-based inputs (observable) over entity-specific inputs (unobservable) within a measurement of fair value.
ASC Topic 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. ASC Topic 820 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings, and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation. In accordance with ASC Topic 820, these inputs are summarized in the three levels listed below:
•Level 1 — Valuations are based on unadjusted, quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.
•Level 2 — Valuations are based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of observable input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.
Active, publicly traded instruments are classified as Level 1 and their values are generally based on quoted market prices, even if both the market’s normal daily trading volume is not sufficient to absorb the quantity held and if placing orders to sell the position in a single transaction might affect the quoted price.
Fair value is generally determined as the price that would be received for an investment in a current sale, which assumes an orderly market is available for the market participants at the measurement date. If available, fair value of investments is based on directly observable market prices or on market data derived from comparable assets. The Company’s valuation policy considers the fact that no ready market may exist for many of the securities in which it invests and that fair value for its investments must be determined using unobservable inputs.
Our assets will be valued on a quarterly basis, or more frequently if required under the 1940 Act. On July 18, 2024, our Board designated the Adviser as our valuation designee (the “Valuation Designee”) pursuant to Rule 2a-5 under the 1940 Act to determine the fair value of our investments that do not have readily available market quotations. Pursuant to our valuation policy approved by our Board, a valuation committee comprised of employees of the Adviser (the “Valuation Committee”) will be responsible for determining the fair value of our assets for which market quotations are not readily available, subject to the oversight of our Board.
With respect to investments for which market quotations are not readily available (Level 3), the Valuation Designee will undertake a multi-step valuation process each quarter, which is as follows:
•the quarterly valuation process will begin with each portfolio company or investment being initially valued either by the professionals of the applicable investment team or by an independent third-party valuation firm;
•an independent third-party valuation firm, engaged by, or on behalf of, the Company will value certain portfolio companies and investments;

•to the extent an independent third-party valuation firm has not been engaged by, or on behalf of, the Company to value 100% of the portfolio then a third-party valuation firm engaged by, or on behalf of, the Company will provide positive assurance on portions of the portfolio each quarter (such that each performing investment will be reviewed by a third-party valuation firm at least once on a rolling 12-month basis and each watch list investment will be reviewed each quarter), including a review of management’s preliminary valuation and conclusion on fair value;
•the Valuation Committee will then review and discuss the valuations with any input, where appropriate, from the independent valuation firms, and determine the fair value of each investment in our portfolio in good faith based on our valuation policy, subject to the oversight of our Board; and
•the Valuation Designee will provide our Board with the information relating to the fair value determination pursuant to our valuation policy in connection with each quarterly Board meeting and discuss with our Board its determination of the fair value of each investment in our portfolio in good faith.
The Valuation Designee will make this fair value determination on a quarterly basis and in such other instances when a decision regarding the fair value of the portfolio investments is required. Factors considered by the Valuation Designee as part of the valuation of investments will include credit ratings/risk, the portfolio company's current and projected earnings, current and expected leverage, ability to make interest and principal payments, the estimated remaining life of the investment, liquidity, compliance with applicable loan covenants, price to earnings (or other financial) ratios of the portfolio company and other comparable companies, current market yields, and interest rate spreads of similar securities as of the measurement date. Other factors taken into account will include changes in the interest rate environment and the credit markets that may affect the price at which similar investments would trade. The Valuation Designee also may base its valuation of an investment on recent investments and securities with similar structure and risk characteristics. Churchill obtains market data from its ongoing investment purchase efforts, in addition to monitoring transactions that have closed and are announced in industry publications. External information may include (but is not limited to) observable market data derived from the U.S. loan and equity markets. As part of compiling market data as an indication of current market conditions, management may utilize third-party sources.
The value assigned to these investments will be based upon available information and may fluctuate from period to period. In addition, it does not necessarily represent the amount that ultimately might be realized upon a portfolio investment's sale. Due to the inherent uncertainty of valuation, the estimated fair value of an investment may differ from the value that would have been used had a ready market for the security existed, and the difference could be material.
Our Board will be responsible for overseeing the Valuation Designee’s process for determining the fair value of the Company’s assets for which market quotations are not readily available, taking into account our valuation risks. To facilitate our Board’s oversight of the valuation process, the Valuation Designee will provide our Board with quarterly reports, annual reports, and prompt reporting of material matters affecting the Valuation Designee’s determination of fair value. As part of our Board’s oversight role, our Board may request and review additional information as may be necessary to be informed of the Valuation Committee’s process for determining the fair value of our investments.
Determinations in Connection with Offerings
In connection with each offering of our Shares, to the extent we do not have shareholder approval to sell below net asset value, the Valuation Designee will be required to make a good faith determination that we are not selling our Shares at a price below the then current net asset value of our Shares at the time at which the sale is made, as required by Section 63 of the 1940 Act. The Valuation Designee will consider the following factors, among others, in making such determination:
•the net asset value of our Shares disclosed in the most recent periodic report we filed with the SEC;
•management’s assessment of whether any material change in the net asset value of our Shares has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our Shares and ending as of a time within 48 hours (excluding Sundays and holidays) of the sale of our Shares; and
•the magnitude of the difference between (i) a value that the Valuation Designee has determined reflects the current (as of a time within 48 hours excluding Sundays and holidays) net asset value of our Shares, which is based upon the net asset value of our Shares disclosed in the most recent periodic report we filed with the SEC, as adjusted to reflect management’s assessment of any material change in the net asset value of our Shares since the date of the most recently disclosed net asset value of our Shares, and (ii) the offering price of our Shares in the proposed offering.
Moreover, to the extent that there is a possibility that we may (i) issue Shares at a price per share below the then-current net asset value per share at the time at which the sale is made or (ii) trigger the undertaking (which we provide in certain registration statements we file with the SEC) to suspend the offering of our Shares if the net asset value per share fluctuates by certain amounts in certain circumstances until the prospectus is amended, our Board will elect, in the case of clause (i) above, either to postpone the offering until such time that there is no longer the possibility of the occurrence of such event or to undertake to determine the net asset value per Share within two days prior to any such sale to ensure that such sale will not be below our then current net asset value per share, and, in the case of clause (ii) above, to comply with such undertaking or to undertake to determine the net asset value per share to ensure that such undertaking has not been triggered.
These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations described in this section and these records will be maintained with other records that we are required to maintain under the 1940 Act.
Emerging Growth Company
We are an emerging growth company as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We expect to remain an emerging growth company for up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues equal or exceed $1.235 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period. In addition, we will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
Distribution Reinvestment Plan
We have adopted an “opt in” distribution reinvestment plan pursuant to which shareholders may elect to have their cash dividends and other distributions automatically reinvested in additional Shares, rather than receiving cash dividends and other distributions. As a result of the foregoing, if our Board authorizes, and we declare, a cash dividend or distribution, shareholders who have opted in to the distribution reinvestment plan will have their cash dividend or other distribution automatically reinvested in additional Shares rather than receiving the dividend or other distribution in cash.
No action will be required on the part of a registered shareholder to receive his, her, or its distribution paid in cash. A registered shareholder that wishes to participate in the distribution reinvestment plan must notify U.S. Bank in writing no later than ten calendar days prior to the record date for any dividend or other distribution.
The number of Shares to be issued to a shareholder under the distribution reinvestment plan will be determined by dividing the total dollar amount of the dividend or other distribution payable to such shareholder by the net asset value per Share, as of the last day of our fiscal quarter immediately preceding the date such dividend or other distribution was declared.
There are no brokerage charges or other charges to shareholders who participate in the distribution reinvestment plan.
The distribution reinvestment plan is terminable by us upon notice in writing mailed to each shareholder of record at least 30 days prior to any record date for the payment of any dividend or other distribution by us.
The Private Offering
We expect to enter into separate subscription agreements with one or more investors providing for the private placement of our Shares pursuant to a private offering and may enter into additional subscription agreements from time to time (the “Private Offering”). The “Initial Closing” will occur on the first date a shareholder’s subscription agreement is accepted by the Company.  The Company may hold additional closings (each, a “Subsequent Closing”) for a period of 18 months after the Initial Closing (the “Fundraising Period”). The Fundraising Period may be extended to 24 months after the Initial Closing in the sole discretion of the Board. Each investor will make a capital commitment to purchase Shares pursuant to a subscription agreement.
Investors will be required to make capital contributions to purchase Shares each time we deliver a drawdown notice, which will be issued based on our anticipated investment activities and capital needs, in an aggregate amount not to exceed each investor’s respective capital commitment. We will deliver drawdown requests at least ten business days prior to the required funding date. All purchases of our Shares will generally be made pro rata in accordance with remaining Capital Commitments of all investors, at a per-Share price equal to the net asset value per Share of our Shares subject to any adjustments. Any adjustments would take into account a determination of changes to net asset value within 48 hours of the sale to assure compliance with Section 23(b) of the 1940 Act.
In the event that an investor fails to pay all or any of the drawdown purchase price due from such investor on any funding date (such amount, together with the full amount of such investor's remaining capital commitment, a “Defaulting Commitment”) and such default remains uncured for a period for at least ten business days, the Company will be permitted to declare such investor to be in default of its obligations (a “Defaulting Subscriber”) and will be permitted to pursue one or any combination of remedies as set forth in the governing subscription agreement. Such remedies include, but are not limited to, prohibiting the Defaulting Subscriber from purchasing additional Shares, offering the Defaulting Subscriber’s Shares to other shareholders or third-parties, and transferring a portion of the Defaulting Subscriber’s Shares to other shareholders pro rata in accordance with their respective capital commitments.
Investors who participate in the Private Offering may transfer or assign their Shares upon prior written approval of the Adviser and satisfaction of the requirements with respect thereto set forth in the Company’s subscription agreement and in accordance with applicable law.
While we expect each subscription agreement to reflect the terms and conditions summarized in the preceding paragraphs, we reserve the right to enter into subscription agreements that contain terms and conditions not found in the subscription agreements entered into with other investors. As a result, certain Company investors may be provided with certain terms that other Company investors will not receive. No shareholder will be granted, in its subscription agreement, the right to invest in Shares on more favorable economic terms and conditions than other shareholders. The Company represents that the Company and the Adviser have not entered, or will not enter, into subscription agreements with investors related to their investment in the Company that contravene applicable law, including the 1940 Act and the Advisers Act.
Repurchase Offers
After the end of the Fundraising Period and prior to any Liquidity Event, we intend to offer to repurchase Shares in an amount up to 5% of our outstanding Shares on a quarterly basis, through one or more tender offers. While we expect the Board to consider authorizing repurchase offers, it is not required to do so and instead may, in its sole discretion, not authorize any repurchase offers. Such offers to repurchase Shares, including the exact amount of each repurchase offer, will be subject to the applicable requirements of the Exchange Act and the 1940 Act.
If we were to engage in a repurchase offer, shareholders would be able to tender their Shares at a price equal to our NAV per share as of a recent date. Any repurchase offer presented to our shareholders will remain open for a minimum of 20 business days following the commencement of the repurchase offer. In the materials that we send to our shareholders regarding a repurchase offer, we will include the date on which the repurchase offer will expire. All tenders for repurchase requests must be received prior to the expiration of the repurchase offer in order to be valid.
We do not plan to repurchase any Shares of any shareholder under the circumstances of death or disability of such shareholder.
To the extent that the number of Shares tendered to us for repurchase exceeds the number of Shares that we have determined to or we are able to purchase, we will repurchase Shares on a pro rata basis. Further, we will have no obligation to repurchase Shares if the repurchase would violate applicable law or impact our ability to maintain our RIC tax treatment. The limitations and restrictions described above may prevent us from accommodating all repurchase requests made in any year. Our share repurchase offers will have many limitations, including the limitations described above, and should not in any way be viewed as the equivalent of a secondary market.
Potential Liquidity Options
Subject to approval by the Board, the Company may seek a Liquidity Event (as defined below) within six years of the Initial Closing, unless such term is extended by the Board by up to two one-year extensions. If the Company is unable to complete a Liquidity Event within the foregoing period, the Company will use commercially reasonable efforts to wind down or liquidate pursuant to the procedures set forth in our organizational documents.
A “Liquidity Event” is defined as any of the following: (1) an initial public offering (“IPO”) or any listing of the Shares on a national securities exchange (the “Exchange Listing”) or any other public trading market (together with the Exchange Listing, a “Public Listing”) or (2) a sale of all or substantially all of our assets to, or other liquidity event with, an entity for consideration of either cash and/or securities of the acquirer, which potential acquirers could include other BDCs, including BDCs affiliated with Churchill, and entities that are not BDCs.
There can be no assurance that we will complete a Liquidity Event by any particular date or at all, that the Liquidity Event will be in any particular form, or that the investors will have a choice between cash consideration and securities of the acquirer in the Liquidity Event. If we have not consummated a Liquidity Event within the term described above, our Board (to the extent consistent with its duties and subject to any necessary shareholder approvals and applicable requirements of the 1940 Act) will use its commercially reasonable efforts to cause us to wind down or liquidate and dissolve or consummate a strategic sale of the Company to a third party. In a liquidation, we would expect to make distributions to investors of cash proceeds from an orderly liquidation of our investments; provided that our Board (consistent with its duties) could determine that it is necessary or appropriate to distribute our securities or other assets as a distribution-in-kind.
Regulation as a Business Development Company
We have elected to be regulated as a BDC under the 1940 Act. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters, and affiliates of those affiliates or underwriters and requires that a majority of the directors/trustees be persons other than “interested persons,” as that term is defined in the 1940 Act.
In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by “a majority of our outstanding voting securities” as defined in the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.

We are not generally able to issue and sell our Shares at a price below net asset value per share. We may, however, issue and sell our Shares, or warrants, options, or rights to acquire our Shares, at a price below the then-current net asset value of our Shares if (1) our board of trustees determines that such sale is in our best interests and the best interests of our shareholders, and (2) our shareholders approved our policy and practice of making such sales within the preceding 12 months.
Under the 1940 Act, the ratio of a BDC’s total assets (less total liabilities other than indebtedness represented by senior securities) to its total indebtedness represented by senior securities plus preferred stock, if any, must be at least 200% or 150% if certain conditions are met. In that regard, our Board and our initial shareholders approved a proposal to adopt an asset coverage ratio of 150% in connection with the organization of the Company, which became effective on July 19, 2024. This means that generally, we can borrow up to $2 for every $1 of investor equity. We also may be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our board of trustees who are not interested persons and, in some cases, prior approval by the SEC.
We also may be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our independent trustees and, in some cases, prior approval by the SEC.
We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. We also do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any registered investment company, invest more than 5% of the value of our total assets in the securities of one investment company, or invest more than 10% of the value of our total assets in the securities of more than one investment company. With regard to that portion of our portfolio invested in securities issued by investment companies, if any, it should be noted that such investments might subject our shareholders to additional expenses as they will be indirectly responsible for the costs and expenses of such companies. None of our investment policies are fundamental, and thus may be changed without shareholder approval.
Qualifying Assets
Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our business are any of the following:
(1)Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:
(a)is organized under the laws of, and has its principal place of business in, the United States;
(b)is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and
(c)satisfies any of the following:
(i)does not have any class of securities that is traded on a national securities exchange;
(ii)has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;
(iii)is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

(iv)is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.
(2)Securities of any eligible portfolio company controlled by us.
(3)Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.
(4)Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.
(5)Securities received in exchange for, or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
(6)Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
In addition, a BDC must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.
Control, as defined by the 1940 Act, is presumed to exist where a BDC beneficially owns more than 25% of the outstanding voting securities of the portfolio company but also may exist in other circumstances based on the facts and circumstances.
The regulations defining qualifying assets may change over time. The Company may adjust its investment focus as needed to comply with and/or take advantage of any regulatory, legislative, administrative, or judicial actions
Managerial Assistance to Portfolio Companies
A BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described above. A BDC must also offer to make available to the issuer of the qualifying assets significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, through its trustees, directors, officers or employees, offers to provide and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company through monitoring of portfolio company operations, participating in board and management meetings, consulting with and advising a portfolio company’s officers or offering other organizational or financial guidance. The Administrator or its affiliate provides such services on our behalf to portfolio companies that accept our offer of managerial assistance.
Temporary Investments
Pending investment in other types of qualifying assets, as described above, our investments can consist of cash, cash equivalents, U.S. government securities or high quality debt securities maturing in one year or less from the time of investment, which are referred to herein, collectively, as temporary investments, so that 70% of our assets would be qualifying assets. We may invest in highly rated commercial paper, U.S. Government agency notes, U.S. Treasury bills or in repurchase agreements relating to such securities that are fully collateralized by cash or securities issued by the U.S. government or its agencies.

Warrants
Under the 1940 Act, a BDC is subject to restrictions on the issuance, terms and amount of warrants, options or rights to purchase shares of capital stock that it may have outstanding at any time. Under the 1940 Act, we may generally only offer warrants if (i) the warrants expire by their terms within ten years, (ii) the exercise or conversion price is not less than the current market value at the date of issuance, (iii) shareholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in our best interests and the shareholders’ best interests and (iv) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them have been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities. In particular, the amount of capital stock that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase capital stock cannot exceed 25% of the BDC’s total outstanding shares of capital stock.
Senior Securities; Asset Coverage Ratio
We are generally permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our Shares if immediately after such borrowing or issuance, the ratio of our total assets (less total liabilities other than indebtedness represented by senior securities) to our total indebtedness represented by senior securities plus preferred stock, if any, is at least 150%. In addition, while any senior securities remain outstanding, we will be required to make provisions to prohibit any dividend distribution to our shareholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the dividend distribution or the repurchase. We will also be permitted to borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes, which borrowings would not be considered senior securities. For a discussion of the risks associated with leverage, see “Risk Factors — Risks Related to our Business and Structure — Regulations governing our operation as a BDC will affect our ability to and the way in which we raise additional capital.”
Codes of Ethics
We and the Adviser are subject to a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain personal securities transactions by our officers and the Adviser’s employees. We also have adopted a separate code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions by our independent trustees. Individuals subject to these codes are permitted to invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with such code’s requirements. You may obtain copies of these codes of ethics by e-mailing our Adviser at Investor.Relations@churchillam.com, or by writing to our Adviser at Investor Relations c/o Churchill Asset Management, 375 Park Avenue, 9th Floor, New York, NY 10152. The code of ethics is also available on the EDGAR database on the SEC’s website at www.sec.gov.
Affiliated Transactions
We may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without the prior approval of our trustees who are not interested person and, in some cases, the prior approval of the SEC. On June 7, 2019, and October 14, 2022, the SEC granted exemptive orders (collectively, the “Order”) that permit us to participate in negotiated co-investment transactions with certain other funds and accounts sponsored or managed by Churchill and/or its affiliates, subject to the conditions of the Order. We believe that the ability to co-invest with similar investment structures and accounts sponsored or managed by the Adviser and its affiliates will provide additional investment opportunities and the ability to achieve greater diversification. Pursuant to the Order, we are permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent trustees make certain conclusions in connection with a co-investment transaction, including, but not limited to, that (1) the terms of the potential co-investment transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching in respect of us or our shareholders on the part of any person concerned, and (2) the potential co-investment transaction is consistent with the interests of our shareholders and is consistent with our then-current investment objective and strategies.
Proxy Voting Policies and Procedures
The Board has delegated the responsibility for voting proxies relating to portfolio securities held by the Company to the Adviser and has directed the Adviser to vote proxies relating to portfolio securities held by the Company consistent with the duties and procedures set forth in the Adviser’s policies and procedures. The Adviser acts as a fiduciary of the Company and must vote proxies in a manner consistent with the best interests of the Company and its shareholders. In discharging this fiduciary duty, the Adviser must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote proxies in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.
Any actual or potential conflicts of interest between the Company and the Adviser arising from the proxy voting process will be addressed by the application of the Adviser’s proxy voting procedures. In the event the Adviser determines that a conflict of interest cannot be resolved under the Adviser’s proxy voting procedures, the Adviser is responsible for notifying the Board or the Audit Committee of such irreconcilable conflict of interest and assisting the Board or the Audit Committee with any actions it determines are necessary.
The Adviser may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth in such policies and procedures, to ensure that such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Company.
Proxy Policies
The Adviser will vote all proxies relating to our portfolio securities in the best interest of our shareholders. The Adviser reviews on a case-by-case basis each proposal submitted to a shareholder vote to determine its impact on the portfolio securities held by the Company. Although the Adviser will generally vote against proposals that may have a negative impact on our clients’ portfolio securities, the Adviser may vote for such a proposal if there exist compelling long-term reasons to do so. The Adviser will abstain from voting only in unusual circumstances and where there is a compelling reason to do so. The Adviser’s proxy voting decisions are made by members of the applicable investment team who are responsible for monitoring each of our investments.
Proxy Voting Records
You may obtain information about how the Adviser voted proxies by making a written request for proxy voting information to: Nuveen Churchill Private Credit Fund, 375 Park Avenue, 9th Floor, New York, NY 10152, Attention: Chief Compliance Officer, Charmagne Kukulka.
Privacy Policy
The following information is provided to help investors understand what personal information the Company collects, how the Company protects that information and why, in certain cases, the Company may share information with select other parties.
In order to provide you with individualized service, the Company collects certain nonpublic personal information about you from information you provide on your subscription agreement or other forms (such as your address and social security number), and information about your account transactions with the Company (such as purchases of our Shares and account balances). The Company may also collect such information through your account inquiries by mail, email, telephone, or web site.
The Company does not disclose any nonpublic personal information about you to anyone, except as permitted by law. Specifically, so that the Company, the Adviser and its affiliates may continue to offer services that best meet your investing needs, the Company may disclose the information we collect, as described above, to companies that perform administrative or marketing services on behalf of the Company, such as transfer agents, or printers and mailers that assist us in the distribution of investor materials. These companies will use this information only for the services for which they have been hired and are not permitted to use or share this information for any other purpose.
We will continue to adhere to the privacy policies and practices described in this notice even if you no longer hold our Shares.
The Company and the Adviser maintain internal security procedures to restrict access to your personal and account information to those officers and employees who need to know that information to service your account. The Company maintains physical, electronic and procedural safeguards to protect your nonpublic personal information.
Reporting Obligations
We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.
Other
We expect to be periodically examined by the SEC for compliance with the 1940 Act and the Exchange Act and are subject to the periodic reporting and related requirements of the Exchange Act.
We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any trustees or officer against any liability to our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
We are required to designate a chief compliance officer and to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws and to review these policies and procedures annually for their adequacy and the effectiveness of their implementation.
We intend to operate as a non-diversified management investment company; however, we are currently and may, from time to time, in the future, be considered a diversified management investment company pursuant to the definitions set forth in the 1940 Act.
We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statement and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish them to, the SEC.
Certain U.S. Federal Income Tax Considerations
The following discussion is a general summary of certain U.S. federal income tax considerations applicable to us and to an investment in our Shares. This discussion is based on the provisions of the Code and the regulations of the U.S. Department of Treasury promulgated thereunder, or “Treasury regulations.”
These provisions are subject to differing interpretations and change by legislative or administrative action, and any change may be retroactive. This discussion does not constitute a detailed explanation of all U.S. federal income tax aspects affecting us and our shareholders and does not purport to deal with the U.S. federal income tax consequences that may be important to particular shareholders in light of their individual investment circumstances or to some types of shareholders subject to special tax rules, such as financial institutions, broker dealers, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding our Shares in connection with a hedging, straddle, conversion or other integrated transaction, persons required to accelerate the recognition of gross income as a result of such income being recognized on an applicable financial statement, persons who have ceased to be U.S. citizens or to be taxed as resident aliens or individual Non-U.S. shareholders present in the United States for 183 days or more during a taxable year. This discussion also does not address any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that our shareholders hold their Shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No ruling has been or will be sought from the Internal Revenue Service, or “IRS,” regarding any matter discussed herein.
For purposes of this discussion, a “U.S. shareholder” is a beneficial owner of Shares that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state therein or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust (i) if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a “United States person” for U.S. federal income tax purposes.
For purposes of this discussion, a “Non-U.S. shareholder” means a beneficial owner of Shares for U.S. federal income tax purposes that is neither a U.S. shareholder nor a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes).
If a partnership (or other entity or arrangement classified as a partnership, for U.S. federal income tax purposes) holds our Shares, the treatment of the partnership and each partner for U.S. federal income tax purposes generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partnership considering an investment in our Shares should consult its own tax advisers regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of Shares by the partnership.
Taxation as a Regulated Investment Company
We intend to elect to be treated as a RIC under Subchapter M of the Code and intend to qualify for treatment as a RIC annually thereafter. As a RIC, we generally will not be subject to U.S. federal income tax on any ordinary income or capital gains that we timely distribute to our shareholders as dividends.
To qualify as a RIC, we must, among other things:
•continue to qualify as a BDC under the 1940 Act at all times during each taxable year;
•derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other taxable disposition of stock, securities or foreign currencies, other income derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership,” or “QPTP,” hereinafter the “90% Gross Income Test;” and
•diversify our holdings so that, at the end of each quarter of each taxable year:
◦at least 50% of the value of our total assets is represented by cash and cash items, U.S. Government securities, the securities of other RICs and other securities, if such other securities of any one issuer do not represent more than 5% of the value of our total assets or more than 10% of the outstanding voting securities of the issuer, and
◦not more than 25% of the value of our total assets is invested in (i) the securities of any issuer (other than U.S. Government securities and the securities of other RICs), (ii) the securities of any two or more issuers (other than the securities of other RICs) that we control and that are determined to be engaged in the same business or similar or related trades or businesses, or (iii) the securities of one or more QPTPs, or the “Diversification Tests.”

As a RIC, we (but not our shareholders) generally are not subject to U.S. federal income tax on investment company taxable income and net capital gains that we distribute (or that we are deemed to distribute) to our shareholders in any taxable year with respect to which we distribute an amount equal to at least the sum of (i) 90% of our investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short-term capital gains over net realized long-term capital losses and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions), or the “Annual Distribution Requirement.” We intend to distribute annually all or substantially all of such income. Generally, if we fail to meet this Annual Distribution Requirement for any taxable year, we will fail to qualify as a RIC for such taxable year. To the extent we meet the Annual Distribution Requirement for a taxable year, but retain our net capital gains for investment or any investment company taxable income, we will be subject to U.S. federal income tax imposed at corporate rates, and possibly U.S. federal excise tax on such retained capital gains and investment company taxable income. We intend to use commercially reasonable best efforts to distribute at least 90% of our net capital gain but may choose to retain our net capital gains for investment or any investment company taxable income, and pay the associated U.S. federal income tax, including the 4% U.S. federal excise tax described below.
We are subject to a nondeductible 4% U.S. federal excise tax on certain of our undistributed income, unless we timely distribute (or are deemed to have timely distributed) an amount equal to the sum of:
•at least 98% of our ordinary income (not taking into account any capital gains or losses) for the calendar year;
•at least 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by us to use our taxable year); and
•any income and gains recognized, but not distributed, from previous years on which we paid no U.S. federal income tax.
While we intend to distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.
We are authorized to borrow funds and to sell assets in order to satisfy the Annual Distribution Requirement. However, under the 1940 Act, we are not permitted to make distributions to our shareholders while any senior securities are outstanding unless we meet the applicable asset coverage ratios. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or to avoid the 4% U.S. federal excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given year exceed investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may, for tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to our shareholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, shareholders may receive a larger capital gain distribution than they would have received in the absence of such transactions.

Failure to Qualify as a RIC
While we intend to elect to be treated as a RIC and intend to qualify to be treated as a RIC annually thereafter, no assurance can be provided that we will qualify as a RIC for any taxable year. If we have previously qualified as a RIC, but were subsequently unable to qualify for treatment as a RIC, and certain remedial provisions are not applicable, we would be subject to U.S. federal income tax imposed at corporate rates on all of our taxable income (including our net capital gains). We would not be able to deduct distributions to shareholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our shareholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain holding period and other limitations under the Code, corporate shareholders would be eligible to claim a dividend received deduction with respect to such dividend, and non-corporate shareholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to a reduced rate of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s adjusted tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all of our previously undistributed earnings attributable to the period we failed to qualify as a RIC by the end of the first year that we intend to requalify as a RIC. If we fail to requalify as a RIC for a period greater than two taxable years, we may be subject to U.S. federal income tax imposed at corporate rates on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.
The remainder of this discussion assumes that we qualify as a RIC for each taxable year.
Company Investments
Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and to prevent disqualification of us as a RIC but there can be no assurance that we will be successful in this regard.
Debt Instruments. In certain circumstances, we may be required to recognize taxable income prior to the time at which we receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having OID (such as debt instruments with an end-of-term payment and/or PIK interest payment or, in certain cases, increasing interest rates or issued with warrants), we must include in taxable income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our shareholders in order to satisfy the Annual Distribution Requirement and to avoid the 4% U.S. federal excise tax, even though we will not have received any corresponding cash amount.
Warrants. Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally are treated as capital gain or loss. The treatment of such gain or loss as long-term or short-term generally depends on how long we held a particular warrant and on the nature of the disposition transaction.

Foreign Investments. In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the requirement to pass through to our shareholders their share of the foreign taxes paid by us.
Passive Foreign Investment Companies. We may invest in the stock of a foreign corporation which is classified as a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or “PFIC.” As a result, we may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares. Additional charges in the nature of interest may be imposed on us in respect of deferred taxes arising from such distributions or gains. This additional tax and interest may apply even if we make a distribution in an amount equal to any “excess distribution” or gain from the disposition of such shares as a taxable dividend to our shareholders. In lieu of the increased income tax and deferred tax interest charges on excess distributions on and dispositions of a PFIC’s shares, we can elect to treat the underlying PFIC as a “qualified electing fund,” provided that the PFIC agrees to provide us with adequate information regarding its annual results and other aspects of its operations. With a “qualified electing fund” election in place, we must include in our income each year our share (whether distributed or not) of the ordinary earnings and net capital gain of a PFIC. In the alternative, we can elect, under certain conditions, to mark-to-market at the end of each taxable year our PFIC shares. We would recognize as ordinary income any increase in the value of the PFIC shares and as an ordinary loss (up to any prior income resulting from the mark-to-market election) any decrease in the value of the PFIC shares. With a “mark-to-market” or “qualified electing fund” election in place on a PFIC, we might be required to recognize in a year income in excess of our actual distributions on and proceeds from dispositions of the PFIC’s shares. Any such income would be subject to the RIC distribution requirements and would be taken into account for purposes of the 4% U.S. federal excise tax (described above).
Controlled Foreign Corporations. If we hold more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation, or “CFC,” we may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to our pro rata share of certain of the corporation’s income for the tax year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. shareholders. A “U.S. shareholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power or 10% or more of the total value of all classes of shares of a corporation. If we are treated as receiving a deemed distribution from a CFC, we will be required to include such distribution in our investment company taxable income regardless of whether we receive any actual distributions from such CFC, and we must distribute such income to satisfy the Annual Distribution Requirement and will the income be taken into account for purposes of the 4% excise tax.
Income inclusions from a PFIC or CFC will be “good income” for purposes of the 90% Gross Income Test provided that they are derived in connection with the our business of investing in stocks and securities or the CFC distributes such income to us in the same taxable year to which the income is included in our income.
Foreign Currency Transactions. Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue income or other receivables or accrue expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or loss. Similarly, on disposition of debt instruments and certain other instruments denominated in a foreign currency, gains or losses attributable to fluctuations if the value of the foreign currency between the date of acquisition of the instrument and the date of disposition also are treated as ordinary gain or loss. These gains and losses may increase or decrease the amount of our investment company taxable income to be distributed to our shareholders as ordinary income.
Taxation of U.S. Shareholders
Distributions. Distributions by us generally are taxable to U.S. shareholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. shareholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional Shares. To the extent such distributions paid by us to non-corporate U.S. shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations (“Qualifying Dividends”) and such distributions may be subject to a reduced rate of U.S. federal income tax. In this regard, it is anticipated that distributions paid by us generally will not be attributable to dividends and, therefore, generally will not qualify for a reduced rate of U.S. federal income tax.
Distributions of our net capital gains (which are generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. shareholder as long-term capital gains, which are currently taxable at a maximum rate of 20% in the case of individuals or estates, regardless of the U.S. shareholder’s holding period for his, her or its Shares and regardless of whether paid in cash or reinvested in additional Shares. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. shareholder’s adjusted tax basis in such U.S. shareholder’s Shares and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. shareholder.
Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains and elect to be deemed to have made a distribution of the retained portion to our shareholders (a “deemed distribution”) under the “designated undistributed capital gains” rule of the Code. In that case, among other consequences, we will pay U.S. federal income tax on the retained amount, each U.S. shareholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. shareholder, and the U.S. shareholder will be entitled to claim a credit equal to their allocable share of the U.S. federal income tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. shareholder’s adjusted tax basis for their Shares. Since we expect to pay U.S. federal income tax on any retained capital gains at the corporate rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of U.S. federal income tax that individual shareholders will be treated as having paid and for which they will receive a credit will exceed the U.S. federal income tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. shareholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a shareholder’s liability for U.S. federal income tax. A shareholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as such a “deemed distribution.”
We or the applicable withholding agent will provide you with a notice reporting the amount of any ordinary income dividends (including the amount of such dividend, if any, eligible to be treated as qualified dividend income) and capital gain dividends by January 31.
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. shareholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, if we pay you a dividend in January which was declared in the previous October, November or December to shareholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the year in which the dividend was declared. If a shareholder purchases Shares shortly before the record date of a distribution, the price of the Shares will include the value of the distribution and the shareholder will be subject to U.S. federal income tax on the distribution even though it represents a return of its investment.
Distribution Reinvestment Plan. Under the DRIP, if a U.S. shareholder owns Shares registered in its own name, the Company will reinvest dividends on behalf of the U.S. shareholder if the U.S. shareholder specifically elects to opt into the distribution reinvestment plan by delivering a written notice to the Adviser or our dividend paying agent, as applicable, prior to the record date of the next dividend or distribution. Any distributions reinvested under the DRIP will nevertheless remain taxable to the U.S. shareholder. The U.S. shareholder will have an adjusted tax basis in the additional Shares purchased through the plan equal to the amount of the reinvested distribution. The additional

Shares will have a new holding period commencing on the day following the day on which the Shares is credited to the U.S. shareholder’s account.
Dispositions. A U.S. shareholder generally will recognize gain or loss on the sale, exchange or other taxable disposition of Shares in an amount equal to the difference between the U.S. shareholder’s adjusted basis in the Shares disposed of and the amount realized on their disposition. Generally, gain recognized by a U.S. shareholder on the disposition of Shares will result in capital gain or loss to a U.S. shareholder, and will be a long-term capital gain or loss if the Shares has been held for more than one year at the time of sale. Any loss recognized by a U.S. shareholder upon the disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by the U.S. shareholder. A loss recognized by a U.S. shareholder on a disposition of Shares will be disallowed as a deduction if the U.S. shareholder acquires additional Shares (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the Shares is disposed. In this case, the basis of the Shares acquired will be adjusted to reflect the disallowed loss.
In general, individual U.S. shareholders currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in the shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. In addition, individuals with income in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties and rents, and net capital gains (other than certain amounts earned from trades or businesses). Corporate U.S. shareholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate shareholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate shareholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. shareholders generally may not deduct any net capital loss for a year, but may carry forward such losses for five years.
Tax Shelter Reporting Regulations. Under applicable Treasury regulations, if a U.S. shareholder recognizes a loss with respect to Shares of $2 million or more for a U.S. shareholder that is an individual, subchapter S corporation, trust or a partnership with at least one non-corporate partner or $10 million or more for a corporate U.S. shareholder that is either a corporation or a partnership with only corporate partners in any single taxable year (or a greater loss over a combination of years), the U.S. shareholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. shareholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.
Backup Withholding. We are required in certain circumstances to backup withhold on taxable dividends or distributions paid to non-corporate U.S. shareholders who do not furnish us or the dividend-paying agent with their correct taxpayer identification number (in the case of individuals, generally their U.S. Social Security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
Limitation on Deduction for Certain Expenses A “publicly offered regulated investment company” is a RIC whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. If we are not treated as a publicly offered RIC, for any calendar year, then a U.S. shareholder that is an individual, estate or trust will be treated as though they received a distribution of a portion of our expenses, and such U.S. Shareholder may be subject to limitations on deduction of these expenses. Specifically, such “miscellaneous itemized deductions” are currently not deductible and, beginning in 2026, will be deductible only to the extent they exceed 2% of such a U.S. holder’s adjusted gross income and are not deductible for alternative minimum tax purposes. In this case, we would be required to report the relevant income and expenses on Form 1099-DIV, and affected holders will be required to take into account their allocable share of such income and expenses. We anticipate that we will not qualify as a publicly offered RIC for the current taxable year, but we may qualify as a publicly offered RIC for future taxable years.
Taxation of Non-U.S. Shareholders
Distributions; Dispositions. In general, distributions of our “investment company taxable income” to a Non-U.S. shareholder generally are subject to withholding of U.S. federal tax at a 30% rate (or a lower rate provided by an applicable treaty) to the extent of our current or accumulated earnings and profits unless an applicable exception applies. However, no withholding will be required with respect to such distributions if (i) the distributions are properly reported to our shareholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. The Company anticipates that a substantial portion of its distributions will qualify for this exemption from withholding. No assurance can be provided, however, that any of our distributions will qualify for this exemption. If such distributions are effectively connected with the conduct of a trade or business in the United States (a "U.S. trade or business") by the Non-U.S. shareholder (and, if a treaty applies, are attributable to a permanent establishment maintained in the United States by the Non-U.S. shareholder), we will not be required to withhold U.S. federal tax if the Non-U.S. shareholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. Special certification requirements apply to a Non-U.S. shareholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.
Actual or deemed distributions of our net capital gains to a Non-U.S. shareholder if properly reported by us as capital gain dividends, and gains realized by a Non-U.S. shareholder upon the sale, exchange or other taxable disposition of our Shares, will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. shareholder in the United States) or, in the case of an individual, the Non-U.S. shareholder was present in the United States for 183 days or more during the taxable year and certain other conditions are met.
If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the U.S. federal income tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the Non-U.S. shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.
If any actual or deemed distributions of our net capital gains, or any gains realized upon the sale, exchange or other taxable disposition of our Shares, are effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. shareholder in the United States), such amounts will be subject to U.S. income tax, on a net income basis, in the same manner, and at the graduated rates applicable to, a U.S. shareholder. For a corporate Non-U.S. shareholder, the after-tax amount of distributions (both actual and deemed) and gains realized upon the sale, exchange or other taxable disposition of our Shares that are effectively connected to a U.S. trade or business (and, if a treaty applies, are attributable to a U.S. permanent establishment), may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).
Non-U.S. shareholders generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on the sale or other taxable disposition of Shares.
Under the distribution reinvestment plan, our shareholders who have not “opted out” of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional Shares, rather than receiving the cash distributions. If the distribution is a distribution of our investment company taxable income and is not properly reported by us as a short-term capital gains dividend or interest-related dividend, the amount distributed (to the extent of our current and accumulated earnings and profits) will be subject to U.S. federal withholding tax as described above and only the net after-tax amount will be reinvested in our Shares. If the distribution is effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if a treaty applies, is attributable to a U.S. permanent establishment), generally the full amount of the distribution will be reinvested in the plan and will nevertheless be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons. The Non-U.S. shareholder will have an adjusted tax basis in the additional Shares purchased through the plan equal to the amount reinvested. The additional Shares will have a new holding period commencing on the day following the day on which the Shares is credited to the Non-U.S. shareholder’s account.
Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the Shares.
If we were unable to qualify for treatment as a RIC, any distributions by us would be treated as dividends to the extent of our current and accumulated earnings and profits. We would not be eligible to report any such dividends as interest-related dividends, short-term capital gain dividends, or capital gain dividends. As a result, any such dividend paid to a Non-U.S. shareholder that is not effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if an income tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. shareholder in the United States) would be subject to the 30% (or reduced applicable treaty rate) withholding tax discussed above regardless of the source of the income giving rise to such distribution. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Non-U.S. shareholder’s adjusted tax basis, and any remaining distributions would be treated as a gain from the sale of the Non-U.S. shareholder’s Shares subject to taxation as discussed above. For the consequences to the Company for failing to qualify as a RIC, see “ — Failure to Qualify as a RIC” above.
Backup Withholding
The amount of dividends that we pay to any Non-U.S. shareholder will be reported to the Non-U.S. shareholder and to the IRS annually on an IRS Form 1042-S, regardless of whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. shareholder resides. However, a Non-U.S. shareholder generally will not be subject to backup withholding and certain other information reporting with respect to payments that we make to the Non-U.S. shareholder, provided that we do not have actual knowledge or reason to know that such Non-U.S. shareholder is a “United States person,” within the meaning of the Code, and the Non-U.S. shareholder has established that it is a Non-U.S. shareholder or otherwise established an exemption from backup withholding. A Non-U.S. shareholder generally will be entitled to credit any amounts withheld under the backup withholding rules against the Non-U.S. shareholder's U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.
Non-U.S. shareholders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
FATCA
Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by certain specified U.S. persons (or held by foreign entities that have certain specified U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While the Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury has indicated

its intent to eliminate this requirement in subsequent proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a specified U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on certain payments to certain foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% owner that is a specified U.S. person or provide the withholding agent with identifying information on each greater than 10% owner that is a specified U.S. person. Depending on the status of a Non-U.S. shareholder and the status of the intermediaries through which they hold their Shares, Non-U.S. shareholders could be subject to this 30% withholding tax with respect to distributions on their Shares. Under certain circumstances, a Non-U.S. shareholder might be eligible for refunds or credits of such taxes.

ITEM 1A.    RISK FACTORS
Investing in our Shares involves a number of significant risks. The risks set forth below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us also may impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value could decline, and a shareholder may lose all or part of their investment. The risk factors described below are the material risk factors associated with an investment in our Shares specifically, as well as those risks generally associated with an investment in a company with investment objectives, investment policies, and capital structure similar to ours.
The following is a summary of the principal risk factors associated with an investment in the Company. Further details regarding each risk included in the below summary list can be found further below.
We are subject to risks related to our business and structure.
•The Company has no operating history.
•We depend upon the senior management of Churchill for our success, and upon the strong referral relationships of the investment professionals of Churchill, Nuveen, and their affiliates with financial institutions. Any inability to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
•There may be conflicts related to obligations that senior investment professionals of Churchill and members of its Investment Committee have to other clients. There may be conflicts related to the investment and related activities of TIAA, Nuveen and Churchill and these conflicts could prevent us from making or disposing of certain investments on the terms desired.
•The recommendations that the Adviser gives to the Company may differ from those rendered to its other clients.
•The Adviser and its affiliates, including our officers and some of our trustees, will face conflicts of interest caused by compensation arrangements with us and our affiliates, which could result in actions that are not in the best interests of our shareholders.
•Our ability to enter into transactions with our affiliates will be restricted, which may limit the scope of investments available to us.
•We will be subject to U.S. federal income tax imposed at corporate rates if we are unable to qualify or maintain qualification as a RIC under Subchapter M of the Code.
•Regulations governing our operation as a BDC will affect our ability to and the way in which we raise additional capital.
•We will be exposed to risks associated with changes in interest rates.
•Many of our portfolio investments will be recorded at fair value as determined in good faith by the Adviser, as the Valuation Designee, subject to the oversight of the Board, and, as a result, there may be uncertainty as to the value of our portfolio investments.
•We may experience fluctuations in our quarterly operating results.
•Global economic, political and market conditions may adversely affect our business or cause us to alter our business strategy.
•We are currently operating in a period of economic uncertainty, which may have a negative impact on our business, financial condition and operations. An extended disruption in the capital markets and the credit markets could negatively affect our business.

•The failure of cybersecurity protection systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning, could impair our ability to conduct business effectively.
•Churchill may not be able to achieve the same or similar returns as those achieved by our senior management and investment personnel while they were employed at prior positions.
•Our access to confidential information may restrict our ability to take action with respect to some of our investments, which, in turn, may negatively affect our results of operations.
We are subject to risks related to our operations.
•Economic recessions or downturns could impair our portfolio companies and harm our operating results.
•We intend to invest in middle-market, privately owned companies, which may present a greater risk of loss than loans to larger companies.
•We will be subject to risks associated with our investments in Senior Loan Investments, unitranche secured loans and securities, junior debt securities, and equity-related securities.
•The lack of liquidity in our investments may adversely affect our business.
•Defaults by our portfolio companies will harm our operating results.
We are subject to risks related to an investment in our Shares.
•An investment in our Shares will have limited liquidity.
•We may have difficulty paying distributions and the tax character of any distributions is uncertain.
•Investing in our Shares involves a high degree of risk.
•There are restrictions on the ability of holders of our Shares to transfer such Shares in excess of the restrictions typically associated with a private offering of securities under Regulation D and other exemptions from registration under the Securities Act, and these restrictions could limit the liquidity of an investment in our Shares and the price at which holders may be able to sell the Shares.
Risks Related to our Business and Structure
The Company has no operating history.
The Company is a new entity with no operating history and has no financial information on which a prospective investor can evaluate an investment in the Shares or prior performance. As a result, prospective investors have no track record or history on which to base their investment decision. We will be subject to the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and the value of a shareholder’s investment could decline substantially or become worthless. While we believe that the past professional experiences of Churchill’s investment team, including the investment and financial experience of Churchill’s senior management, will increase the likelihood that Churchill will be able to manage the Company successfully, there can be no assurance that this will be the case.
Our Board may change our investment objective, operating policies and strategies without prior notice or shareholder approval, the effects of which may be adverse.
Our Board will have the authority, except as otherwise prohibited by the 1940 Act, to modify or waive certain of our operating policies and strategies without prior notice in certain circumstances and without shareholder approval. However, if we change our Private Credit Policy, we will provide shareholders with at least 60 days’ notice of such change. In addition, absent shareholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies, investment criteria and strategies would have on our business, NAV, operating results or the value of our Shares. Nevertheless, any such changes could adversely affect our business and impair our ability to make distributions and cause you to lose all or part of your investment. Moreover, we have significant flexibility in investing the net proceeds from our continuous offering and may use the net proceeds from our continuous offering in ways in which investors may not agree.
Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our NAV through increased net unrealized depreciation.
We are required to carry our investments at market value or, if no market quotation is readily available, at fair value as determined in good faith by the Valuation Designee, subject to the oversight of our Board. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we will use the pricing indicated by the external event to corroborate our valuation. We will record decreases in the market values or fair values of our investments as unrealized depreciation. Declines in prices and liquidity in the corporate debt markets may result in significant net unrealized depreciation in our portfolio. The effect of all of these factors on our portfolio may reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer additional unrealized losses in future periods, which could have a material adverse effect on our business, financial condition and results of operations.
Our financial condition and results of operations depend on our ability to manage our business effectively.
Our ability to achieve our investment objective and grow depends on our ability to manage our business. This depends, in turn, on the ability of the Adviser to identify, invest in and monitor companies that meet our investment criteria. The achievement of our investment objective depends upon Adviser’s execution of our investment process, their ability to provide competent, attentive and efficient services to us and, to a lesser extent, our access to financing on acceptable terms. The Adviser will have substantial responsibilities under the Advisory Agreement. The senior origination professionals and other personnel of Adviser and its affiliates may be called upon to provide managerial assistance to our portfolio companies. These activities may distract them or slow our rate of investment. Any failure to manage our business and our future growth effectively could have a material adverse effect on our business, financial condition and results of operations. Our results of operations depend on many factors, including the availability of opportunities for investment, readily accessible short and long-term funding alternatives in the financial markets and economic conditions. Furthermore, if we cannot successfully operate our business or implement our investment policies and strategies, it could negatively impact our ability to pay dividends or other distributions and you may lose all or part of your investment.
Churchill may not be able to achieve the same or similar returns as those achieved by its senior management and investment personnel while they were employed at prior positions.
The track record and achievements of the senior investment professionals of Churchill are not necessarily indicative of future results that will be achieved by Churchill. As a result, Churchill may not be able to achieve the same or similar returns as those previously achieved by the senior investment professionals of Churchill.
In addition, we will depend upon the senior investment professionals of Churchill to maintain their relationships with financial institutions, sponsors and investment professionals, and we rely to a significant extent upon these relationships to provide us with potential investment opportunities. If the senior investment professionals of Churchill fail to maintain such relationships, or fail to develop new relationships with other sources of investment opportunities, we will not be able to grow our investment portfolio. In addition, individuals with whom the senior investment professionals of Churchill have relationships are not obligated to provide us with investment opportunities, and, therefore, we can offer no assurance that these relationships will generate investment opportunities for us in the future.
We will operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
We will compete with a number of specialty and commercial finance companies to make the types of investments that we make in middle-market companies, including BDCs, traditional commercial banks, private investment funds, regional banking institutions, small business investment companies, investment banks and insurance companies. Additionally, with increased competition for investment opportunities, alternative investment vehicles such as hedge funds may seek to invest in areas they have not traditionally invested in or from which they had withdrawn during the economic downturn, including investments in middle-market companies. As a result, competition for investments in middle-market companies has intensified, and we expect that trend to continue. Certain of our existing and potential competitors are large and may have greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, establish more relationships than we do, or offer better pricing and more flexible structuring than we offer. We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we are forced to match our competitors’ pricing, terms and structure, however, we may not be able to achieve acceptable returns on our investments or may bear substantial risk of capital loss.
Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a BDC or the source of income, asset diversification and distribution requirements that we will need to satisfy to obtain and maintain our RIC tax treatment. The competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we may not be able to identify and make investments that are consistent with our investment objective.
Many of our portfolio investments will be recorded at fair value as determined in good faith by the Adviser, as the Valuation Designee, subject to the oversight of the Board, and, as a result, there may be uncertainty as to the value of our portfolio investments.
Our Board has designated the Adviser as the Valuation Designee pursuant to Rule 2a-5 under the 1940 Act to determine the fair value of our investments that do not have readily available market quotations. Under the 1940 Act, we are required to carry our portfolio investments at market value, or if there is no readily available market value, at fair value as determined by the Valuation Designee, subject to the oversight of the Board. See “Item 1(c). Description of Business—Determination of Net Asset Value—Determination in Connection with our Portfolio Investments” for additional information.
Many of our portfolio investments may take the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable, and we will value these securities at fair value as determined in good faith by the Valuation Designee, including to reflect significant events affecting the value of our securities. As part of the valuation process, we may take into account the following types of factors, if relevant, in determining the fair value of our investments:
•a comparison of the portfolio company’s securities to publicly traded securities;
•the enterprise value of a portfolio company;
•the nature and realizable value of any collateral;
•the portfolio company’s ability to make payments and its earnings and discounted cash flow;
•the markets in which the portfolio company does business; and
•changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made in the future, along with other relevant factors.
We expect that most of our investments (other than cash and cash equivalents) will be classified as Level 3 in the fair value hierarchy and require disclosures about the level of disaggregation along with the inputs and valuation techniques we use to measure fair value. This means that our portfolio valuations are based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. Inputs into the determination of fair value of our portfolio investments require significant management judgment or estimation.

Even if observable market data is available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. We intend to employ the services of one or more independent service providers to review the valuation of these securities. The types of factors that the Valuation Designee may take into account in determining the fair value of our investments generally include, as appropriate, comparison to publicly traded securities, including on such factors as yield, maturity and measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Due to this uncertainty in the value of our portfolio investments, a fair value determination may cause NAV on a given date to materially understate or overstate the value that we may ultimately realize upon one or more of our investments. As a result, investors purchasing our Shares based on an overstated NAV would pay a higher price than the value of the investments might warrant. Conversely, investors selling Shares during a period in which the NAV understates the value of investments will receive a lower price for their Shares than the value the investment portfolio might warrant.
We will adjust quarterly the valuation of our portfolio to reflect the determination of the Valuation Designee of the fair value of each investment in our portfolio. Any changes in fair value are recorded in our statements of operations as net change in unrealized gain (loss) on investments.
We may not be able to pay distributions, our distributions may not grow over time and/or a portion of our distributions may be a return of capital.
We intend to pay distributions to our shareholders. We cannot assure you that we will achieve investment results that will allow us to sustain a specified level of cash distributions or make periodic increases in cash distributions. Our ability to pay distributions might be adversely affected by, among other things, the impact of one or more of the risk factors described herein. In addition, the inability to satisfy the asset coverage requirement that is applicable to us as a BDC could limit our ability to pay distributions. All distributions will be paid at the discretion of the Board and will depend on our earnings, our financial condition, maintenance of our RIC tax treatment, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time. We cannot assure you that we will continue to pay distributions to our shareholders.
When we make distributions, we will be required to determine the extent to which such distributions are paid out of current or accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of an investor’s adjusted tax basis in our Shares and, assuming that an investor holds our Shares as a capital asset, thereafter as a capital gain.
The amount of any distributions we may make is uncertain. Our distributions may exceed our earnings, particularly during the period before we have substantially invested the net proceeds from our public offering. Therefore, portions of the distributions that we make may represent a return of capital to you that will lower your adjusted tax basis in your Shares and reduce the amount of funds we have for investment in targeted assets.
We may fund our cash distributions to shareholders from any sources of funds available to us, including borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, and dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies. There can be no assurance that we will achieve such performance in order to sustain these distributions or be able to pay distributions at all. Our ability to pay distributions might be adversely affected by, among other things, the impact of one or more of the risk factors described in this Registration Statement. In addition, the inability to satisfy the asset coverage requirement that will be applicable to us as a BDC may limit our ability to pay distributions. All distributions will be paid at the discretion of our Board and will depend on our earnings, our financial condition, maintenance of our RIC tax treatment, compliance with applicable BDC regulations and such other factors as our Board may deem relevant from time to time. We cannot assure you that we will continue to pay distributions to our shareholders in the future. In the event that we encounter delays in locating suitable investment opportunities, we may pay all or a substantial portion of our distributions from borrowings or sources other than cash flow from operations in anticipation of future cash flow, which may constitute a return of your capital. A return of capital is a return of your investment, rather than a return of earnings or gains derived from our investment activities.
There are significant financial and other resources necessary to comply with the requirements of being an SEC reporting entity.
As a public entity, we are subject to the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires us to file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act will require us to maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, significant resources and management oversight will be required. We will implement procedures, processes, policies and practices for the purpose of addressing such standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, trustees’ and officers’ liability insurance, trustee fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to the Administrator to compensate them for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.
Efforts to comply with Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us.
As a public company, we will be subject to the Sarbanes-Oxley Act, and the related rules and regulations promulgated by the SEC. Our management will be required to report on our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act after we have been subject to the reporting requirements of the Exchange Act for a specified period of time. We will be required to review on an annual basis our internal controls over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal controls over financial reporting. As a new company, developing and maintaining an effective system of internal controls may require significant expenditures, which may negatively impact our financial performance. This process also will result in a diversion of our management’s time and attention. We cannot be certain of when our evaluation, testing and remediation actions will be completed or the impact of the same on our operations. In addition, we may be unable to ensure that the process is effective or that our internal controls over financial reporting are or will be effective in a timely manner. In the event that we are unable to develop or maintain an effective system of internal controls and maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may be adversely affected.
We will not be required to comply with certain requirements of the Sarbanes-Oxley Act, including the internal controls evaluation and certification requirements of Section 404, and will not be required to comply with all of those requirements until we have been subject to the reporting requirements of the Exchange Act for a specified period of time or the date we are no longer an emerging growth company under the JOBS Act. Accordingly, our internal controls over financial reporting will not initially meet all of the standards contemplated by Section 404 that we will eventually be required to meet. We are in the process of addressing our internal controls over financial reporting and are establishing formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within the Company.
Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting until the date on which we are a “large accelerated filer” or an “accelerated filer.” As a publicly reporting entity, we will not be required to complete our initial assessment until our second annual report on Form 10-K. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting.
We may experience fluctuations in our quarterly operating results.
We could experience fluctuations in our quarterly operating results due to a number of factors, including our ability or inability to make investments in companies that meet our investment criteria, the interest rate payable on the debt securities we acquire, the default rate on such securities, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.
We will be an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Shares less attractive to investors.
We will be and we will remain an “emerging growth company” as defined in the JOBS Act for up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement, or until the earlier of (a) the last day of the first fiscal year (i) in which we have total annual gross revenue of at least $1.235 billion, or (ii) in which we are deemed to be a large accelerated filer, which means the market value of our Shares that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our Shares less attractive because we will rely on some or all of these exemptions. If some investors find our Shares less attractive as a result, there may be a less active trading market for our Shares and our share price may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.
Any unrealized losses we experience on our portfolio may be an indication of future realized losses, which could reduce our income available for distribution.
As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at the fair value as determined in good faith by our Valuation Designee. Decreases in the market value or fair value of our investments relative to amortized cost will be recorded as unrealized depreciation. Any unrealized losses in our portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to us with respect to the affected loans. This could result in realized losses in the future and ultimately in reductions of our income available for distribution in future periods. In addition, decreases in the market value or fair value of our investments will reduce our NAV.

Terrorist attacks, acts of war, global health emergencies or natural disasters may affect any market for our Shares, impact the businesses in which we invest and harm our business, operating results and financial condition.
Terrorist acts, acts of war, global health emergencies or natural disasters may disrupt our operations, as well as the operations of the businesses in which we invest. Such acts have created, and continue to create, economic and political uncertainties and have contributed to global economic instability. Future terrorist activities, military or security operations, global health emergencies or natural disasters could further weaken the domestic/global economies and create additional uncertainties, which may negatively impact the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results and financial condition. Losses from terrorist attacks, global health emergencies and natural disasters are generally uninsurable.
In late February 2022, Russia launched a large scale military attack on Ukraine. The invasion significantly amplified already existing geopolitical tensions among Russia, Ukraine, Europe, NATO and the West, including the United States. In response to the ongoing military action by Russia, various countries, including the United States, the United Kingdom, and European Union issued broad-ranging economic sanctions against Russia. Such sanctions included, among other things, a prohibition on doing business with certain Russian companies, large financial institutions, officials and oligarchs; a commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications (“SWIFT”), the electronic banking network that connects banks globally; and restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. Additional sanctions may be imposed in the future. Such sanctions (and any future sanctions) and other actions against Russia may adversely impact, among other things, the Russian economy and various sectors of the economy, including but not limited to, financials, energy, metals and mining, engineering and defense and defense-related materials sectors; result in a decline in the value and liquidity of Russian securities; result in boycotts, tariffs, and purchasing and financing restrictions on Russia’s government, companies and certain individuals; weaken the value of the ruble; downgrade the country’s credit rating; freeze Russian securities and/or funds invested in prohibited assets and impair the ability to trade in Russian securities and/or other assets; and have other adverse consequences on the Russian government, economy, companies and region. Further, several large corporations and U.S. states have announced plans to divest interests or otherwise curtail business dealings with certain Russian businesses.
In addition, the recent outbreak of hostilities in the Middle East and escalating tensions in the region may create volatility and disruption of global markets.
The ramifications of the hostilities and sanctions, however, may not be limited to Russia and the Middle East and Russian or Middle Eastern companies, respectively, but may spill over to and negatively impact other regional and global economic markets (including Europe and the United States), companies in other countries (particularly those that have done business with Russia) and various sectors, industries and markets for securities and commodities globally, such as oil and natural gas. Accordingly, the actions discussed above and the potential for a wider conflict could increase financial market volatility, cause severe negative effects on regional and global economic markets, industries, and companies and have a negative effect on the Company’s investments and performance, which may, in turn, impact the valuation of such portfolio companies. In addition, parties in such conflicts may take retaliatory actions and other countermeasures, including cyberattacks and espionage against other countries and companies around the world, which may negatively impact such countries and the companies in which the Company will invest. The extent and duration of the military action or future escalation of such hostilities, the extent and impact of existing and future sanctions, market disruptions and volatility, and the result of any diplomatic negotiations cannot be predicted. These and any related events could have a significant impact on the Company’s performance and the value of an investment in the Company.

We are currently operating in a period of economic uncertainty, which may have a negative impact on our business, financial condition and operations. An extended disruption in the capital markets and the credit markets could negatively affect our business.
From time to time, capital markets may experience periods of disruption and instability. The U.S. capital markets have experienced extreme volatility and disruption following the global outbreak of COVID-19 that began in December 2019, the conflict between Russia and Ukraine that began in late February 2022, and the ongoing war in the Middle East. Even after the COVID-19 pandemic subsided, the U.S. economy, as well as most other major economies, have continued to experience unpredictable economic conditions, and we anticipate our business would be materially and adversely affected by any prolonged economic downturn or recession in the United States and other major markets. In addition, disruptions in the capital markets have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets.
These conditions and future market disruptions and/or illiquidity could have an adverse effect on our (and our portfolio companies’) business, financial condition, results of operations and cash flows. Ongoing unfavorable economic conditions may increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to our portfolio companies and/or us. These events may limit our investment originations, limit our ability to grow and have a material negative impact on our operating results and the fair values of our debt and equity investments. We may have to access, if available, alternative markets for debt and equity capital, and a severe disruption in the global financial markets, deterioration in credit and financing conditions, continued increases in interest rates, or uncertainty regarding U.S. government spending and deficit levels or other global economic conditions could have a material adverse effect on our business, financial condition and results of operations.
While we intend to source and invest in new loan transactions to U.S. middle market companies, we cannot be certain that we will be able to do so successfully or consistently. A lack of suitable investment opportunities may impair our ability to make new investments and may negatively impact our earnings and result in decreased dividends to our shareholders.
Under these conditions, loan delinquencies, loan non-accruals, problem assets, and bankruptcies may increase. In addition, collateral for our loans may decline in value, which could cause loan losses to increase and the net worth and liquidity of loan guarantors could decline, impairing their ability to honor commitments to us. An increase in loan delinquencies and non-accruals or a decrease in loan collateral and guarantor net worth could result in increased costs and reduced income, which would have a material adverse effect on our business, financial condition or results of operations. We continue to observe supply chain interruptions, labor difficulties, commodity inflation and elements of economic and financial market instability both globally and in the United States.
We will need to raise additional capital in the future in order to continue to make investments in accordance with our business and investing strategy and to pursue new business opportunities. Ongoing disruptive conditions in the financial industry and the impact of new legislation in response to those conditions could restrict our business operations and could adversely impact our results of operations and financial condition.
In addition, we generally will be required to distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our shareholders to qualify for the tax benefits available to RICs. As a result, these earnings will not be available to fund new investments. An inability to access the capital markets successfully could limit our ability to grow our business and execute our business strategy fully and could decrease our earnings, if any, which may have a material adverse effect on our business, results of operations and financial performance.
We cannot be certain as to the duration or magnitude of the ongoing economic condition in the markets in which we and our portfolio companies will operate and the corresponding declines in economic activity that may negatively impact the U.S. economy and the markets for the various types of goods and services provided by U.S. middle market companies. Depending on the duration, magnitude and severity of these conditions and their related economic and market impacts, certain of our portfolio companies may suffer declines in earnings and could experience financial distress, which could cause them to default on their financial obligations to us and their other lenders. In consideration of these and related factors, we may make downgrades with respect to other portfolio companies in the future as conditions warrant and new information comes to light.
The failure of cybersecurity protection systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning, could impair our ability to conduct business effectively.
We will be and others in our industry are the targets of malicious cyber activity, which we work hard to prevent. A successful cyber-attack, whether perpetrated by criminal or state-sponsored actors, against us or our service providers, or an accidental disclosure of non-public information, could have an adverse effect on our ability to conduct business and on our results of operations and financial condition, particularly if those events affect our computer-based data processing, transmission, storage, and retrieval systems or destroy data. If a significant number of our managers were unavailable in the event of a disaster, our ability to effectively conduct our business could be severely compromised.
The Adviser and third-party service providers with which we will do business depend heavily upon computer systems to perform necessary business functions. Despite the implementation of a variety of security measures, computer systems could be subject to unauthorized access, acquisition, use, alteration, or destruction, such as from the insertion of malware (including ransomware), physical and electronic break-ins or unauthorized tampering. The Adviser may experience threats to their data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary, personal and other information processed and stored in, and transmitted through, the Adviser’s computer systems and networks, or otherwise cause interruptions or malfunctions in operations, which could result in damage to our reputation, financial losses, litigation, increased costs, regulatory enforcement actions and penalties and/or customer dissatisfaction or loss.
Third parties with which we will do business are sources of cybersecurity or other technological risks. We outsource certain functions and these relationships allow for the storage and processing of our information, as well as customer, counterparty, employee and borrower information. Cybersecurity failures or breaches by our Adviser and other service providers (including, but not limited to, accountants, custodians, transfer agents and administrators), and the issuers of securities in which we invest, also have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, interference with our ability to calculate NAV, impediments to trading, the inability of our shareholders to transact business, violations of applicable privacy and other laws, regulatory fines, penalties, reputation damages, reimbursement of other compensation costs, or additional compliance costs. While we engage in actions to reduce our exposure resulting from outsourcing, ongoing threats may result in unauthorized access, acquisition, use, alteration or destruction of data, or other cybersecurity incidents, with increased costs and other consequences, including those described above. In addition, substantial costs may be incurred in order to prevent any cyber incidents in the future.
Privacy and information security laws and regulation changes, and compliance with those changes, may result in cost increases due to system changes and the development of new administrative processes. In addition, we may be required to expend significant additional resources to modify our protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. Currently, we are covered under TIAA's insurance policy relating to cybersecurity risks; however, we may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are not fully insured.
Our business is dependent on bank relationships and recent strain on the banking system may adversely impact us.
The financial markets recently have encountered volatility associated with concerns about the balance sheets of banks, especially small and regional banks that may have significant losses associated with investments that make it difficult to fund demands to withdraw deposits and other liquidity needs. Although the federal government has announced measures to assist these banks and protect depositors, some banks have already been impacted and others may be materially and adversely impacted. Our business is dependent on bank relationships, including small and regional banks, and we are proactively monitoring the financial health of banks with which we (or our portfolio companies) do or may in the future do business. To the extent that our portfolio companies work with banks that are negatively impacted by the foregoing, such portfolio companies’ ability to access their own cash, cash equivalents and investments may be threatened. In addition, such affected portfolio companies may not be able to enter into new banking arrangements or credit facilities or receive the benefits of their existing banking arrangements or credit facilities. Any such developments could harm our business, financial condition, and operating results, and prevent us from fully implementing our investment plan. Continued strain on the banking system may adversely impact our business, financial condition and results of operations.
We may not be able to obtain all required state licenses.
We may be required to obtain various state licenses in order to, among other things, originate commercial loans. Applying for and obtaining required licenses can be costly and take several months. There is no assurance that we will obtain all of the licenses that we need on a timely basis. Furthermore, we will be subject to various information and other requirements in order to obtain and maintain these licenses, and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses might restrict investment options and have other adverse consequences.
Global economic, political and market conditions may adversely affect our business or cause us to alter our business strategy.
The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may contribute to increased market volatility, may have long-term effects on the U.S. and worldwide financial markets, and may cause economic uncertainties or deterioration in the United States and worldwide. The U.S. and global capital markets experienced extreme volatility and disruption during the economic downturn that began in mid-2007, and the U.S. economy was in a recession for several consecutive calendar quarters during the same period. In 2010, a financial crisis emerged in Europe, triggered by high budget deficits and rising direct and contingent sovereign debt, which created concerns about the ability of certain nations to continue to service their sovereign debt obligations. Risks resulting from such debt crisis, including any austerity measures taken in exchange for bailout of certain nations, and any future debt crisis in Europe or any similar crisis elsewhere could have a detrimental impact on the global economic recovery, sovereign and non-sovereign debt in certain countries and the financial condition of financial institutions generally.
On January 31, 2020, the United Kingdom ended its membership in the European Union, which is referred to as Brexit. Following the termination of a transition period, the United Kingdom and the European Union entered into a trade and cooperation agreement to govern the future relationship between the parties, which was provisionally applied as of January 1, 2021, and entered into force on May 1, 2021, following ratification by the European Union. With respect to financial services, the agreement leaves decisions on equivalence and adequacy to be determined by each of the United Kingdom and the European Union unilaterally in due course. Such agreement is untested and could lead to ongoing political and economic uncertainty and periods of exacerbated volatility in both the United Kingdom and in wider European and global markets for some time. In addition, on December 24, 2020, the European Union and United Kingdom governments signed a trade deal that became provisionally effective on January 1, 2021, and that now governs the relationship between the United Kingdom and the European Union (the “Trade Agreement”). The Trade Agreement implements significant regulation around trade, transport of goods and travel restrictions between the United Kingdom and the European Union.
Notwithstanding the foregoing, the long term economic, legal, political and social implications of Brexit remain unclear at this stage and are likely to continue to lead to ongoing political and economic uncertainty and periods of increased volatility in both the United Kingdom and in wider European markets for some time. In particular, Brexit could lead to calls for similar referendums in other European Union jurisdictions, which could cause increased economic volatility in the European and global markets. This mid- to long-term uncertainty could have adverse effects on the economy generally and on our ability to earn attractive returns. In particular, currency volatility could mean that our returns are adversely affected by market movements and could make it more difficult, or more expensive, for us to execute prudent currency hedging policies.

Risks Related to Our Investments
Our investments in leveraged portfolio companies may be risky, and you could lose all or part of your investment.
Investment in leveraged companies involves a number of significant risks. Leveraged companies in which we may invest may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold. Such developments may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees that we may have obtained in connection with our investment. In addition, our junior secured loans are generally subordinated to Senior Loan Investments. As such, other creditors may rank senior to us in the event of an insolvency.
We intend to invest in middle-market, privately owned companies, which may present a greater risk of loss than loans to larger companies.
We intend to invest in loans to middle-market, privately owned companies. Compared to larger, publicly traded firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand, compete and operate their business. In addition, many of these companies may be unable to obtain financing from public capital markets or from traditional sources, such as commercial banks. Accordingly, loans made to these types of borrowers may entail higher risks than loans made to companies that have larger businesses, greater financial resources or are otherwise able to access traditional credit sources on more attractive terms.
Investing in middle-market, privately owned companies involves a number of significant risks, including, but not limited to, that middle-market companies:
•may have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;
•are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us;
•typically have more limited access to the capital markets, which may hinder their ability to refinance borrowings;
•will be unable to refinance or repay at maturity the unamortized loan balance as we structure our loans such that a significant balance remains due at maturity;
•generally have less predictable operating results, may be particularly vulnerable to changes in customer preferences or market conditions, and may depend on one or a limited number of major customers;
•may be parties to litigation from time to time, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and
•generally have less publicly available information about their businesses, operations and financial condition, and, if we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and may lose all or part of our investment.
Any of these factors or changes thereto could impair a portfolio company’s financial condition, results of operation, cash flow or result in other adverse events, such as bankruptcy, any of which could limit a portfolio company’s ability to make scheduled payments on loans from us. This, in turn, may lead to their inability to make payments on outstanding borrowings, which could result in losses in our loan portfolio and a decrease in our net interest income and book value.

We will be subject to risks associated with our Senior Loan Investments.
We will invest in Senior Loan Investments, which are usually rated below investment grade or also may be unrated. As a result, the risks associated with senior loans may be considered by credit rating agencies to be similar to the risks of below investment grade fixed-income instruments. Senior Loan Investments rated below investment grade are considered speculative because of the credit risk of the company incurring the indebtedness. Such companies are more likely than investment grade issuers to default on their payments of interest and principal owed to us, and such defaults could have a material adverse effect on our performance. An economic downturn would generally lead to a higher non-payment rate, and a Senior Loan Investment may lose significant market value before a default occurs. Moreover, any specific collateral used to secure a Senior Loan Investment may decline in value or become illiquid, which would adversely affect the Senior Loan Investment’s value.
There may be less readily available and reliable information about most Senior Loan Investments than is the case for many other types of securities, including securities issued in transactions registered under the Securities Act or registered under the Exchange Act. As a result, Churchill will rely primarily on its own evaluation of a borrower’s credit quality rather than on any available independent sources. Therefore, we will be particularly dependent on the analytical abilities of Churchill.
In general, the secondary trading market for senior secured loans is not well developed. No active trading market may exist for certain Senior Loan Investments, which may make it difficult to value them. Illiquidity and adverse market conditions may mean that we may not be able to sell Senior Loan Investments quickly or at a fair price. To the extent that a secondary market does exist for certain Senior Loan Investments, the market for them may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods.
We will be subject to risks associated with our Junior Capital Investments.
We will invest in Junior Capital Investments, which will be comprised of second-lien loans, unsecured debt, subordinated debt and last-out positions in unitranche loans (including fixed- and floating-rate instruments and instruments with PIK income). Although certain Junior Capital Investments are typically senior to common stock or other equity securities, the equity and debt securities in which we will invest may be subordinated to substantial amounts of a portfolio company’s senior debt, all or a significant portion of which may be secured. Such junior or subordinated investments may be characterized by greater credit risks than those associated with the senior obligations of the same portfolio company. These subordinated securities may not be protected by financial covenants, such as limitations on the incurrence of additional indebtedness, that may apply to certain types of senior secured debt instruments. Holders of junior and subordinated debt generally are not entitled to receive full payments in bankruptcy or liquidation until senior creditors are paid in full. In addition, the remedies available to holders of junior debt are normally limited by restrictions benefiting senior creditors. In the event any portfolio company cannot generate adequate cash flow to meet senior debt service, we may suffer a partial or total loss of capital invested.
In addition, subordinated investments are generally more volatile than secured loans and are subject to greater risk of default than senior obligations as a result of adverse changes in the financial condition of the obligor or in general economic conditions. If we make a subordinated investment in a portfolio company, the portfolio company may be highly leveraged, and its relatively high loan-to-value ("LTV") ratio may create increased risks that its operations might not generate sufficient cash flow to service all of its debt obligations. In the event a portfolio company that we invest in on a junior or subordinated basis cannot generate adequate cash flow to meet all of its debt obligations, we may suffer a partial or total loss of capital invested.
We may be subject to risks associated with “covenant-lite” loans.
We may invest in “covenant-lite” loans, which generally refers to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent we are exposed to “covenant-lite” loans, we may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.
We will be subject to risks associated with our investments in unitranche secured loans and securities.
We will invest in unitranche secured loans, which are a combination of senior secured and junior secured debt in the same facility. Unitranche secured loans provide all of the debt needed to finance a leveraged buyout or other corporate transaction, both senior and junior, but generally in a first-lien position, while the borrower generally pays a blended, uniform interest rate rather than different rates for different tranches. Unitranche secured debt generally requires payments of both principal and interest throughout the life of the loan. Generally, we expect these securities to carry a blended yield that is between senior secured and junior debt interest rates. Unitranche secured loans provide a number of advantages for borrowers, including the following: simplified documentation, greater certainty of execution and reduced decision-making complexity throughout the life of the loan. In some cases, a portion of the total interest may accrue or be paid in kind. Because unitranche secured loans combine characteristics of senior and junior financing, unitranche secured loans have risks similar to the risks associated with senior secured and second-lien loans and junior debt in varying degrees according to the combination of loan characteristics of the unitranche secured loan.
We will be subject to risks associated with our investments in equity-related securities.
We will invest in equity-related securities, such as Equity Co-Investments or equity rights and/or warrants that may be converted into or exchanged for the issuer’s common stock or the cash value of the issuer’s common stock. The equity interests we hold may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we realize in the disposition of any equity interests may not be sufficient to offset any other losses we experience. We will generally have little, if any, control over the timing of any gains we may realize from our equity investments. We also may be unable to realize any value if a portfolio company does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests. We may be unable to exercise any put rights we acquire, which would grant us the right to sell our equity securities back to the portfolio company, for the consideration provided in its investment documents if the issuer is in financial distress. Additionally, we may make equity or equity-related investments alongside a Senior Loan Investment, which may result in conflicts related to the rights of those investments.
We will be subject to risks associated with our investments and trading of liquid assets, including broadly syndicated loans.
From time to time, we may invest in liquid assets, such as broadly syndicated loans, high yield bonds, structured finance securities, shares of investment companies and other instruments that may be traded in public or institutional financial markets and have a readily available market value. These investments may expose us to various risks, including with respect to liquidity, price volatility, interest rate risk, ability to restructure in the event of distress, credit risks and less protective issuing documentation, than is the case with the private middle market loans that comprise the majority of our investment portfolio. Certain of these instruments may be fixed rate assets, thereby exposing us to interest rate risk in the valuation of such investments. Additionally, the financial markets in which these assets may be traded are subject to significant volatility (including due to macroeconomic conditions), which may impact the value of such investments and our ability to sell such instruments without incurring losses. The foregoing may result in volatility in the valuation of our liquid investments (including in any broadly syndicated loans that we invest in), which would, in turn, impact our NAV. Similarly, a sudden and significant increase in market interest rates may increase the risk of payment defaults and cause a decline in the value of these investments and in our NAV. We may sell our liquid investments (including broadly syndicated loans) from time to time in order to generate proceeds for use in our investment program, and we may suffer losses in connection with any such sales, due to the foregoing factors. We may not realize gains from our investments in liquid assets and any gains that we realize may not be sufficient to offset any other losses we experience.

The loans we make in portfolio companies may become non-performing.
A loan or debt obligation may become non-performing for a variety of reasons. Such non-performing loans may require substantial negotiation of terms of the borrower’s agreements to develop a plan for recovery or restructuring that may entail, among other things, a substantial reduction in the interest rate, a substantial write-down of the principal amount of the loan and/or the deferral of payments. In addition, such negotiations or restructuring may be quite extensive and protracted over time, and therefore may result in substantial uncertainty with respect to the ultimate recovery. We also may incur additional expenses to the extent that it is required to seek recovery upon a default on a loan or participate in the restructuring of such obligation. The liquidity for defaulted loans may be limited, and to the extent that defaulted loans are sold, it is highly unlikely that the proceeds from such sale will be equal to the amount of unpaid principal and interest thereon. In connection with any such defaults, workouts or restructuring, although we exercise voting rights with respect to an individual loan, we may not be able to exercise votes in respect of a sufficient percentage of voting rights with respect to such loan to determine the outcome of such vote.
The lack of liquidity in our investments may adversely affect our business.
Generally, all of our assets will be invested in illiquid securities, and a substantial portion of our investments in leveraged companies will be subject to legal and other restrictions on resale or will otherwise be less liquid than more broadly traded public securities. The illiquidity of these investments may make it difficult for us to sell such investments when desired. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded these investments. As a result, we do not expect to achieve liquidity in our investments in the near-term. However, to maintain the election to be regulated as a BDC and qualify as a RIC, we may have to dispose of investments if we do not satisfy one or more of the applicable criteria under the respective regulatory frameworks.
Additionally, the ongoing disruption in economic activity may have a negative effect on the potential for liquidity events involving our investments. The illiquidity of our investments may make it difficult for us to sell such investments to access capital if required, and as a result, we could realize significantly less than the value at which we have recorded our investments if we were required to sell them for liquidity purposes. An inability to raise or access capital, and any required sale of all or a portion of our investments as a result, could have a material adverse effect on our business, financial condition or results of operations.
Our portfolio companies may prepay loans, which may reduce stated yields if capital returned cannot be invested in transactions with equal or greater expected yields.
Some of the loans and other investments that we intend to make to portfolio companies may be callable at any time, and many of them can be repaid with no premium to par. Whether a loan is called will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such company the ability to replace existing financing with less expensive capital. As market conditions change frequently, it is unknown when, and if, this may be possible for each portfolio company. In addition, prepayments may occur at any time, sometimes without premium or penalty, and that the exercise of prepayment rights during periods of declining spreads could cause us to reinvest prepayment proceeds in lower-yielding instruments. In the case of some of these loans, having the loan called early may reduce our achievable yield if the capital returned cannot be invested in transactions with equal or greater expected yields.
We may be subject to risks associated with our investments in the business services industry.
We intend to investment in portfolio companies in the business services sector, which are subject to many risks, including the negative impact of regulation, changing technology, a competitive marketplace and difficulty in obtaining financing. Portfolio companies in the business services industry must respond quickly to technological changes and understand the impact of these changes on customers’ preferences. Adverse economic, business, or regulatory developments affecting the business services sector could have a negative impact on the value of our investments in portfolio companies operating in this industry, and therefore could negatively impact our business and results of operations.

We may be exposed to risks associated with any OID income and PIK interest required to be included in taxable and accounting income prior to receipt of cash representing such income.
Our investments may include OID components and PIK interest or PIK dividend components. To the extent OID constitutes a portion of our income, we will be exposed to risks associated with any OID income and PIK interest, including, but not limited to, the following:
•We must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID or other amounts accrued will be included in investment company taxable income for the year of the accrual, we may be required to make a distribution to our shareholders in order to satisfy our annual distribution requirements, even though we will not have received any corresponding cash amount. As a result, we may have to sell some of our investments at times or at prices that would not be advantageous to us, raise additional debt or equity capital or forgo new investment opportunities.
•OID instruments may create heightened credit risks because the inducement to the borrower to accept higher interest rates in exchange for the deferral of cash payments typically represents, to some extent, speculation on the part of the lender.
•Even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation.
•OID instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of the collateral.
•OID instruments generally represent a significantly higher credit risk than coupon loans.
•OID income received by us may create uncertainty about the source of our cash distributions to shareholders. For accounting purposes, any cash distributions to shareholders representing OID or market discount income are not treated as coming from paid-in capital, even though the cash to pay them comes from the offering proceeds. Thus, although a distribution of OID or market discount interest comes from the cash invested by the shareholders, Section 19(a) of the 1940 Act does not require that shareholders be given notice of this fact by reporting it as a return of capital.
•The deferral of PIK interest has a negative impact on liquidity, as it represents non-cash income that may require distribution of cash dividends to shareholders in order to maintain our RIC tax treatment. In addition, the deferral of PIK interest also increases the LTV ratio at a compounding rate, thus, increasing the risk that we will absorb a loss in the event of foreclosure.
•OID and market discount instruments create the risk of non-refundable incentive fee payments to the Adviser based on non-cash accruals that we may not ultimately realize.
•Market prices of zero-coupon or PIK securities are affected to a greater extent by interest rate changes and may be more volatile than securities that pay interest periodically and in cash. PIK securities are usually less volatile than zero-coupon bonds but more volatile than cash pay securities.
We may hold the debt securities of leveraged companies that may, due to the significant volatility of such companies, enter into bankruptcy proceedings.
Leveraged companies may experience bankruptcy or similar financial distress. The bankruptcy process has a number of significant inherent risks. Many events in a bankruptcy proceeding are the product of contested matters and adversary proceedings and are beyond the control of the creditors. A bankruptcy filing by a portfolio company may adversely and permanently affect the portfolio company. If the proceeding is converted to a liquidation, the value of the issuer may not equal the liquidation value that was believed to exist at the time of the investment. The duration of a bankruptcy proceeding is also difficult to predict, and a creditor’s return on investment can be adversely affected by delays until the plan of reorganization or liquidation ultimately becomes effective. The administrative costs in connection with a bankruptcy proceeding are frequently high and would be paid out of the debtor’s estate prior to any return to creditors. Because the standards for classification of claims under bankruptcy law are vague, our influence with respect to the class of securities or other obligations we own may be lost by increases in the number and amount of claims in the same class or by different classification and treatment. In the early stages of the bankruptcy process, it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. In addition, certain claims that have priority by law (for example, claims for taxes) may be substantial.
Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.
Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in seeking to:
•increase or maintain in whole or in part our position as a creditor or equity ownership percentage in a portfolio company;
•exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or
•preserve or enhance the value of our initial and overall investment.
We have discretion to make follow-on investments, subject to the availability of capital resources and the limitations of the 1940 Act. Failure on our part to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation of a portfolio company. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our level of risk, prefer other opportunities or are inhibited by compliance with 1940 Act requirements (including our Order) and/or RIC tax treatment.
We may not be able to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies, which could decrease the value of our investments.
We do not expect to hold controlling equity positions in any of our portfolio companies. Our debt investments in portfolio companies may provide limited control features such as restrictions on the ability of a portfolio company to incur additional debt and limitations on a portfolio company’s discretion to use the proceeds of our investment for certain specified purposes. “Control” under the 1940 Act is presumed at more than 25% equity ownership, and also may be present at lower ownership levels where we provide managerial assistance. When we do not acquire a controlling equity position in a portfolio company, we may be subject to the risk that a portfolio company may make business decisions with which we disagree, and that the management and/or shareholders of a portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity of the debt and equity investments that we typically hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company and may therefore suffer a decrease in the value of our investments.
Defaults by our portfolio companies will harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, the termination of its loans and foreclosure on its assets. This could trigger cross-defaults under other agreements and jeopardize such portfolio company’s ability to meet its repayment and other obligations under the loans and other investments we hold. In addition, many of our investments will likely have a principal amount outstanding at maturity, which could result in a substantial loss to us if the borrower is unable to refinance or repay. We may incur expenses to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company. This process will require time and resources that, if not resolved quickly and efficiently, could negatively impact our operating results.

Our portfolio companies may incur debt that ranks equally with, or senior to, the loans and other investments we make in such portfolio companies.
Although we expect that most of our investments in our portfolio companies will be secured, some investments may be unsecured and subordinated to substantive amounts of senior indebtedness incurred by our portfolio companies. The portfolio companies in which we invest usually have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt securities in which we invest and such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments on our debt investments. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying senior creditors, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt securities in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
Additionally, certain loans that we make to portfolio companies may be secured on a second-priority basis by the same collateral securing senior secured debt of such companies. The first-priority liens on the collateral will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by first-priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second-priority liens after payment in full of all obligations secured by the first-priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the loan obligations secured by the second-priority liens, then, to the extent not repaid from the proceeds of the sale of the collateral, we will only have an unsecured claim against the portfolio company’s remaining assets, if any.
The rights we may have with respect to the collateral securing the loans we make to our portfolio companies with senior debt outstanding also may be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of such senior debt, including in unitranche transactions. Under a typical intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first-priority liens:
•the ability to cause the commencement of enforcement proceedings against the collateral;
•the ability to control the conduct of such proceedings;
•the approval of amendments to collateral documents;
•releases of liens on the collateral; and
•waivers of past defaults under collateral documents.
We may not have the ability to control or direct such actions, even if our rights are adversely affected. In addition, a bankruptcy court may choose not to enforce an intercreditor agreement or other agreement with creditors.
We may be subject to risks associated with syndicated loans.
From time to time, our investments may consist of syndicated loans. Under the documentation for such loans, a financial institution or other entity typically is designated as the administrative agent and/or collateral agent. This agent is granted a lien on any collateral on behalf of the other lenders and distributes payments on the indebtedness as they are received. The agent is the party responsible for administering and enforcing the loan and generally may take actions only in accordance with the instructions of a majority or two-thirds in commitments and/or principal amount of the associated indebtedness. In most cases, we do not expect to hold a sufficient amount of the indebtedness to be able to compel any actions by the agent. Accordingly, we may be precluded from directing such actions unless we act together with other holders of the indebtedness. If we are unable to direct such actions, we cannot assure you that the actions taken will be in our best interests.
There is a risk that a loan agent may become bankrupt or insolvent. Such an event would delay, and possibly impair, any enforcement actions undertaken by holders of the associated indebtedness, including attempts to realize upon the collateral securing the associated indebtedness and/or direct the agent to take actions against the related obligor or the collateral securing the associated indebtedness and actions to realize on proceeds of payments made by obligors that are in the possession or control of any other financial institution. In addition, we may be unable to remove the agent in circumstances in which removal would be in our best interests. Moreover, agented loans typically allow for the agent to resign with certain advance notice.
We may be subject to risks associated with our investments in special situation companies.
We may make investments in companies involved in (or the target of) acquisition attempts or tender offers, or companies involved in spin-offs and similar transactions. In any investment opportunity involving any such type of business enterprise, the transaction in which such business enterprise is involved will either be unsuccessful, take considerable time or result in a distribution of cash or a new security, the value of which will likely be less than the purchase price to us of the security or other financial instrument in respect of which such distribution is received. Similarly, if an anticipated transaction does not occur, we may be required to sell our investment at a loss. In connection with such transactions, we may purchase securities on a when-issued basis, which means that delivery and payment take place sometime after the date of the commitment to purchase and are often conditioned upon the occurrence of a subsequent event, such as approval and consummation of a merger, reorganization or debt restructuring. The purchase price and/or interest rate receivable with respect to a when-issued security are typically fixed when we enter into the commitment, but such securities are subject to changes in market value prior to their delivery.
We may enter into repurchase agreements.
Subject to our investment objective and policies, we may invest in repurchase agreements as a buyer for investment purposes. Repurchase agreements typically involve the acquisition by the Company of debt securities from a selling financial institution such as a bank, savings and loan association or broker-dealer. The agreement provides that the Company will sell the securities back to the institution at a fixed time in the future for the purchase price plus premium (which often reflects interest). The Company does not bear the risk of a decline in the value of the underlying security unless the seller defaults under its repurchase obligation. In the event of the bankruptcy or other default of a seller of a repurchase agreement, the Company could experience both delays in liquidating the underlying securities and losses, including (1) possible decline in the value of the underlying security during the period in which the Company seeks to enforce its rights thereto; (2) possible lack of access to income on the underlying security during this period; and (3) expenses of enforcing its rights. In addition, as described above, the value of the collateral underlying the repurchase agreement will be at least equal to the repurchase price, including any accrued interest earned on the repurchase agreement. In the event of a default or bankruptcy by a selling financial institution, the Company generally will seek to liquidate such collateral. However, the exercise of the Company’s right to liquidate such collateral could involve certain costs or delays and, to the extent that proceeds from any sale upon a default of the obligation to repurchase were less than the repurchase price, the Company could suffer a loss.
The disposition of our investments in private companies may result in contingent liabilities.
We intend to make a number of investments in securities of portfolio companies that are private companies. If we are required or desire to dispose of an investment in a private company, we may be required to make representations about the business and financial affairs of the portfolio company typical of those representations made by an owner in connection with the sale of its business. We also may be required to indemnify the purchasers of such investment to the extent that any such representations turn out to be inaccurate or with respect to potential liabilities. These arrangements may result in contingent liabilities that could result in the satisfaction of funding obligations through our return of distributions previously made to us.
We may not realize gains from our equity investments.
Senior Loan Investments and Junior Capital Investments may be originated alongside smaller-related common equity positions to the same portfolio companies. The Company’s portfolio will also include larger, stand-alone Equity Co-Investments that may or may not be originated alongside or separately from Senior Loan Investments and/or Junior Capital Investments to the applicable portfolio company. Our goal is ultimately to realize gains upon our disposition of such equity interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience. We also may be unable to realize any value if a portfolio company does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests. We often seek puts or similar rights to give us the right to sell our equity securities back to the portfolio company issuer. We may be unable to exercise these put rights for the consideration provided in our investment documents if the issuer is in financial distress.
Inflation may adversely affect the business, results of operations and financial condition of our portfolio companies, which may, in turn, impact the valuation of such portfolio companies.
Certain of our portfolio companies may be impacted by inflation, which may, in turn, impact the valuation of such portfolio companies. If such portfolio companies are unable to pass any increases in their costs along to their customers, it could adversely affect their results and their ability to pay interest and principal on our loans, particularly if interest rates rise in response to inflation. In addition, any projected future decreases in our portfolio companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our investments could result in future unrealized losses and therefore reduce our net assets resulting from operations.
We will be exposed to risks associated with changes in interest rates.
To the extent we borrow money to make investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. Since March 2022, the Federal Reserve has been raising interest rates. The Federal Reserve left its benchmark rates steady in the second quarter of 2024, and and it has indicated that any cuts to benchmark rates in the future will depend on better inflation reports.There can be no assurance that the Federal Reserve will not make upwards adjustments to the federal funds rate in the future. If interest rates remain elevated, it could decrease the value of any investments we hold which earn fixed interest rates and also could increase our interest expense, thereby decreasing our net income. Also, if interest rates remain at current elevated levels, it could make an investment in our Shares less attractive if we are not able to increase our distribution rate, which could reduce the value of our Shares. Further, elevated interest rates could also adversely affect our performance if such increases cause our borrowing costs to rise at a rate in excess of the rate that our investments yield. It is possible that the Federal Reserve’s tightening cycle could also result in a recession in the United States, which could have a material adverse effect on our business, results of operations and financial condition.
In the current and future periods of elevated interest rates, to the extent we borrow money subject to a floating interest rate, our cost of funds would increase, which could reduce our net investment income if there is not a corresponding increase in interest income generated by our investment portfolio. Further, elevated interest rates could also adversely affect our performance if we hold investments with floating interest rates, subject to specified minimum (or “floor”) interest rates, while at the same time engaging in borrowings subject to floating interest rates not subject to such minimums. In such a scenario, elevated interest rates may temporarily increase our interest expense, even though our interest income from investments is not increasing in a corresponding manner if market rates remain lower than the existing floor rate.

If interest rates rise, there is also a risk that the portfolio companies in which we hold floating rate securities will be unable to pay escalating interest amounts, which could result in a default under their loan documents with us. Elevated interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, elevated interest rates may increase pressure on us to provide fixed rate loans to our portfolio companies, which could adversely affect our net investment income, as increases in our cost of borrowed funds would not be accompanied by increased interest income from such fixed-rate investments.
Our ability to enter into transactions involving derivatives and unfunded commitment transactions may be limited.
In 2020, the SEC adopted Rule 18f-4 under the 1940 Act, which relates to the use of derivatives and other transactions that create future payment or delivery obligations by BDCs (and other funds that are registered investment companies). Under Rule 18f-4, for which compliance was required beginning in August 2022, BDCs that use derivatives are subject to a value-at-risk (“VaR”) leverage limit, certain derivatives risk management program and testing requirements and requirements related to board reporting. These requirements apply unless the BDC qualifies as a “limited derivatives user,” as defined in Rule 18f-4. A BDC that enters into reverse repurchase agreements or similar financing transactions could either (i) comply with the asset coverage requirements of Section 18, as modified by Section 61 of the 1940 Act, when engaging in reverse repurchase agreements or (ii) choose to treat such agreements as derivatives transactions under Rule 18f-4. In addition, under Rule 18f-4, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the BDC has a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. If the BDC cannot meet this requirement, it is required to treat the unfunded commitment as a derivatives transaction subject to the aforementioned requirements of Rule 18f-4. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts. We intend to qualify as a “limited derivatives user,” and as a result the requirements applicable to us under Rule 18f-4 may limit our ability to use derivatives and enter into certain other financial contracts. However, if we fail to qualify as a limited derivatives user and become subject to the additional requirements under Rule 18f-4, compliance with such requirements may increase cost of doing business, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.
We may incur lender liability as a result of our lending activities.
In recent years, a number of judicial decisions have upheld the right of borrowers and others to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability, which could be time-consuming and expensive to defend and result in significant liability.
We may incur liability as a result of providing managerial assistance to our portfolio companies.
In the course of providing significant managerial assistance to certain portfolio companies, certain of our management and trustees may serve as directors on the boards of such companies. To the extent that litigation arises out of investments in these companies, our management and trustees may be named as defendants in such litigation, which could result in an expenditure of our funds, through our indemnification of such officers and trustees, and the diversion of management time and resources.
Economic recessions or downturns could impair our portfolio companies and harm our operating results.
Many of our portfolio companies will be susceptible to economic slowdowns or recessions, including as a result of, among other things, elevated levels of inflation, and an elevated interest rate environment, and may be unable to repay our loans during these periods. Therefore, any non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. Adverse economic conditions may decrease the value of collateral securing some of our loans and the value of our equity investments and could lead to financial losses in our portfolio and a corresponding decrease in revenues, net income and assets.
Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing our investments and harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of its loans and foreclosure on its assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. It is possible that we could become subject to a lender liability claim, including as a result of actions taken if we or the Adviser renders significant managerial assistance to the borrower. Furthermore, if one of our portfolio companies were to file for bankruptcy protection, even though we may have structured our investment as senior secured debt, depending on the facts and circumstances, including the extent to which we or the Adviser provided managerial assistance to that portfolio company or otherwise exercise control over it, a bankruptcy court might re-characterize our debt as a form of equity and subordinate all or a portion of our claim to claims of other creditors.
Environmental, social and governance factors may adversely affect our business or cause us to alter our business strategy.
Our business faces increasing public scrutiny related to environmental, social and governance (“ESG”) activities. We risk damage to our brand and reputation if we fail to act responsibly in a number of areas, such as environmental stewardship, corporate governance and transparency and considering ESG factors in our investment processes. Additionally, we risk damage to our brand and reputation if Churchill fails to originate, underwrite and manage assets on our behalf consistent with its ESG policy. Adverse incidents with respect to ESG activities could impact the value of Churchill’s and the Company’s brand, the cost of our operations and relationships with investors, all of which could adversely affect our business and results of operations. Additionally, new regulatory initiatives related to ESG could adversely affect our business.
The effect of global climate change may impact the operations and valuation of our portfolio companies.
Climate change creates physical and financial risk and some of our portfolio companies may be adversely affected by climate change. For example, the needs of customers of energy companies vary with weather conditions, primarily temperature and humidity. To the extent weather conditions are affected by climate change, energy use could increase or decrease depending on the duration and magnitude of any changes. Increases in the cost of energy could adversely affect the cost of operations of our portfolio companies if the use of energy products or services is material to their business. A decrease in energy use due to weather changes may affect some of our portfolio companies’ financial condition through, for example, decreased revenues, which may, in turn, impact the valuation of such portfolio companies. Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions.
In December 2015, the United Nations adopted a climate accord (the “Paris Agreement”), which the United States rejoined in 2021, with the long-term goal of limiting global warming and the short-term goal of significantly reducing greenhouse gas emissions. Additionally, the Inflation Reduction Act of 2022 included several measures designed to combat climate change, including restrictions on methane emissions. As a result, some of our portfolio companies may become subject to new or strengthened regulations or legislation, which could increase their operating costs and/or decrease their revenues, which may, in turn, impact their ability to make payments on our investments.

Risks Related to Churchill and its Affiliates; Conflicts of Interests
We will depend upon the senior management of Churchill for our success, and upon the strong referral relationships of the investment professionals of Churchill, Nuveen, and their affiliates with financial institutions. Any inability to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
We do not have any internal management capacity or employees. We will depend on the investment expertise, skill and network of business contacts of the senior investment professionals of Churchill, who will evaluate, negotiate, structure, execute, monitor and service our investments in accordance with the terms of the Advisory Agreement. Our success will depend to a significant extent on the continued service and coordination of the senior investment professionals of Churchill. These individuals may have other demands on their time now and in the future, and we cannot assure you that they will continue to be actively involved in our management. Each of these individuals is not subject to an employment contract with the Company, and the departure of any of these individuals or competing demands on their time in the future could have a material adverse effect on our ability to achieve our investment objective.
The Adviser will evaluate, negotiate, structure, close and monitor our investments in accordance with the terms of the Advisory Agreement. We can offer no assurance, however, that the current senior investment professionals of Churchill will continue to provide investment advice to us. If these individuals do not maintain their existing relationships with Nuveen and its affiliates and do not develop new relationships with other sources of investment opportunities, we may not be able to grow our investment portfolio or achieve our investment objective.
The Investment Committee that will oversee our investment activities is comprised of representatives of both investment teams. The Investment Committee consists of Messrs. Kencel, Strife, Linett and Schwimmer. The loss of any member of the Investment Committee or of other Churchill or Nuveen senior investment professionals could negatively impact the Company’s ability to achieve its investment objective and operate as anticipated. This could have a material adverse effect on our financial condition and results of operations.
Our access to confidential information may restrict our ability to take action with respect to some of our investments, which, in turn, may negatively affect our results of operations.
We, directly or through Churchill, may obtain confidential information about the companies in which we may invest or be deemed to have such confidential information. Churchill may come into possession of material, non-public information through its members, officers, directors, employees, principals or affiliates. The possession of such information may, to our detriment, limit the ability of us and Churchill to buy or sell a security or otherwise to participate in an investment opportunity. In certain circumstances, employees of Churchill may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict our ability to trade in the securities of such companies. For example, if personnel of our Adviser come into possession of material non-public information with respect to our investments, such personnel will be restricted by our Adviser’s information-sharing policies and procedures or by law or contract from sharing such information with our management team, even where the disclosure of such information would be in our best interests or would otherwise influence decisions taken by the members of the management team with respect to that investment. This conflict and these procedures and practices may limit the freedom of Churchill to enter into or exit from potentially profitable investments for us, which could have an adverse effect on our results of operations. Accordingly, there can be no assurance that we will be able to fully leverage the resources and industry expertise of our Adviser in the course of their duties. Additionally, there may be circumstances in which one or more individuals associated with our Adviser will be precluded from providing services to us because of certain confidential information available to those individuals or to other parts of our Adviser.
The Adviser and its affiliates, including our officers and some of our trustees, will face conflicts of interest caused by compensation arrangements with us and our affiliates, which could result in actions that are not in the best interests of our shareholders.
The Adviser and its affiliates will receive substantial fees from us in return for their services, and these fees could influence the advice provided to us. We will pay to the Adviser an incentive fee that is based on the performance of our portfolio and a base management fee that is based on the value of our net assets as of the beginning of the first calendar day of the applicable month. Because the incentive fee is based on the performance of our portfolio, the Adviser may be incentivized to make investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The way in which the incentive fee is determined may also encourage the Adviser to use leverage to increase the return on our investments. Our compensation arrangements could therefore result in our making riskier or more speculative investments than would otherwise be the case. This could result in higher investment losses, particularly during cyclical economic downturns. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
We may be obligated to pay the Adviser incentive compensation even if we incur a net loss due to a decline in the value of our portfolio.
The Adviser will be entitled to receive Pre-Incentive Fee Net Investment Income Returns under the Advisory Agreement regardless of any capital losses. In such case, we may be required to pay the Adviser incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or if we incur a net loss for that quarter.
In addition, any Pre-Incentive Fee Net Investment Income Returns may be computed and paid on income that may include interest that has been accrued but not yet received. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously included in the calculation of the incentive fee will become uncollectible. The Adviser will not be under any obligation to reimburse us for any part of the incentive fee it received that was based on accrued income that we never received as a result of a default by an entity on the obligation that resulted in the accrual of such income, and such circumstances would result in our paying an incentive fee on income we never received.
There may be conflicts related to obligations that senior investment professionals of Churchill and members of its Investment Committee have to other clients. There also may be conflicts related to the investment and related activities of TIAA, Nuveen and Churchill and these conflicts could prevent us from making or disposing of certain investments on the terms desired.
The senior investment professionals and members of the Investment Committee and the investment teams serve, or may serve, as officers, directors, members, or principals of entities that operate in the same or a related line of business as we do, or of investment funds, accounts or other investment vehicles sponsored or managed by Churchill or its affiliates. Similarly, Churchill may have other clients or other accounts with similar, different or competing investment objectives as us. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in our best interests or in the best interest of our shareholders. For example, Messrs. Kencel, Strife, Linett and Schwimmer have and will continue to have management responsibilities for other investment funds, including Nuveen Churchill Direct Lending Corp. and Nuveen Churchill Private Capital Income Fund, each a BDC, and NC SLF Inc., a closed-end investment company registered under the 1940 Act, and other accounts or other investment vehicles sponsored or managed by affiliates of Churchill. Churchill seeks to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policies. In addition, Churchill or its affiliates also earn additional fees related to the securities in which the Company will invest, which may result in conflicts of interests for the senior investment professionals and members of the Investment Committee making investment decisions. For example, Churchill and its affiliates may act as an arranger, syndication agent or in a similar capacity with respect to securities in which the Company will invest, where Churchill's investment staff sources and arranges financing transactions that may be eligible for investment by its client accounts (including the Company), and in connection therewith commits to source, arrange and issue such financing instruments as may be required by the related issuer(s). In connection with such sourcing and arranging activity, such issuer(s) agree to pay to Churchill and its affiliates compensation in the form of closing or arrangement fees, which compensation is paid to them at or immediately prior to the funding of such financing, separately from management fees that will be paid by the Company. Additionally, affiliates of Churchill may act as the administrative agent on credit facilities under which such securities are issued, which may contemplate additional compensation to such affiliates for the service of acting as administrative agent thereunder.

Churchill has separate account, fund-of-one or other managed account arrangements in place with TIAA or subsidiaries thereof. Consistent with its investment allocation policies and the Order, Churchill also may be managing certain securities for the Company and allocating the same investments to TIAA (or subsidiaries thereof) pursuant to such arrangements, which may lead to conflicts of interest.
In certain instances, it is possible that other entities managed by Churchill or a proprietary account of TIAA may be invested in the same or similar loans or securities as held by the Company, and which may be acquired at different times at lower or higher prices. Those investments also may be in securities or other instruments in different parts of the company’s capital structure that differ significantly from the investments held by the Company, including with respect to material terms and conditions, including without limitation seniority, interest rates, dividends, voting rights and participation in liquidation proceeds. Consequently, in certain instances these investments may be in positions or interests that are potentially adverse to those taken or held by the Company. In such circumstances, measures will be taken to address such actual or potential conflicts, which may include, as appropriate, establishing an information barrier between or among the applicable personnel of the relevant affiliated entities (including as between officers of Churchill), requiring recusal of certain personnel from participating in decisions that give rise to such conflicts, or other protective measures as shall be established from time to time to address such conflicts.
Further, an affiliate of TIAA may serve as the administrative or other named agent on behalf of the lenders with respect to investments by the Company and/or one or more of its affiliates. In some cases, investments that are originated or otherwise sourced by Churchill may be funded by a loan syndicate organized by Churchill or its affiliates. The participants in such loan syndicate (the “Loan Syndicate Participants”), in addition to the Company and its affiliates may include other lenders and various institutional and sophisticated investors (through private investment vehicles in which they invest). The entity acting as agent may serve as an agent with respect to loans made at varying levels of a borrower’s capital structure. Loan Syndicate Participants may hold investments in the same or distinct tranches in the loan facilities of which the portfolio investment is a part or in different positions in the capital structure under such portfolio investment. As is typical in such agency arrangements, the agent is the party responsible for administering and enforcing the terms of the loan facility, may take certain actions and make certain decisions in its discretion and generally may take material actions only in accordance with the instructions of a designated percentage of the lenders. In the case of loan facilities that include both senior and subordinate tranches, the agent may take actions in accordance with the instructions of the holders of one or more of the senior tranches without any right to vote or consent (except in certain limited circumstances) by the subordinated tranches of such indebtedness. Churchill expects that the portfolio investments held by the Company and its affiliates may represent less than the amount of debt sufficient to direct, initiate or prevent actions with respect to such loan facility or a tranche thereof of which the Company’s investment is a part (other than preventing those that require the consent of each lender). As a result of an affiliate of TIAA acting as agent for an agented loan where a Loan Syndicate Participant may own more of the related indebtedness of the obligor or hold indebtedness in a position in the capital structure of an obligor different from that of the Company and its affiliates, such Loan Syndicate Participants will be in a position to exercise more control with respect to the related loan facility than that which Churchill could exercise on behalf of the Company, and may exercise such control in a manner adverse to the interests of the Company.
In addition, TIAA and other client accounts of Churchill, in connection with an advisory relationship with Churchill, may be a limited partner investor in many of the private equity funds that own the portfolio companies in which the Company will invest or TIAA may otherwise have a relationship with the private equity funds or portfolio companies, which may give rise to certain conflicts or limit the Company’s ability to invest in such portfolio companies. TIAA (and other private clients managed by Churchill and its affiliates) also may hold passive equity co-investments in such private equity funds or portfolio companies owned by such fund, or in holding companies elsewhere in the capital structure of the private equity fund or portfolio company, which may give rise to certain conflicts for the investment professionals of affiliates of the Adviser when making investment decisions.

The time and resources that individuals employed by the Adviser will devote to us may be diverted and we may face additional competition because individuals employed by the Adviser are not prohibited from raising money for or managing other entities that make the same types of investments that we target.
The Adviser and individuals employed by the Adviser are generally not prohibited from raising capital for and managing other investment entities that make the same types of investments as those we target. As a result, the time and resources that these individuals may devote to us may be diverted. In addition, we may compete with any such investment entity for the same investors and investment opportunities. We may participate in certain transactions originated by the Adviser or its affiliates under our exemptive relief from the SEC that allows us to engage in co-investment transactions with the Adviser and its affiliates, subject to certain terms and conditions. However, while the terms of the exemptive relief require that the Adviser will be given the opportunity to cause us to participate in certain transactions originated by affiliates of the Adviser, the Adviser may determine that we should not participate in those transactions and for certain other transactions (as set forth in guidelines approved by the Board) the Adviser may not have the opportunity to cause us to participate. Affiliates of the Adviser, whose primary business includes the origination of investments or investing in non-originated assets, engage in investment advisory business with accounts that compete with us. However, the Adviser will devote such time and attention to our affairs as it determines in its discretion is necessary to carry out our operations effectively. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
Our ability to enter into transactions with our affiliates will be restricted, which may limit the scope of investments available to us.
We are prohibited under the 1940 Act from participating in certain transactions with our affiliates, including Nuveen Churchill Direct Lending Corp., NC SLF Inc., Nuveen Churchill Private Capital Income Fund, and other funds and accounts that the Adviser manages, without the prior approval of our independent trustees and, in some cases, of the SEC. Any person that owns, directly or indirectly, five percent or more of our outstanding voting securities is considered our affiliate for purposes of the 1940 Act, and we generally will be prohibited from buying any security from such affiliate, absent the prior approval of our independent trustees. The 1940 Act also prohibits us from participating in certain “joint” transactions with certain of our affiliates, including Nuveen Churchill Direct Lending Corp., NC SLF Inc., Nuveen Churchill Private Capital Income Fund, and other funds and accounts that the Adviser manages, which could include investments in the same portfolio company without prior approval of our independent trustees and, in some cases, of the SEC. For example, we will be prohibited from buying or selling any security from or to any person (or certain affiliates of a person) who owns more than 25% of our voting securities, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. As a result of these restrictions, we may be prohibited from buying or selling any security (other than any security of which we are the issuer) from or to any portfolio company at the same time as another fund managed by the Adviser or their affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us.
We may, however, co-invest with the Adviser and its affiliates’ other clients in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, we may co-invest with such accounts consistent with guidance promulgated by the SEC staff permitting us and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the applicable Adviser, acting on our behalf and on behalf of other clients, negotiates no term other than price. We also may co-invest with the Adviser’s or its affiliates’ other clients as otherwise permissible under regulatory guidance, applicable regulations, and the Adviser’s allocation policy, which the Adviser maintains in writing. Under this allocation policy, a portion of each opportunity, which may vary based on asset class and from time to time, will be offered to us and similar eligible accounts, as periodically determined by the Adviser. However, we can offer no assurance that investment opportunities will be allocated to us fairly or equitably in the short-term or over time.
Additionally, the Adviser and certain other funds and accounts sponsored or managed by the Adviser and their affiliates have been granted the Order by the SEC, which permits the Company greater flexibility to negotiate the terms of co-investments if the Board determines that it would be advantageous for the Company to co-invest with other accounts sponsored or managed by the Adviser or its affiliates in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions, as well as regulatory requirements and other pertinent factors.
In situations where co-investment with other funds managed by one of the Adviser or its affiliates is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer on a differential basis between clients or where the different investments could be expected to result in a conflict between our interests and those of other clients of the Adviser that cannot be mitigated or otherwise addressed pursuant to the policies and procedures of the applicable Adviser, the applicable Adviser must decide which client will proceed with the investment. The Adviser will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible accounts on a basis that will be fair and equitable over time (and which takes into consideration the ability of the relevant account(s) to acquire securities in an amount and on terms suitable for the relevant transaction). Moreover, there will be a conflict of interest if we invest in any issuer in which a fund managed by the Adviser or its affiliates, including Nuveen Churchill Direct Lending Corp., NC SLF Inc., Nuveen Churchill Private Capital Income Fund, and other funds and accounts that the Adviser manages, has previously invested, and in some cases, we will be restricted from making such investment. Similar restrictions limit our ability to transact business with our officers or trustees or their affiliates.
The Adviser is able to resign on 60 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
The Adviser has the right to resign under the Advisory Agreement without penalty at any time upon 60 days’ written notice to us, whether we have found a replacement or not. If the Adviser resigns, we may not be able to find a new investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the market price of our Shares may decline. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Adviser and its affiliates. Even if we were able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our financial condition, business and results of operations.
The Administrator is able to resign on 60 days’ notice from its role as our administrator under the Administration Agreement, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
The Administrator has the right to resign under the Administration Agreement without penalty upon 60 days’ written notice to us, whether we have found a replacement or not. If the Administrator resigns, we may not be able to find a new administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the market price of our Shares may decline. In addition, the coordination of our internal management and administrative activities is likely to suffer if we are unable to identify and reach an agreement with a service provider or individuals with the expertise possessed by the Administrator. Even if we were able to retain a comparable service provider or individuals to perform such services, whether internal or external, their integration into our business and lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our financial condition, business and results of operations.

Our Shares may be purchased by the Adviser or its affiliates.
The Adviser and its affiliates may purchase our Shares. The Adviser and its affiliates will not acquire any Shares with the intention to resell or re-distribute such Shares. The purchase of Shares by the Adviser and its affiliates could create certain risks, including, but not limited to, the following:
•the Adviser and its affiliates may have an interest in disposing of our assets at an earlier date so as to recover their investment in our Shares; and
•substantial purchases of Shares by the Adviser and its affiliates may limit the Adviser’s ability to fulfill any financial obligations that it may have to us or incurred on our behalf.
The recommendations that the Adviser gives to the Company may differ from those rendered to its other clients.
The Adviser and its affiliates may give advice and recommend securities to other clients which may differ from advice given to, or securities recommended or bought for, the Company even though such other clients’ investment objectives may be similar to the Company’s, which could have an adverse effect on our business, financial condition and results of operations.
The investment teams or the Investment Committee may, from time to time, possess material nonpublic information, limiting our investment discretion.
The managing members and the senior origination professionals of Churchill, the investment teams and the senior professionals and members of the Investment Committee may serve as directors of, or in a similar capacity with, companies in which we invest, the securities of which are purchased or sold on our behalf. In the event that material nonpublic information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have a material adverse effect on us.
Soft dollars and research received and conducted on our behalf will be shared by others.
We may bear more or less of the costs of soft dollar or other research than other clients of Churchill, and each of its affiliates who benefit from such products or services. These research products or services may and will also benefit and be used to assist other clients of Churchill and its affiliates. Research generated for Churchill’s credit strategy on our behalf will be used to benefit other investment strategies of Churchill and its affiliates, including Nuveen Churchill Direct Lending Corp., NC SLF Inc., and Nuveen Churchill Private Capital Income Fund and other funds and accounts that Churchill manages. Furthermore, Churchill’s implementation of a credit strategy on our behalf will rely on its affiliates' research efforts to manage the client/fund portfolios of such affiliates.
The Advisory Agreement was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.
The Advisory Agreement was not entered into on an arm’s-length basis with an unaffiliated third party. As a result, while the terms of the Advisory Agreement were approved by the the Board, including a majority of independent trustees, the form and amount of compensation we will pay the Adviser to manage our portfolio investments may be less favorable to us than they might have been had an investment advisory agreement been entered into through arm’s-length transactions with an unaffiliated third party.
Risks Related to Business Development Companies
If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC, which would have a material adverse effect on our business, financial condition and results of operations.
As a BDC, we may not acquire any assets other than “qualifying assets” unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets. See “Item 1(c). Description of Business—Regulation as a Business Development Company—Qualifying Assets.” We believe that most of the investments that we will acquire will constitute qualifying assets. However, we may be precluded from investing in what we believe are attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in qualifying assets, we could violate the 1940 Act provisions applicable to BDCs. As a result of such violation, specific rules under the 1940 Act could prevent us, for example, from making follow-on investments in existing portfolio companies, which could result in the dilution of our position or could require us to dispose of investments at inappropriate times in order to come into compliance with the 1940 Act. If we need to dispose of investments quickly, it could be difficult to dispose of such investments on favorable terms. We may not be able to find a buyer for such investments and, even if we do find a buyer, we may have to sell the investments at a substantial loss. Any such outcomes would have a material adverse effect on our business, financial condition, results of operations, and cash flows.
Failure to maintain our status as a BDC would reduce our operating flexibility.
If we do not remain a BDC, we might be regulated as a registered closed-end investment company under the 1940 Act, which would subject us to substantially more regulatory restrictions under the 1940 Act and correspondingly decrease our operating flexibility. For example, we intend to employ leverage as market conditions permit and at the discretion of the Adviser. Such leverage will arise in the form of borrowings, including loans from certain financial institutions and the issuance of senior securities. As a BDC, the 1940 Act allows us to borrow up to $2 for every $1 of equity, or an asset coverage ratio of 150%. However, if we are regulated as a registered closed-end investment company under the 1940 Act, we would be subject to asset coverage ratio requirements of 300% for the issuance of debt securities, meaning that for every $1 of debt issued, we would need to have $3 of total assets immediately after such issuance. Such regulations would restrict our ability to execute our investment strategy and thereby reduce our operating flexibility.
Further, as a BDC, we will pay our Adviser both a base management fee and incentive fee on income and capital gains as compensation for its efforts. If we were to become regulated as a registered closed-end investment company, we could not pay our Adviser an incentive fee on capital gains unless we restricted sales of our Shares to “qualified clients” under the Advisers Act. Such a compensation structure could have the effect of de-incentivizing our Adviser in its efforts to seek and retain the best investment opportunities for us in fulfillment of our strategy.
Finally, as a BDC, we will retain greater flexibility to engage in transactions with our affiliates in alignment with the provisions set forth in Section 57 of the 1940 Act. If we were to become regulated as a registered closed-end investment company, we would be subject to the provisions governing transactions with affiliates set forth in Section 17 of the 1940 Act, including prohibitions on transactions with affiliates of our Adviser absent an exemptive order from the SEC. These restrictions would limit our ability to effectuate our investment strategy and potentially hinder our operations and, in turn, our results.
Regulations governing our operation as a BDC will affect our ability to and the way in which we raise additional capital.
We may issue debt securities or preferred shares and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act, we will be permitted as a BDC to issue senior securities in amounts such that our asset coverage ratio, as defined in the 1940 Act, equals at least 150% of total assets less all liabilities and indebtedness not represented by senior securities, immediately after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this requirement. If that happens, we may be required to sell a portion of our investments and, depending on the nature of our leverage, repay a portion of our indebtedness at a time when such sales may be disadvantageous. This could have a material adverse effect on our operations and we may not be able to make distributions in an amount sufficient to maintain our classification as a RIC, or at all. In addition, issuance of securities could dilute the percentage ownership of our current shareholders in us.
No person or entity from which we borrow money will have a veto power or a vote in approving or changing any of our fundamental policies. If we issue preferred shares, the preferred shares would rank “senior” to the Shares in our capital structure; preferred shareholders would have separate voting rights on certain matters and might have other rights, preferences or privileges more favorable than those of our shareholders; and the issuance of preferred shares could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our Shares or might otherwise be in your best interest. Holders of our Shares will directly or indirectly bear all of the costs associated with offering and servicing any preferred shares that we issue. In addition, any interests of preferred shareholders may not necessarily align with the interests of holders of our Shares and the rights of holders of preferred shares to receive dividends would be senior to those of holders of our Shares.
As a BDC, we generally will not be able to issue our Shares at a price below NAV per share without first obtaining the approval of our shareholders and our independent trustees. If we raise additional funds by issuing more Shares or senior securities convertible into, or exchangeable for, our Shares, then percentage ownership of our shareholders at that time would decrease, and you might experience dilution. We may seek shareholder approval to sell Shares below NAV in the future.
We are uncertain of our sources for funding our future capital needs; if we cannot obtain debt or equity financing on acceptable terms, our ability to acquire investments and to expand our operations will be adversely affected.
The proceeds from the sale of Shares in our Private Offering will be used for our investment opportunities, operating expenses and for payment of various fees and expenses such as base management fees, incentive fees and other expenses. Any working capital reserves we maintain may not be sufficient for investment purposes, and we may require debt or equity financing to operate. Accordingly, in the event that we develop a need for additional capital in the future for investments or for any other reason, these sources of funding may not be available to us. Consequently, if we cannot obtain debt or equity financing on acceptable terms, our ability to acquire investments and to expand our operations will be adversely affected. As a result, we would be less able to create and maintain a broad portfolio of investments and achieve our investment objective, which may negatively impact our results of operations and reduce our ability to make distributions to our shareholders.
We will be a non-diversified investment company within the meaning of the 1940 Act, and therefore we will not be limited by the 1940 Act with respect to the proportion of our assets that may be invested in securities of a single issuer.
We will be classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we will not be limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer. Our portfolio may be concentrated in a limited number of portfolio companies and industries. Beyond the asset diversification requirements associated with our qualification as a RIC under the Code, we will not have fixed guidelines for diversification. If we obtain large positions in the securities of a small number of issuers, our NAV is likely to fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of such issuer. We also may be more susceptible to any single economic or regulatory occurrence than a diversified investment company. As a result, the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, while we are not targeting any specific industries, our investments may be concentrated in relatively few industries. As a result, a downturn in any particular industry in which we are invested could also significantly impact the aggregate returns we realize.
Risks Related to Debt Financing
To the extent we use leverage, the potential for loss on amounts invested in us will be magnified and may increase the risk of investing in us. Leverage also may adversely affect the return on our assets, reduce cash available for distribution to our shareholders, and result in losses.
The use of borrowings, also known as leverage, increases the volatility of investments by magnifying the potential for loss on invested equity capital. To the extent we use leverage to partially finance our investments, through borrowing from banks and other lenders, shareholders will experience increased risks of investing in our Shares. If the value of our assets decreases, leveraging would cause NAV to decline more sharply than it otherwise would have had we not leveraged. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions to our shareholders. In addition, our shareholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the management fees or incentive fees payable to the Adviser.
We expect to use leverage to finance our investments. The amount of leverage that we employ will depend on the Adviser’s and our Board's assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that leveraged financing will be available to us on favorable terms or at all. However, to the extent that we use leverage to finance our assets, our financing costs will reduce cash available for distributions to shareholders. Moreover, we may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations. In such an event, we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, which may result in losses.
We generally will be required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred shares that we may issue in the future, of at least 200% (or 150% if certain requirements under the 1940 Act are met). If this ratio were to fall below the asset coverage requirement, we could not incur additional debt and could be required to sell a portion of our investments to repay some debt when it is disadvantageous to do so. This could have a material adverse effect on our operations and investment activities. Moreover, our ability to make distributions to shareholders may be significantly restricted or we may not be able to make any such distributions whatsoever. The amount of leverage that we may employ will be subject to oversight by our Board, a majority of whom are independent trustees with no material interests in such transactions.
Although leverage has the potential to enhance overall returns that exceed the Company’s cost of funds, they will further diminish returns (or increase losses on capital) to the extent overall returns are less than the Company’s cost of funds. In addition, borrowings by the Company may be secured by the shareholders’ investments as well as by the Company’s assets and the documentation relating to such transactions may provide that during the continuance of a default under such arrangement, the interests of the holders of shares may be subordinated to the interests of our lenders or debtholders.
Credit facilities and other borrowing arrangements with financial institutions may impose financial and operating covenants that restrict our business activities, including limitations that could hinder our ability to finance additional loans and investments or to make the distributions required to qualify as a RIC under the Code.
Provisions in credit facilities may limit our investment discretion.
At our discretion, we will utilize the leverage under one or more credit facilities for investment and operating purposes. To the extent we borrow money to make investments, such underlying credit facility may be backed by all or a portion of loans and securities held directly by us or through one or more wholly owned special purpose financing vehicles holding assets on which the lenders will have a security interest.
We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instrument we enter into with lenders. We expect that any security interests we grant will be set forth in a pledge and security agreement and evidenced by the filing of financing statements by the agent for the lenders. In addition, we expect that the custodian for our securities serving as collateral agent for such loan would include in its electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. If we were to default under the terms of any debt instrument, the agent for the applicable lenders would be able to assume control of the timing of disposition of any or all of our assets securing such debt, which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In connection with any such credit facility, distributions to shareholders may be subordinated to payments required in connection with any indebtedness contemplated thereby.
In addition, any security interests and/or negative covenants required by a credit facility may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. In addition, if our borrowing base under a credit facility were to decrease, we may be required to secure additional assets in an amount sufficient to cure any borrowing base deficiency. In the event that all of our assets are secured at the time of such a borrowing base deficiency, we could be required to repay advances under a credit facility or make deposits to a collection account, either of which could have a material adverse impact on our ability to fund future investments and to make distributions.
In addition, we may be subject to limitations as to how borrowed funds may be used, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage which may affect the amount of funding that may be obtained. There also may be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs, a violation of which could limit further advances and, in some cases, result in an event of default. An event of default under a credit facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our liquidity and cash flow and impair our ability to grow our business.
Any defaults under a credit facility could adversely affect our business.
In the event we default under a credit facility or other borrowings, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at what may be disadvantageous prices to us in order to meet our outstanding payment obligations and/or support working capital requirements under such borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under such borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.
We may form one or more CLOs, which may subject us to certain structured financing risks.
To finance investments, we may securitize certain of our secured loans or other investments, including through the formation of one or more CLOs, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers. It is possible that an interest in any such CLO held by us may be considered a “non-qualifying” portfolio investment for purposes of the 1940 Act.
If we create a CLO, we will depend in part on distributions from the CLO’s assets out of its earnings and cash flows to enable us to make distributions to shareholders. The ability of a CLO to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. Also, a CLO may take actions that delay distributions in order to preserve ratings and to keep the cost of present and future financings lower or the CLO may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of the CLO’s debt, which could impact our ability to receive distributions from the CLO. If we do not receive cash flow from any such CLO that is necessary to satisfy the annual distribution requirement for maintaining RIC tax treatment, and we are unable to obtain cash from other sources necessary to satisfy this requirement, we may not maintain our qualification as a RIC, which would have a material adverse effect on an investment in the Shares.
In addition, a decline in the credit quality of loans in a CLO due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force a CLO to sell certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to us for distribution to shareholders. To the extent that any losses are incurred by the CLO in respect of any collateral, such losses will be borne first by us as owner of equity interests in the CLO.
The manager for a CLO that we create may be the Company, the Adviser or an affiliate, and such manager may be entitled to receive compensation for structuring and/or management services. To the extent the Adviser or an affiliate other than the Company serves as manager and the Company is obligated to compensate the Adviser or the affiliate for such services, we, the Adviser or the affiliate will implement offsetting arrangements to assure that we, and indirectly, our shareholders, pay no additional management fees to the Adviser or the affiliate in connection therewith. To the extent we serve as manager, we will waive any right to receive fees for such services from the Company (and indirectly its shareholders) or any affiliate.
U.S. Federal Income Tax Risks
We will be subject to U.S. federal income imposed tax at corporate rates on our earnings if we are unable to qualify or maintain qualification as a RIC under Subchapter M of the Code.
We intend to elect, and intend to qualify annually, to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code; however, no assurance can be given that we will be able to qualify for and maintain RIC tax treatment. To receive RIC tax treatment under the Code, we must meet certain requirements, including source-of-income, asset diversification and distribution requirements. The annual distribution requirement applicable to RICs generally is satisfied if we timely distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our shareholders on an annual basis. We will be subject to U.S. federal income tax imposed at corporate rates on any income that we do not timely distribute. In addition, we will be subject to a 4% nondeductible U.S. federal excise tax to the extent that we do not satisfy certain additional minimum distribution requirements on a calendar year basis. To the extent we use debt financing, we will be subject to certain asset coverage ratio requirements under the 1940 Act and may be subject to financial covenants under loan and credit agreements, each of which could, under certain circumstances, restrict us from making annual distributions necessary to receive RIC tax treatment. If we are unable to obtain cash needed to pay such annual distributions from other sources, we may fail to be taxed as a RIC and, thus, may be subject to U.S. federal income tax imposed at corporate rates on our entire taxable income without regard to any distributions made by us. In order to be taxed as a RIC, we must also meet certain asset diversification requirements at the end of each quarter of our taxable year. Failure to meet these tests may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC tax treatment. Because most of our investments will be in private or thinly traded public companies, any such dispositions could be made at disadvantageous prices and may result in substantial losses. If we fail to be taxed as a RIC for any reason and become subject to U.S. federal income tax imposed at corporate rates, the resulting tax could substantially reduce our net assets, the amount of income available for distributions to shareholders and the amount of our distributions and the amount of funds available for new investments. Such a failure would have a material adverse effect on us and our shareholders.
We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income.
For U.S. federal income tax purposes, we will include in income certain amounts that we have not yet received in cash, such as OID, or through contracted PIK interest, which represents contractual interest added to the loan balance and due at the end of the loan term. OID, which could be significant relative to our overall investment activities, or increases in loan balances as a result of contracted PIK arrangements will be included in income before we receive any corresponding cash payments. We also may be required to include in income certain other amounts that we will not receive in cash.
That part of the incentive fee payable by us that relates to our net investment income is computed and paid on income that may include interest that has been accrued but not yet received in cash, such as OID and PIK interest. If we pay a net investment income incentive fee on interest that has been accrued, but not yet received in cash, it will increase the basis of our investment in that loan, which will reduce the capital gains incentive fee that we would otherwise pay in the future. Nevertheless, if we pay a net investment income incentive fee on interest that has been accrued but not yet received, and if that portfolio company defaults on such a loan, it is possible that accrued interest previously included in the calculation of the incentive fee will become uncollectible.
Because we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirements applicable to RICs. In such a case, we may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations and sourcing to meet these distribution requirements. If we are not able to obtain such cash from other sources, we may fail to qualify for the tax benefits available to RICs and thus be subject to U.S. federal income tax on our earnings imposed at corporate rates.
Some of our investments may be subject to U.S. federal income tax imposed at corporate rates.
We may invest in certain debt and equity investments through wholly owned subsidiaries that are treated as corporations for U.S. federal income tax purposes and are intended to facilitate our compliance with the requirements to be treated as a RIC under the Code. Such wholly owned subsidiaries are controlled by the Company and therefore the Company’s principal investment strategies and risks constitute the principal investment strategies or risks of the subsidiary. To the extent applicable to the investment activities of such wholly owned subsidiary, the subsidiary will follow the same compliance policies and procedures as the Company. We would ‘‘look through’’ any such subsidiary to determine compliance with our investment policies, and would expect to consolidate any such wholly owned subsidiary for purposes of our financial statements and compliance with the 1940 Act (including, but not limited to, the provisions governing capital structure and leverage such that the Company treats the subsidiary’s debt as its own, provisions relating to affiliated transactions, and provisions relating to custody). Notwithstanding the foregoing, the taxable income of these subsidiaries will be subject to U.S. federal and state income taxes imposed at corporate rates. We may invest in certain foreign debt and equity investments that could be subject to foreign taxes (such as income tax, withholding and value added taxes).
Our portfolio investments may present special tax issues.
The Company expects to invest in debt securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Investments in these types of instruments may present special tax issues for the Company. U.S. federal income tax rules are not entirely clear about certain issues, such as when the Company may cease to accrue interest, OID or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Company, to the extent necessary, to preserve its tax treatment as a RIC and to distribute sufficient income to not become subject to U.S. federal income tax imposed at corporate rates.
We cannot predict how new tax legislation will affect us, our Adviser, our investments, or our shareholders, and any such legislation could adversely affect our business.
Legislative or other actions relating to taxes could have a negative effect on us. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. The Biden Administration has proposed significant changes to the existing U.S. tax rules, and there are a number of proposals in Congress that would similarly modify the existing U.S. tax rules. The likelihood of any such legislation being enacted is uncertain, but new legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could have adverse consequences, including significantly and negatively affect our ability to qualify for tax treatment as a RIC or otherwise impact the U.S. federal income tax consequences applicable to us and our investors. Investors are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our Shares.
Risks Related to an Investment in the Shares
We may have difficulty sourcing investment opportunities.
We cannot assure investors that we will be able to locate a sufficient number of suitable investment opportunities to allow us to deploy all investments successfully. In addition, privately negotiated investments in loans and illiquid securities of private middle market companies require substantial due diligence and structuring, and we cannot assure investors that we will achieve our anticipated investment pace. As a result, investors will be unable to evaluate any future portfolio company investments prior to purchasing our Shares. Additionally, our Adviser will select our investments subsequent to this offering, and our shareholders will have no input with respect to such investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our Shares. To the extent we are unable to deploy all investments, our investment income and, in turn, our results of operations, will likely be materially adversely affected.
Investors in our Shares could fail to fund their capital commitments when due.
We intend to call only a limited amount of capital commitments from investors in the private placement of our Shares upon each drawdown notice. The timing of drawdowns is difficult to predict, requiring each investor to maintain sufficient liquidity until its capital commitments to purchase shares are fully funded. We may not call an investor’s entire capital commitment prior to the expiration of such investor’s commitment period.
In addition, there is no assurance that all investors will satisfy their respective capital commitments. To the extent that one or more investors does not satisfy its or their capital commitments when due, or at all, there could be a material adverse effect on our business, financial condition and results of operations, including an inability to fund our investment obligations, to make appropriate distributions to our shareholders or to continue to satisfy applicable regulatory requirements under the 1940 Act. If an investor fails to satisfy any part of its capital commitment when due, other shareholders who have an outstanding capital commitment may be required to fund such capital commitment sooner than they otherwise would have absent such default. We cannot assure you that we will recover the full amount of the capital commitment of any defaulting investor.
Although the Adviser will attempt to manage our cash balances so that they are not significantly larger than needed for our investments and other obligations, the Adviser’s ability to manage cash balances could be affected by changes in the timing of investment closings, access to leverage, defaults by investors or late payments of drawdown purchases and other factors. The Adviser’s management of cash balances could have a material effect on our performance.
We may have difficulty paying distributions and the tax character of any distributions is uncertain.
We generally intend to distribute substantially all of our available earnings annually by paying distributions on a monthly basis, as determined by the Board in its discretion. We cannot assure investors that we will achieve investment results that will allow us to make a specified level of cash distributions (particularly during the early stages of our operations) or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in this Registration Statement. Due to the asset coverage requirement that will be applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. In addition, pursuant to any credit facility or borrowing facility we enter into in the future, we may be required by its terms to use all payments of interest and principal that we receive from our current investments as well as any proceeds received from the sale of our current investments to repay amounts outstanding thereunder, which could adversely affect our ability to make distributions.
Furthermore, the tax treatment and characterization of our distributions may vary significantly from time to time due to the nature of our investments. The ultimate tax characterization of our distributions made during a taxable year may not finally be determined until after the end of that taxable year. We may make distributions during a taxable year that exceed our investment company taxable income and net capital gains for that taxable year. In such a situation, the amount by which our total distributions exceed our current and accumulated earnings and profits generally would be treated as a return of capital up to the amount of a shareholder’s adjusted tax basis in the shares, with any amounts exceeding such adjusted tax basis treated as a gain from the sale or exchange of such shares. A return of capital generally is a return of a shareholder’s investment rather than a return of earnings or gains derived from our investment activities. Moreover, we may pay all or a substantial portion of our distributions from borrowings or sources other than cash flow from operations in anticipation of future cash flow, which could constitute a return of shareholders’ capital and will lower such shareholders’ adjusted tax basis in our Shares, which may result in increased tax liability to shareholders when they sell such Shares.
An investment in our Shares will have limited liquidity.
Until the earlier of any Liquidity Event and any repurchase offer of our Shares as described under “Item 1(c). Description of Business — Repurchase Offers; Potential Liquidity Options,” an investment in our Shares will have limited liquidity. There is currently no public market for our Shares, and a market for our shares may never develop.

Our Shares are not registered under the Securities Act or any state securities law and are restricted as to transfer by law and the terms of the Company’s Amended and Restated Declaration of Trust (the “Declaration of Trust”). Our shareholders generally may not sell, assign or transfer Shares without prior written consent of the Adviser, which the Adviser may grant or withhold in its sole discretion. Except in limited circumstances for legal or regulatory purposes, our shareholders are not entitled to redeem their Shares. Our shareholders must be prepared to bear the economic risk of an investment in our Shares for an indefinite period of time. While we may engage in a liquidity event in the future, there can be no assurance that a liquidity event will be consummated for shareholders.
Our Board may consider certain mergers.
The independent trustees of our Board may undertake to approve mergers between us and certain other funds or vehicles. These mergers may involve funds managed by the Adviser or its affiliates. The independent trustees also may seek to convert the form and/or jurisdiction of organization, including to take advantage of laws that are more favorable to maintaining board control in the face of dissident shareholders.
Our Board of Trustees may amend our Declaration of Trust without prior shareholder approval.
Our Board may, without shareholder vote, subject to certain exceptions, amend or otherwise supplement the Declaration of Trust by making an amendment, a Declaration of Trust supplemental thereto or an amended and restated Declaration of Trust, including without limitation to classify the Board, to impose advance notice bylaw provisions for trustee nominations or for shareholder proposals, to require super-majority approval of transactions with significant shareholders or other provisions that may be characterized as anti-takeover in nature.
Shareholders may experience dilution.
Our shareholders will not have preemptive rights to subscribe for or purchase any of our shares issued in the future. To the extent we issue additional equity interests, including in a public offering, a rights offering, a follow-on private offering, or a subsequent closing, a shareholder’s percentage ownership interest in the Company will be diluted. In addition, depending upon the terms and pricing of any additional offerings or rights offerings and the value of our investments, a shareholder may also experience dilution in the net asset value and fair value of our shares.
Investing in our Shares involves a high degree of risk.
The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and a higher risk of volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive and, therefore, an investment in our Shares may not be suitable for someone with lower risk tolerance.
There will be restrictions on the ability of holders of our Shares to transfer such Shares in excess of the restrictions typically associated with a private offering of securities under Regulation D and other exemptions from registration under the Securities Act, and these restrictions could limit the liquidity of an investment in our Shares and the price at which holders may be able to sell their Shares.
We intend to rely on an exemption from registration under the Securities Act and state securities laws in offering our Shares pursuant to a subscription agreement. As such, absent an effective registration statement covering our Shares, such shares may be resold only in transactions that are exempt from the registration requirements of the Securities Act and with the prior written consent of the Adviser. Our Shares will have limited transferability which could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for our securities or otherwise be in the best interest of our shareholders.

The NAV of our Shares may fluctuate significantly.
The NAV and liquidity, if any, of the market for our Shares may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:
•changes in the value of our portfolio of investments as a result of changes in market factors, such as interest rate shifts, and also portfolio specific performance, such as portfolio company defaults, among other reasons;
•changes in regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;
•failure to maintain our qualification as a RIC for U.S. federal income tax purposes;
•distributions that exceed our net investment income and net income as reported according to U.S. GAAP;
•changes in earnings or variations in operating results;
•changes in accounting guidelines governing valuation of our investments;
•any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;
•departure of the Adviser or certain of its key personnel;
•general economic trends and other external factors; and
•loss of a major funding source.

ITEM 2.    FINANCIAL INFORMATION
Discussion of the Company’s Expected Operating Plan
The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes as of June 28, 2024 appearing elsewhere in this Registration Statement.
Overview
We are a newly organized Delaware statutory trust that seeks to provide investors with attractive risk-adjusted returns primarily through current income and, secondarily, long-term capital appreciation, by investing in a diversified portfolio of private debt and equity investments in U.S. middle market companies owned by leading private equity firms.
We have elected to be regulated as a BDC under the 1940 Act and intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code for U.S. federal income tax purposes. As a BDC and a RIC, we will be required to comply with certain regulatory requirements. See “Item 1(c). Description of Business - Regulation as a Business Development Company” and “Item 1(c). Description of Business - Certain U.S. Federal Income Tax Considerations.”
On July 19, 2024, prior to our election to be regulated as a BDC under the 1940 Act, the Affiliated Funds sold certain portfolio investments to the Company in the amount of $526.1 million (fair value as of July 19, 2024) (the “Initial Portfolio”). The Company funded the purchase of the Initial Portfolio with $210.0 million of equity contributions and $340.0 million of borrowings from its credit facility. In connection with the acquisition of the Initial Portfolio, the Company issued an aggregate of 8,400,000 Shares at a price of $25.00 per share to TIAA and certain of its subsidiaries. See “Item 1(a). General Development of Business” for a listing of the Initial Portfolio as of the date of our purchase.
We are currently in the development stage and have not commenced investment operations. Since inception, there has been no investment activity. On June 28, 2024, the Adviser contributed an initial $1,000 capital contribution to us in exchange for 40 Shares. To date, our efforts have been limited to organizational activities, the cost of which has been borne by us and paid by the Adviser. In the event receipt of a formal commitment of external capital does not occur, all organization and offering expenses will be borne by the Adviser.
Revenues
We expect to generate revenue primarily in the form of interest income on debt investments we hold. In addition, we may generate income from dividends on direct equity investments, and capital gains on the sales of loans or debt and equity securities. Our debt investments will generally bear interest at a floating rate usually determined on the basis of a benchmark, such as SOFR. Interest on these debt investments is generally paid quarterly. In some instances, we will receive payments on our debt investments based on scheduled amortization of the outstanding balances. In addition, we may receive repayments of some of our debt investments prior to their scheduled maturity dates. The frequency or volume of these repayments fluctuates significantly from period to period. Our portfolio activity also may reflect the proceeds of sales of securities. In addition, we may generate revenue in the form of commitment, origination, structuring, diligence, consulting or prepayment fees associated with our investment activities as well as any fees for managerial assistance services rendered by us to portfolio companies and other investment related income.
Our primary uses of cash will be for (i) investments in portfolio companies and other investments and to comply with certain portfolio diversification requirements, (ii) the cost of operations (including paying the Adviser and the Administrator), (iii) cost of any borrowings or other financing arrangements, and (iv) cash distributions to the holders of our Shares.

Expenses
Churchill and its affiliates will be responsible for the compensation and routine overhead expenses allocable to personnel providing investment advisory and management services to the Company. The Company will bear all other out-of-pocket costs and expenses of its operations and transactions, including those costs and expenses incidental to the provision of investment advisory and management services to the Company (such as items (3) and (4) listed below).
For the avoidance of doubt, unless the Adviser elects to bear or waive any of the following costs, the Company will bear the following costs:
(1)our organizational costs;
(2)calculating NAV (including the cost and expenses of any independent valuation firm);
(3)expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser or members of its investment teams or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing our rights;
(4)fees and expenses incurred by the Adviser (and its affiliates) or the Administrator (or its affiliates) payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for us and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring investments and portfolio companies on an ongoing basis;
(5)any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Company, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on our borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for our account and in making, carrying, funding and/or otherwise resolving investment guarantees);
(6)offerings, sales, and repurchases of our Shares and other securities;
(7)fees and expenses payable under any underwriting, dealer manager or placement agent agreements, if any;
(8)investment advisory fees payable under the Advisory Agreement;
(9)administration fees and expenses, if any, payable under the Administration Agreement (including payments under the Administration Agreement between us and the Administrator, based upon our allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of our chief financial officer and chief compliance officer, and their respective staffs);
(10)any applicable administrative agent fees or loan arranging fees incurred with respect to portfolio investments by the Adviser, the Administrator or an affiliate thereof;
(11)any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for our benefit (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);
(12)costs incurred in connection with investor relations, board of trustees relations, and with preparing for and effectuating a listing of the Shares on any securities exchange;

(13)transfer agent, dividend agent and custodial fees and expenses;
(14)federal and state registration fees;
(15)all costs of registration and listing our Shares on any securities exchange;
(16)federal, state and local taxes;
(17)independent trustees’ fees and expenses, including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees;
(18)costs of preparing and filing reports or other documents required by the SEC or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to our activities and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to us and its activities;
(19)costs of any reports, proxy statements or other notices to shareholders, including printing costs;
(20)fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums;
(21)direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;
(22)proxy voting expenses;
(23)all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by our Board to or on account of holders of our securities, including in connection with any distribution reinvestment plan or direct stock purchase plan;
(24)costs incurred in connection with the formation or maintenance of entities or vehicles to hold our assets for tax or other purposes;
(25)the allocated costs incurred by the Adviser and/or the Administrator in providing managerial assistance to those portfolio companies that request it;
(26)allocable fees and expenses associated with marketing efforts on our behalf;
(27)all fees, costs and expenses of any litigation involving us or our portfolio companies and the amount of any judgments or settlements paid in connection therewith, trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to our affairs;
(28)fees, costs and expenses of winding up and liquidating our assets; and
(29)all other expenses incurred by us, the Adviser or the Administrator in connection with administering our business.
From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. We will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on our behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by our shareholders, subject to the cap on organization and offering expenses described above.

Financial Condition, Liquidity and Capital Resources
We expect to generate cash primarily from (i) the net proceeds of the Private Offering, (ii) cash flows from our operations, (iii) any financing arrangements we may enter into in the future and (iv) any future offerings of our equity or debt securities. We may fund a portion of our investments through borrowings from banks and issuances of senior securities. Our primary use of cash will be for (i) investments in portfolio companies in accordance with our investment objective and investment strategies and to comply with certain portfolio diversification requirements, (ii) the cost of operations (including paying the Adviser), (iii) debt service of any borrowings, (iv) any cash distributions to the holders of our Shares, (v) any repurchases in connection with any repurchase offers, and (vi) general working capital purposes. We will also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds of the Private Offering.
Contractual Obligations
We have entered into the Advisory Agreement with the Adviser to provide us with investment advisory services, and the Administration Agreement with the Administrator to provide us with administrative services. Payments for investment advisory services under the Advisory Agreement and reimbursements under the Administration Agreement are described in “Item 1(c). Description of Business —Advisory Agreement; Administration Agreement.”
We have entered into a special purpose vehicle financing facility (the “SPV Facility”) and may establish one or more credit facilities or enter into other financing arrangements in the future to facilitate investments and the timely payment of our expenses. The SPV Facility bears interest at a floating rate based on SOFR and its is anticipated that any future credit facilities also would bear interest at floating rates at to-be-determined spreads, such as SOFR. We cannot assure shareholders that we will be able to enter into any other credit facilities on favorable terms or at all. In connection with a credit facility or other borrowings, lenders may require us to pledge assets, commitments and/or drawdowns (and the ability to enforce the payment thereof) and may ask to comply with positive or negative covenants that could have an effect on our operations.
Off-Balance Sheet Arrangements
We expect to become a party to financial instruments with off-balance sheet risk in the normal course of our business to fund investments and to meet the financial needs of our portfolio companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet.
Quantitative and Qualitative Disclosures about Market Risk
Uncertainty with respect to, among other things, elevated interest rates, inflationary pressures, risks relating to a failure to increase the U.S. debt ceiling, and the failure of major financial institutions introduced significant volatility in the financial markets, and the effects of this volatility has materially impacted and could continue to materially impact our market risks, including those listed below.
Valuation Risk
We intend to invest primarily in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and we value these investments at fair value as determined in good faith by the Adviser, as the Valuation Designee, in accordance with our valuation policy subject to the oversight of the Board and, based on, among other things, the input of the independent third-party valuation firms engaged at the direction of the Valuation Designee. There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material.

Interest Rate Risk
We will be subject to interest rate risk. Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, the difference in re-pricing internals between our assets and liabilities and the effect that interest rates may have on our cash flows. Because we may fund a portion of our investments with borrowings, our net investment income will be affected by the difference between the rate at which we invest and the rate at which we borrow. Our net investment income also will be affected by fluctuations in various interest rates to the extent our debt investments include floating interest rates. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.
Since March 2022, the Federal Reserve has been raising interest rates, bringing rates to the 5.25% to 5.50% range. The Federal Reserve left its benchmark rates steady in the second quarter of 2024, and it has indicated that any cuts to benchmark rates in the future will depend on better inflation reports. In a high interest rate environment, our cost of funds would increase, which could reduce our net investment income if there is not a corresponding increase in interest income generated by our investment portfolio. It is possible that the Federal Reserve's tightening cycle could result in a recession in the United States, which would likely decrease interest rates. Conversely, a prolonged reduction in interest rates will reduce our gross investment income and could result in a decrease in our net investment income if such decreases in base rates, such as SOFR or other alternate rates, are not offset by corresponding increases in the spread over such base rate that we earn on any portfolio investments, a decrease in our operating expenses, or a decrease in the interest rate associated with our borrowings.
Related Parties
See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for a description of certain transactions and relationships with related parties.

ITEM 3.    PROPERTIES
Our corporate headquarters are located at 375 Park Avenue, 9th Floor, New York, NY 10152, and are provided by the Administrator in accordance with the terms of our Administration Agreement. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Shares, according to information furnished to us by such persons or publicly available filings, as of July 19, 2024 by: (1) our trustees; (2) our executive officers; (3) our executive officers and trustees as a group; and (4) each person known to us to beneficially own 5% or more of our outstanding Shares. Ownership information for those persons who beneficially own 5% or more of the outstanding Shares is based upon filings by such persons with the SEC and other information obtained from such persons. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or Shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. The percentage ownership is based on 8,400,040 Shares outstanding as of July 19, 2024. To our knowledge, except as indicated in the footnotes to the table, each of the shareholders listed below has sole voting and/or investment power with respect to our Shares beneficially owned by such shareholder.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class Outstanding
Interested Trustees
Kenneth Kencel	—	—%
Independent Trustees
Stephen Potter	—	—%
James Ritchie	—	—%
Dee Dee Sklar	—	—%
Sarah Smith	—	—%
Executive Officers
Shai Vichness	—	—%
Charmagne Kukulka	—	—%
John McCally	—	—%
Marissa Short	—	—%
Trustees and Executive Officers as a Group (8 persons)(1)
5% Holders
Teachers Insurance and Annuity Association of America(2)	8,400,000	99.99%
__________________
(1)The address for each of the trustees and officers of the Company is c/o Nuveen Churchill Private Credit Fund, 375 Park Avenue, 9th Floor, New York, NY 10152.
(2)The address of Teachers Insurance and Annuity Association of America (“TIAA”) is 730 Third Avenue, New York, NY 10017. TIAA indirectly holds 3,000,000 Shares through Churchill MM Warehouse LLC, a wholly owned subsidiary of TIAA and 5,400,000 Shares through MM Funding, LLC, a wholly owned subsidiary of TIAA.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS
Our business and affairs are managed under the direction of our Board. The responsibilities of the Board include, among other things, the oversight of our investment activities, the oversight of the quarterly valuation of our assets, our financing arrangements and corporate governance activities. Our Board consists of five members, four of whom are independent trustees. Our Board also elects our executive officers, who will serve at the discretion of the Board.
Board of Trustees and Executive Officers
Trustees
Information regarding the Board is as follows:

Name	Age	Position	Trustee Since
Independent Trustees
Stephen Potter	67	Trustee	July 18, 2024
James Ritchie	69	Trustee	July 18, 2024
Dee Dee Sklar	73	Trustee	July 18, 2024
Sarah Smith	65	Trustee	August 1, 2024
Interested Trustees
Kenneth Kencel	65	Trustee, Chief Executive Officer, President, and Chairman	July 18, 2024
The address for each trustee is c/o Nuveen Churchill Private Credit Fund, 375 Park Avenue, 9th Floor, New York, NY 10152.
Executive Officers Who are Not Trustees
Information regarding our executive officers who are not trustees is as follows:

Name	Age	Position
Shai Vichness	42	Chief Financial Officer and Treasurer
Charmagne Kukulka	35	Chief Compliance Officer
John McCally	44	Vice President and Secretary
Marissa Short	41	Controller
The address for each executive officer is c/o Nuveen Churchill Private Credit Fund, 375 Park Avenue, 9th Floor, New York, NY 10152.
Biographical Information
The following is information concerning the business experience of our Board and executive officers. Our trustees have been divided into two groups—interested trustees and independent trustees. Interested trustees are “interested persons” as defined in the 1940 Act.
Interested Trustees
Kenneth Kencel, Chief Executive Officer, President & Chairman
Kenneth Kencel has served as Chief Executive Officer, President and Chairman of the Board of the Company since July 2024 and has served as President and Chief Executive Officer of Churchill since 2015. Mr. Kencel has served as the Chief Executive Officer, President and Chairman of the Board of Nuveen Churchill Direct Lending Corp., a BDC, since December 2019, NC SLF Inc., a closed-end fund registered under the 1940 Act, since March

2021, and Nuveen Churchill Private Capital Income Fund, a BDC, since March 2022. Throughout his over 35-year career in the investment industry, Mr. Kencel has accrued a broad range of experience in leading private credit investment businesses.
Previously, Mr. Kencel served as a Managing Director of The Carlyle Group, and from May 2014 to April 2015, he also served as President and a Director of TCG BDC, Inc. (Carlyle’s publicly traded business development company). Previously, he founded and was President and CEO of Churchill Financial Group; and served as Head of Leveraged Finance for Royal Bank of Canada as well as Head of Indosuez Capital—a leading middle market merchant banking and asset management business in partnership with Credit Agricole Group. Mr. Kencel also helped to found the high yield finance business at Chase Securities (now JP Morgan Chase). He began his career in the Mergers & Acquisitions Group at Drexel Burnham Lambert.
Mr. Kencel serves on the Pension Investment Advisory Committee for the Archdiocese of New York, the Board of Trustees and Chairman of the Investment Committee of Canisius High School and the Advisory Board of Teach for America (Connecticut). Mr. Kencel is a guest lecturer at Boston University Questrom School of Business and a former member of the Board of Advisors and Adjunct Professor at the McDonough School of Business at Georgetown University. He earned his B.S. in Business Administration, magna cum laude, from Georgetown University and his J.D. from Northwestern University Pritzker School of Law.
We believe Mr. Kencel’s numerous management positions, as well as his depth of experience with corporate finance and middle market investments, give the Board valuable industry-specific knowledge and expertise on these and other matters, and his history with Churchill provides an important skillset and knowledge base to the Board.
Independent Trustees
Stephen Potter, Trustee
Stephen Potter has served as a trustee of the Company since July 2024. Mr. Potter has also served as a director of Nuveen Churchill Direct Lending Corp. since December 2019 and as a trustee of Nuveen Churchill Private Capital Income Fund since March 2022. From 2008 to 2017, prior to his retirement, Mr. Potter served as President of Northern Trust Asset Management (NTAM), a large global asset management firm, and as CEO of Northern Trust Investments, a registered investment adviser. From 2001-2008, Mr. Potter served as CEO of Northern Trust Global Services, Ltd. and led all of Northern Trust’s business activities outside the United States. In his various leadership roles at Northern Trust Corporation, Mr. Potter actively engaged with the board of directors and regulators focused on business strategy, risk management and long term talent development. Mr. Potter currently serves on the boards of Miami Corporation, Rush University Medical Center, Duke University Trinity College, the British American Business Council, the Solti Foundation, the American School in London US Foundation, Japan America Society of Chicago, Rush System for Health, Walter Scott & Partners in Edinburgh and the Social & Economic Advisory Board of the RAND Corporation in Santa Monica, CA. Mr. Potter is currently Chairman of the Japan America Society of Chicago. Mr. Potter holds an A.B. in Economics and History from Duke University and an M.B.A. in Finance and Marketing from Northwestern University.
James J. Ritchie, Trustee
James J. Ritchie has served as a trustee of the Company since July 2024. Mr. Ritchie has also served as a director of Nuveen Churchill Direct Lending Corp. since December 2019, a director of NC SLF Inc. since March 2021, and a trustee of Nuveen Churchill Private Capital Income Fund since March 2022. He also serves on the board of Kinsale Capital Group, Inc., a Richmond-based specialty insurance company. At various times from 2007 to 2018, he served as chairman of the boards of Brightsphere Investment Group plc, a global asset management firm, F&G Life Insurance Company, a life & annuity insurance company and Quanta Capital Holdings, Ltd., a property and casualty insurance holding company. Prior to serving as chairman of the boards of these firms, he chaired their respective audit committees as well as those of KMG America Corporation, a life and health insurance company, Ceres Group, Inc., a health insurance company, Lloyds Syndicate 4000 and Old Mutual Bermuda, a Bermuda-based financial services company. From 2001 to 2003, he served as CFO of White Mountains Insurance Group, Ltd., a Bermuda-based insurance holding company. Prior thereto, he held senior management positions in Cigna Corporation and Price Waterhouse (now PricewaterhouseCoopers). He is a member of the National Association of

Corporate Directors and the American Institute of Certified Public Accountants. Mr. Ritchie received an MBA from the Rutgers Graduate School of Business Administration and an AB economics degree with honors from Rutgers College.
Dee Dee Sklar, Trustee
Dee Dee Sklar has served as a trustee of the Company since July 2024. Ms. Sklar has also served as a trustee of Nuveen Churchill Private Capital Income Fund since March 2022 Ms. Sklar is a seasoned banking executive with over 40 years of experience in the financial services industry. Ms. Sklar’s diverse and global leadership experience spans across all functions and segments of the industry and has allowed her to build an extensive network that includes C-suite and Board members across leading private equity and alternative investment management firms, banks, institutional investors and insurance companies. Most recently, Ms. Sklar served as Vice Chair and Head of Subscription Finance at Wells Fargo (NYSE: WFC) from 2012 to December 2019, where she helped build the bank into a leading global provider of subscription financing. During her time at Wells Fargo, Ms. Sklar also held various corporate governance and leadership positions including Co-Head of the New York Women’s Network. Ms. Sklar is the Founder and current Co-Global Chair of Women in Fund Finance and continues to hold support roles with the Company Finance Association. She is a Business Advisory Board member of Tealbook, a Canadian headquartered global leader in AI supply chain technology and a member of the Advisory Group for The Artemis Fund’s platform which invests in women founded/cofounded fintech and technology early-stage companies. Previously, Ms. Sklar served as a Supervisory Board Member of 17Capital UK a credit private equity sponsor, an independent director of Papaya Growth Opportunity Corp 1, (Nasdaq: PPYAW), and Kernel Group Holdings, Inc. (Nasdaq: KRNL), both of which she headed the Audit Committee. Prior to her time at Wells Fargo, Ms. Sklar worked at WestLB AG, a European global bank from 2000 to 2012, serving as the Head of Financial Institutions Americas and Global Head of Fund Finance from 2004 to 2012. Ms. Sklar led the negotiations of WestLB’s sale of its global funds business to Wells Fargo. During her eight years at WestLB, Ms. Sklar oversaw the firm’s fund finance business across the U.S. Europe, Asia and Latin America and led the origination of over $70 billion of fund financing for global private equity funds. Prior to joining WestLB, Ms. Sklar was a senior securitization banker at Rothschild Inc. from 1994 to 2000. Ms. Sklar earned a B.S. from the University of Tennessee.
Sarah Smith, Trustee
Sarah Smith has served as a trustee of the Company since August 2024. Ms. Smith has also served as a trustee of Nuveen Churchill Private Capital Income Fund since March 2022. Ms. Smith was a former member of the Management Committee of Goldman Sachs. In that capacity, Ms. Smith served as the Controller and Chief Accounting Officer of the firm, including during the IPO, and subsequently as the Chief Compliance Officer. Ms. Smith also served on several governing committees, including the Firmwide Risk Committee, the Commitments Committee and the Firmwide Investment Committee. Ms. Smith retired in December 2021. Ms. Smith joined Goldman Sachs in 1996 and was named Managing Director in 1998 and Partner in 2002. Prior to joining Goldman Sachs, Ms. Smith worked in the National and Audit practices of KPMG in both London and New York and held several finance positions at Bristol-Myers Squibb. Ms. Smith is a member of the Board of Trustees of the Financial Accounting Foundation, the parent organization of the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board (GASB) since September 2020, and she previously served on the US Treasury Department’s Commission on the Auditing Industry. Ms. Smith attended City of London (Dip. Acc), and is a Fellow of the Institute of Chartered Accountants in England and Wales. Ms. Smith is a Board member and Chair of Audit and Risk Committee for two private companies - Klarna Bank A.B. (since January 2021) and Via Transportation (since June 2021).
Executive Officers Who Are Not Also Trustees
Shai Vichness, Chief Financial Officer and Treasurer
Shai Vichness serves as Chief Financial Officer and Treasurer of the Company, Nuveen Churchill Direct Lending Corp., NC SLF Inc., and Nuveen Churchill Private Capital Income Fund, and as a Senior Managing Director and Chief Financial Officer of Churchill. Previously, as Managing Director and Head of Senior Leveraged Lending for Nuveen, Mr. Vichness was responsible for initiating Nuveen’s investment program in middle market senior loans and was directly involved in the launch of Churchill as an affiliate in 2015. Since the launch of Churchill, Mr. Vichness has been a member of Churchill’s Investment Committee and has been actively engaged in the management of the firm, including the development of its infrastructure and operations. Mr. Vichness joined Nuveen in 2005 and has spent his entire career in the private debt markets, with a significant amount of time spent in the firm’s workout and restructuring department. Mr. Vichness holds a B.B.A. from Baruch College, CUNY and is a CFA charterholder.
Charmagne Kukulka, Chief Compliance Officer
Charmagne Kukulka serves as the Chief Compliance Officer of the Company, Nuveen Churchill Direct Lending Corp., NC SLF Inc., and Nuveen Churchill Private Capital Income Fund. Ms. Kukulka served as a Principal and Deputy Chief Compliance Officer at Churchill since May 2023, and was appointed as the Chief Compliance Officer of Churchill, Nuveen Churchill Private Capital Income Fund, NC SLF Inc. and Nuveen Churchill Direct Lending Corp. in March 2024. Ms. Kukulka is responsible for managing Churchill’s compliance program and provides compliance support in connection with regulatory matters affecting the business. Prior to joining Churchill, Ms. Kukulka was the Chief Compliance Officer at 13D Management LLC, specializing in investment adviser and 1940 Act rules and regulations from January 2022 to May 2023. She began her compliance career at Blackstone Inc., where she held various roles within the legal and compliance teams administering the compliance program for Blackstone’s registered funds platform from August 2013 to January 2022. Ms. Kukulka received her B.A. in Business and Corporate Communications from Arizona State University’s W.P. Carey School of Business.
John McCally, Vice President and Secretary
John McCally is a Vice President and the Secretary of the Company, Nuveen Churchill Direct Lending Corp., NC SLF Inc., and Nuveen Churchill Private Capital Income Fund, and serves as the General Counsel for Churchill after establishing Churchill with the Churchill Financial Founders in 2015. Mr. McCally has served in the TIAA and Nuveen legal departments since 2010, including as the head of legal for Nuveen Leveraged Finance. Mr. McCally also provides legal support for various investment and asset management teams within the Nuveen and TIAA businesses, including those engaged in public and private fixed income, derivatives and structured products. Prior to joining the organization in 2010, Mr. McCally was an associate with Cadwalader, Wickersham & Taft LLP, specializing in derivatives, structured products and investment management, based in its Washington, DC office. Mr. McCally received a B.A. from Duke University and a juris doctor from The George Washington University Law School.
Marissa Short, Controller
Marissa Short joined Churchill in 2018 and currently serves as Controller of the Company, Nuveen Churchill Direct Lending Corp., NC SLF Inc., and Nuveen Churchill Private Capital Income Fund, and as a Managing Director, Funds Controller of Churchill. Previously, she was a senior manager in the Wealth and Asset Management Practice at Ernst & Young LLP, responsible for the planning, implementation, and completion of financial statement audits for top tier SEC and non-SEC clients. Ms. Short received her B.S. in Accounting and Business Administration from Lehigh University and is a Certified Public Accountant in the State of New York.
Communications with Trustees
Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual trustees or any group or committee of trustees, correspondence should be addressed to the Board or any such individual trustees or group or committee by either name or title. All such correspondence should be sent c/o Nuveen Churchill Private Credit Fund, 375 Park Avenue, 9th Floor, New York, NY 10152, Attention: Chief Compliance Officer.
Board Role in Risk Oversight and Compliance
The Board performs its risk oversight function primarily through (a) the Audit Committee, the Nominating and Corporate Governance Committee and the Co-Investment Committee (collectively, the “Committees”), which report to the entire Board and are comprised solely of independent trustees, and (b) receive reports from the Company’s Chief Compliance Officer in accordance with the Company’s compliance policies and procedures.
As described below in more detail under the “Audit Committee,” “Nominating and Corporate Governance Committee” and “Co-Investment Committee” subsections below, the Committees assist the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the Company’s accounting and financial reporting processes, the Company’s systems of internal controls regarding finance and accounting and audits of the Company’s financial statements and discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Nominating and Corporate Governance Committee’s risk oversight responsibilities include nominating trustees for election by the Company’s shareholders in the event of trustee vacancies, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and the Committees. The Co-Investment Committee’s risk oversight responsibilities include reviewing and making certain findings in respect of co-investment transactions and monitoring compliance with the conditions of the Order, as well as certain other matters pertaining to potential or actual conflicts of interest.
The Board also performs its risk oversight responsibilities with the assistance of the Company’s Chief Compliance Officer. The Chief Compliance Officer will prepare a written report quarterly discussing the adequacy and effectiveness of the compliance policies and procedures of the Company and certain of its service providers. The Chief Compliance Officer’s report, which the Board will review quarterly, will address, at a minimum: (a) the operation of the Company’s compliance policies and procedures and certain of its service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s review; and (d) any compliance matter that has occurred since the date of the last report about which the Board would reasonably need to know to oversee the Company’s compliance activities and risks. In addition, the Chief Compliance Officer will meet separately in executive session with the independent trustees periodically, but in no event less than once each year.
The Company believes the role of the Board in risk oversight is effective and appropriate given the extensive regulation to which it is already subject as a BDC. Specifically, as a BDC, the Company must comply with certain regulatory requirements that control the levels of risk in its business and operations. For example, the Company’s ability to incur indebtedness is limited such that its asset coverage must equal at least 150% immediately after the Company incurs such indebtedness. In addition, the Company intends to elect, and intends to qualify annually thereafter, to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. As a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements.
The Board believes its existing role in risk oversight is appropriate. However, the Board will re-examine the manner in which it administers its oversight function on an ongoing basis to ensure that it continues to meet the Company’s needs.
Committees of the Board
The Board has three committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Co-Investment Committee and may form additional committees in the future. We do not have a compensation committee because our executive officers do not receive any direct compensation from us. A brief description of each committee is included in this Registration Statement. Under the Declaration of Trust, the Company is not required to hold annual meetings.
Audit Committee
The Audit Committee is comprised of Stephen Potter, James Ritchie, Dee Dee Sklar and Sarah Smith, each of whom is an independent trustee. James Ritchie serves as chair of the Audit Committee. The Board has determined that James Ritchie qualifies as an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Our Audit Committee members also meet the current independence and experience requirements of Rule 10A-3 of the Exchange Act.

The Audit Committee operates pursuant to a charter approved by the Board, which sets forth the responsibilities of the Audit Committee. The Audit Committee will (a) assist the Board’s oversight of the integrity of our financial statements, the independent registered public accounting firm’s independence, qualifications and performance and our compliance with legal and regulatory requirements and the performance of our independent registered public accounting firm; (b) review and approve the Audit Committee report, as required by the SEC, to be included in our annual proxy statement; (c) oversee the scope of the annual audit of our financial statements, the quality and objectivity of our financial statements, accounting and policies and internal controls over financial reporting; (d) in conjunction with the Board, oversee the valuation process of the Adviser, as the Valuation Designee, in determining the fair value of portfolio securities for which current market values are not readily available in accordance with the Company's valuation policy and Rule 2a-5 under the 1940 Act; (e) determine the selection, appointment, retention and termination of our independent registered public accounting firm, as well as approving the compensation thereof; (f) review reports regarding compliance with the Company’s Code of Business Conduct and Ethics; (g) pre-approve all audit and non-audit services provided to us by such independent registered public accounting firm; and (h) act as a liaison between our independent registered public accounting firm and the Board.
Nominating and Corporate Governance Committee
The Nominating Committee is comprised of Stephen Potter, James Ritchie, Dee Dee Sklar and Sarah Smith, each of whom is an independent trustee. Stephen Potter serves as chair of the Nominating Committee.
The Nominating Committee operates pursuant to a charter approved by the Board, which will set forth the responsibilities of the Nominating Committee. The Nominating Committee will recommend to the Board persons to be nominated by the Board for election on an annual basis and in the event that any vacancy on the Board arises. The Nominating Committee will consider for nomination to the Board candidates submitted by our shareholders or from other sources it deems appropriate. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended trustee nominees, the Nominating Committee will apply the criteria included in its charter. These criteria include the candidate’s standards of character and integrity, knowledge of the Company’s business and industry, conflicts of interest, willingness to devote time to the Company and ability to act in the interests of all shareholders. The Nominating Committee will not assign specific weight to any one characteristic and no particular criterion is a prerequisite for each prospective nominee. The Board does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for board membership. The Board believes diversity is important because a variety of viewpoints contribute to an effective decision-making process.
The Nominating Committee also will make recommendations with regard to the tenure of the trustees and is responsible for overseeing an annual evaluation of the Board and its committee structure to determine whether the structure is operating effectively.
Co-Investment Committee
The Co-Investment Committee (formerly, the “Special Transactions Committee”) is comprised of Stephen Potter, James Ritchie, Dee Dee Sklar and Sarah Smith, each of whom is an independent trustee. Stephen Potter serves as chair of the Co-Investment Committee.
The Co-Investment Committee will be responsible for reviewing and making certain findings in respect of co-investment transactions under the conditions of the Order granted by the SEC as well as certain other matters pertaining to actual or potential conflicts of interest.
Portfolio Management
All investment decisions for the Company require the unanimous consent of the members of the Investment Committee comprised of Kenneth Kencel, Jason Strife, Mathew Linett and Randy Schwimmer. The Investment Committee may be advised by certain senior investment professionals of the investment team from time to time, including the Senior Loan Investment Committee and the PEJC Investment Committee. The Investment Committee will draw upon the experience of the investment team to source and evaluate investments. See “Item I. Business - Description of Business - Advisory Agreement” for more information, including information regarding the termination provisions of the Advisory Agreement. See “Item I. Business - Description of Business – Portfolio Management” for biographies for members of the Investment Committee.
Promoters and Certain Control Persons
The Adviser may be deemed a promoter of the Company. We have entered into the Advisory Agreement with the Adviser. The Adviser, for its services to us, is entitled to receive a management fee and the reimbursement of certain expenses, as well as incentive fees. In addition, under the Advisory Agreement, we expect, to the extent permitted by applicable law and in the discretion of our Board, to indemnify the Adviser and certain of its affiliates. See “Item 1 (c). Description of Business – Advisory Agreement.”
In connection with our formation and our acquisition of the Initial Portfolio, 100% of our Shares are held by Churchill, our investment adviser, and TIAA, the ultimate parent of Churchill.

ITEM 6.    EXECUTIVE COMPENSATION
Compensation of Executive Officers
We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Adviser, the Administrator or their respective affiliates, pursuant to the terms of the Advisory Agreement and the Administration Agreement, as applicable. Our day-to-day administrative operations are managed by the Administrator. Most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Adviser or its affiliates.
Each of our executive officers is an employee of an affiliate of the Administrator. We reimburse the Administrator for our allocable portion of expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the cost of our Chief Financial Officer and our Chief Compliance Officer and their respective staffs, and we reimburse the Adviser for certain expenses under the Advisory Agreement. See “Item 1(c). Description of Business - Advisory Agreement” and “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
Compensation of Trustees
No compensation will be paid to our interested trustees. Each independent trustee will receive a retainer of $125,000 annually for serving on the Board, and the chair of the Audit Committee will receive an additional $7,500 annual fee. We will also reimburse each of the independent trustees for all reasonable out-of-pocket expenses incurred in connection with each meeting attended.

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Transactions with Related Persons, Promoters and Certain Control Persons
Advisory Agreement
We have entered into the Advisory Agreement with the Adviser pursuant to which we will pay a management fee and incentive fees to the Adviser. See “Item 1(c). Description of Business - Advisory Agreement.” On July 18, 2024, the Board, including all of the independent trustees, approved the Advisory Agreement. Unless earlier terminated, the Advisory Agreement will remain in effect for a period of two years from July 23, 2024, its effective date, and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board, including a majority of independent trustees, or by the holders of a majority of our outstanding voting securities.
Administration Agreement
We have entered into the Administration Agreement with the Administrator, pursuant to which the Administrator will be responsible for providing us with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. See “Item 1(c). Description of Business - Administration Agreement.”
Relationship with Churchill, Nuveen and TIAA
We, Churchill, and our officers, trustees, employees, agents and their affiliates may be subject to certain potential conflicts of interest in connection with our activities and investments. For example, the terms of the Advisory Agreement with respect to management fees and incentive fees may create an incentive for the Adviser to approve and cause us to make more speculative investments than we would otherwise make in the absence of such fee structure. In addition, certain personnel of Churchill serve, or may serve, as officers, directors, members, or principals of entities that operate in the same or a related line of business as we do, or of investment funds, accounts or investment vehicles sponsored or managed by them. Similarly, Churchill may have other clients or other accounts with similar, different or competing investment objectives as us (“Other Accounts”). In serving in these multiple capacities, they may have obligations to other clients, Other Accounts or investors in those entities, the fulfillment of which may not be in the best interests of the Company or our shareholders. The conflicts of interest described herein could prevent us from making or disposing of certain investments or making or disposing of certain investments on the terms desired.
Churchill or its affiliates also earn additional fees related to the securities in which the Company invests, which may result in conflicts of interests for the senior investment professionals and members of the Investment Committee making investment decisions. For example, Churchill and its affiliates may act as an arranger, syndication agent or in a similar capacity with respect to securities in which the Company invests, where Churchill's investment staff sources and arranges financing transactions that may be eligible for investment by its client accounts (including the Company) and in connection therewith commits to source, arrange, and issue such financing instruments as may be required by the related issuer(s). In connection with such sourcing and arranging activity, such issuer(s) agree to pay Churchill and its affiliates compensation in the form of closing or arrangement fees, which compensation is paid to them at or immediately prior to the funding of such financing, separately from management fees paid by the Company. Additionally, affiliates of Churchill may act as the administrative agent on credit facilities under which such securities are issued, which may contemplate additional compensation to such affiliates for the service of acting as administrative agent thereunder.
Churchill has a separate account, fund-of-one or other managed account arrangements in place with TIAA or subsidiaries thereof. Consistent with its investment allocation policies and the Order, Churchill also may be managing certain securities for the Company and allocating the same investments to TIAA (or subsidiaries thereof) pursuant to such arrangements, which may lead to conflicts of interest.
In certain instances, it is possible that other entities managed by Churchill or a proprietary account of TIAA may be invested in the same or similar loans or securities as those held by the Company, and which may be acquired at different times at lower or higher prices. Those investments also may be in securities or other instruments in different parts of the company’s capital structure that differ significantly from the investments held by the Company, including with respect to material terms and conditions, including, without limitation, seniority, interest rates, dividends, voting rights and participation in liquidation proceeds. To the extent such a conflict occurs, Churchill will attempt to resolve the conflict in a fair and equitable manner. However, there can be no assurance that conflicts will be resolved in our favor. Consequently, in certain instances these investments may be in positions or interests that are potentially adverse to those taken or held by the Company. In such circumstances, measures will be taken to address such actual or potential conflicts, which may include, as appropriate, establishing an information barrier between or among the applicable personnel of the relevant affiliated entities (including as between officers of Churchill), requiring recusal of certain personnel from participating in decisions that give rise to such conflicts, or other protective measures as will be established from time to time to address such conflicts.
Further, an affiliate of TIAA may serve as the administrative or other named agent on behalf of the lenders with respect to investments by the Company and/or one or more of its affiliates. In some cases, investments that are originated or otherwise sourced by Churchill may be funded by a loan syndicate organized by Churchill (“Loan Syndicate”) or its affiliates. The participants in a Loan Syndicate (the “Loan Syndicate Participants”), in addition to the Company and its affiliates may include other lenders and various institutional and sophisticated investors (through private investment vehicles in which they invest). The entity acting as agent may serve as an agent with respect to loans made at varying levels of a borrower’s capital structure. Loan Syndicate Participants may hold investments in the same or distinct tranches in the loan facilities of which the Portfolio Investment is a part or in different positions in the capital structure under such Portfolio Investment. As is typical in such agency arrangements, the agent is the party responsible for administering and enforcing the terms of the loan facility, may take certain actions and make certain decisions in its discretion, and generally may take material actions only in accordance with the instructions of a designated percentage of the lenders. In the case of loan facilities that include both senior and subordinate tranches, the agent may take actions in accordance with the instructions of the holders of one or more of the senior tranches without any right to vote or consent (except in certain limited circumstances) by the subordinated tranches of such indebtedness. Churchill expects that the Portfolio Investments held by the Company and its affiliates may represent less than the amount of debt sufficient to direct, initiate or prevent actions with respect to such loan facility, or a tranche thereof, of which the Company’s investment is a part (other than preventing those that require the consent of each lender). As a result of an affiliate of TIAA acting as agent for an agented loan where a Loan Syndicate Participant may own more of the related indebtedness of the obligor or hold indebtedness in a position in the capital structure of an obligor different from that of the Company and its affiliates, such Loan Syndicate Participants will be in a position to exercise more control with respect to the related loan facility than that which Churchill could exercise on behalf of the Company, and may exercise such control in a manner adverse to the interests of the Company.
In addition, TIAA and other client accounts of Churchill, in connection with an advisory relationship with Churchill, may be a limited partner investor in many of the private equity funds that own the portfolio companies in which the Company will invest or TIAA (and other private clients managed by Churchill and its affiliates) may otherwise have a relationship with the private equity funds or portfolio companies in which we invest, which may give rise to certain conflicts or limit the Company’s ability to invest in such portfolio companies. TIAA (and other private clients managed by Churchill and its affiliates) may also hold passive equity co-investments in such private equity funds or portfolio companies owned by such fund, or in holding companies elsewhere in the capital structure of the private equity fund or portfolio company, which may give rise to certain conflicts for the investment professionals when making investment decisions..
Allocation of Investment Opportunities
The Adviser and its affiliates, have procedures and policies in place designed to manage the potential conflicts of interest between their fiduciary obligations to us and their similar fiduciary obligations to other clients. An investment opportunity that is suitable for multiple clients of the Adviser and its affiliates may not be capable of being shared among some or all of such clients due to the limited scale of the opportunity or other factors, including regulatory restrictions imposed by the 1940 Act. There can be no assurance that the Adviser’s or its affiliates’ efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to us. Not all conflicts of interest can be expected to be resolved in our favor.

In order to address these issues, the Adviser has put in place an investment allocation policy that addresses the restrictions under the 1940 Act and seeks to ensure the equitable allocation of investment opportunities. In the absence of using the Order from the SEC that permits greater flexibility relating to co-investments, the Adviser will apply the investment allocation policy to determine which entities will proceed with an investment. When we engage in permitted co-investments, we will do so in a manner consistent with the Adviser’s allocation policy. In situations where co-investment with other entities managed by the Adviser or its affiliates is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer, the Adviser will need to decide whether we or such other entity or entities will proceed with the investment. The Adviser will make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible accounts in a manner that will be fair and equitable over time.
Churchill’s allocation policy sets target holds for the Company and the other accounts managed by Churchill in the ordinary course. The target hold amounts are designed to achieve a high level of diversification in the Company and the other accounts managed by Churchill, generally in the one percent (1%) - two percent (2%) range (but may be greater or lesser than that from time to time, depending on market conditions). Target holds may be less than the maximum hold position permitted under the investment restrictions applicable to such account (including the Company), and as a result of the application of the target hold, additional investment capacity may exist, which may go towards co-investment vehicles.
Affiliated Transactions
We expect to co-invest on a concurrent basis with our affiliates and Churchill, unless doing so would be impermissible under existing regulatory guidance, applicable regulations, the terms of the Order, and the allocation procedures of Churchill. The Adviser and certain other funds and accounts sponsored or managed by either the Adviser and/or its affiliates were granted the Order, which we are permitted to rely on to co-invest in portfolio companies with certain funds and entities managed by the Adviser or its affiliates in certain negotiated transactions where co-investing would otherwise be prohibited under the 1940 Act, subject to the conditions of the Order. Pursuant to the Order, the Company is permitted to co-invest with its affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent trustees make certain conclusions in connection with a co-investment transaction, including, but not limited to, that (1) the terms of the potential co-investment transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching in respect of us or our shareholders on the part of any person concerned, and (2) the potential co-investment transaction is consistent with the interests of our shareholders and is consistent with our then-current investment objective and strategies. Neither we nor the affiliated funds are obligated to invest or co-invest when investment opportunities are referred to us or them.
Placement Agent Arrangements
Broker-dealers that are affiliates of the Company and/or one or more of its affiliates or third parties may act as placement agents or distributors to assist in the placement of Shares to certain of our shareholders. Any placement fees associated with the placement agent services will be paid by the Adviser, with no reimbursement by the Company. The potential for the placement agents to receive compensation in connection with a shareholder's investment in us presents a potential conflict of interest in recommending that such shareholder invest in the Company. The prospect of receiving, or the receipt of, additional compensation, as described above, by the placement agents may provide such placement agents and/or their salespersons with an incentive to favor sales of Shares and interests in funds whose affiliates make similar compensation available over sales of interests in funds (or other fund investments) with respect to which the placement agent does not receive additional compensation, or receives lower levels of additional compensation. Prospective investors should take such payment arrangements into account when considering and evaluating any recommendations related to the Shares.
Certain Business Relationships
Certain of our current trustees and officers are directors or officers of the Adviser.

Material Non-Public Information
The Adviser’s investment professionals may serve as directors of, or in a similar capacity with, companies in which we invest or in which we are considering making an investment. Through these and other relationships with a portfolio company, these individuals may obtain material non-public information that might restrict our ability to buy or sell the securities of such company under the policies of the company or applicable law.
Promoters and Certain Control Persons
The Adviser may be deemed a promoter of the Company. We have entered into the Advisory Agreement with the Adviser.
In connection with our formation and our acquisition of the Initial Portfolio, 100% of our Shares are held by Churchill, our investment adviser, and TIAA, the ultimate parent of Churchill.
Director Independence
Pursuant to the Declaration of Trust, a majority of the Board will consist of independent trustees. The Company refers to independent trustees as trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company, Churchill, or any of their respective affiliates. On an annual basis, each member of the Board is required to complete a questionnaire eliciting information to assist the Board in determining whether the independent trustees continue to be independent under the 1940 Act. The Board limits membership on the Audit Committee, the Nominating Committee and the Co-Investment Committee to independent trustees. See “Item 5. Directors and Executive Officers — Committee of the Board” for more information.
Based on the foregoing independence standard and the recommendation of the Nominating Committee, after reviewing all relevant transactions and relationships between each trustee, or any of his or her family members, and the Company, Churchill, or of any of their respective affiliates, the Board has determined that Messrs. Potter and Ritchie and Mses. Sklar and Smith qualify as independent trustees. Each trustee who serves on the Audit Committee is also an independent trustee for purposes of Rule 10A-3 under the Exchange Act.

ITEM 8.    LEGAL PROCEEDINGS
Neither we nor the Adviser are currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us or them. From time to time, we, and the Adviser, may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business also is subject to extensive regulation, which may result in regulatory proceedings against us. While the outcome of these legal or regulatory proceedings cannot be predicted with certainty, we do not expect that these proceedings would have a material effect upon our financial condition or results of operations.

ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
Market Information
Our Shares will be offered and sold in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D promulgated thereunder. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our Shares currently, nor can we give any assurance that one will develop.
Because Shares will be acquired by investors in transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) the Adviser’s consent is granted, and (ii) the Shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until any Liquidity Event, any repurchase offer, or we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares and to execute such other instruments or certifications as are reasonably required by us.
Holders
As of July 19, 2024, there were three holders of record of our Shares. Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our Shares.
Distribution Policy
To the extent that we have taxable income available, we intend to make quarterly distributions to our common shareholders. Dividends and distributions to common shareholders are recorded on the applicable record date. The amount to be distributed is determined by our Board each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, will generally be distributed at least annually, although we may decide to retain such capital gains for investment. See “Item 1(c). Description of Business - Distribution Reinvestment Plan.”

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES
In connection with our formation, on June 28, 2024, the Company issued and sold 40 Shares to Churchill for an aggregate purchase price of $1,000.
In addition, on July 19, 2024, prior to our election to be regulated as a BDC under the 1940 Act, the Affiliated Funds sold certain portfolio investments to the Company in the amount of $526.1 million (fair value as of July 19, 2024) (the “Initial Portfolio”). The Company funded the purchase of the Initial Portfolio with $210.0 million of equity contributions and $340.0 million of borrowings from its credit facility. In connection with the acquisition of the Initial Portfolio, the Company issued an aggregate of 8,400,000 Shares at a price of $25.00 per share to TIAA and certain of its subsidiaries. See “Item 1(a). General Development of Business” for a listing of the Initial Portfolio as of the date of our purchase.
In connection with the foregoing transactions, the Shares were issued and sold in reliance upon the available exemptions from the registration requirements of Section 4(a)(2) of the Securities Act.

ITEM 11.     DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
The following description is based on relevant portions of the Delaware Statutory Trust Statute and on our Declaration of Trust or our bylaws. This summary possesses the provisions deemed to be material, but is not necessarily complete.
General
The terms of the Declaration of Trust authorize an unlimited number of Shares of any class, par value $0.01 per share. The Declaration of Trust provides that the Board may classify or reclassify any unissued Shares into one or more classes or series of Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for our Shares, and we can offer no assurances that a market for our shares will develop in the future. There are no outstanding options or warrants to purchase our shares. Under the terms of our Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a shareholder.
None of our Shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board in setting the terms of any class or series of Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.
Under the terms of our Declaration of Trust, all Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of our Shares if, as and when authorized by our Board and declared by us out of funds legally available therefore. Except as may be provided by our Board in setting the terms of classified or reclassified shares, our Shares will have no preemptive, appraisal or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and except that, in order to avoid the possibility that our assets could be treated as “plan assets,” we may require any person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board. In the event of our liquidation, dissolution or winding up, each share of our Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of our Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each trustee will be elected by a plurality of the votes cast with respect to such trustee’s election except in the case of a “contested election” (as defined in our bylaws), in which case trustees will be elected by a majority of the votes cast in the contested election of trustees. Pursuant to our Declaration of Trust, our Board may amend the bylaws to alter the vote required to elect trustees.
Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses
Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Our Declaration of Trust provides that our trustees will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. Our

Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.
Pursuant to our Declaration of Trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Company determines in good faith that the course of conduct that caused the loss or liability was in the best interest of the Company, (ii) the Indemnitee was acting on behalf of or performing services for the Company, (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is a trustee (other than a trustee who is not an “interested person” (as defined under Section 2(a)(19) of the 1940 Act) of the Company (an “interested trustee”)), officer, employee, controlling person or agent of the Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Trustee, and (iv) such indemnification or agreement to hold harmless is recoverable only out of assets of the Company and not from the shareholders.
In addition, the Declaration of Trust permits the Company to advance reasonable expenses to an Indemnitee, and we will do so in advance of final disposition of a proceeding (a) if the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) upon the Company’s receipt of (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the standard of conduct was not met.
Delaware Law and Certain Declaration of Trust Provisions
Organization and Duration
We were formed in Delaware on May 3, 2024, and will remain in existence until dissolved and terminated in accordance with our Declaration of Trust or pursuant to Delaware law.
Purpose
Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Our Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. Our Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Number of Trustees; Vacancies; Removal
Our Declaration of Trust provides that the number of trustees will be set by our Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of trustees. Our Declaration of Trust provides that the number of trustees generally may not be less than three. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by our Board in setting the terms of any class or series of preferred shares or otherwise in the bylaws, pursuant to an election under our Declaration of Trust or bylaws, any and all vacancies on our Board may be filled by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent trustees will nominate replacements for any vacancies among the independent trustees’ positions.
Our Declaration of Trust provides that a trustee may be removed by a majority of the remaining trustees (or in the case of the removal of a trustee that is not an interested person, a majority of the remaining trustees that are not interested persons).
We have a total of five members of our Board, four of whom are independent trustees. Our Declaration of Trust provides that a majority of our Board must be independent trustees except for a period of up to 60 days after the death, removal or resignation of an independent trustee pending the election of his or her successor. Each trustee will hold office until his or her successor is duly elected and qualified.
Action by Shareholders
Our bylaws provide that shareholder action can be taken only at a special meeting of shareholders or by unanimous consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust.  Special meetings may be called by the trustees and certain of our officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof.
With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) provided that the Board has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Declaration of Trust and our bylaws.
The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give our Board any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Our Board may not, without the approval of a vote by the holders of more than 50% of the outstanding shares entitled to vote on such matters:
•amend the Advisory Agreement except for amendments that would not adversely affect the rights of our shareholders;
•except as otherwise permitted under the Advisory Agreement, voluntarily withdraw as our investment adviser unless such withdrawal would not affect our tax status and would not materially adversely affect our shareholders; or
•appoint a new investment adviser (other than a sub-adviser pursuant to the terms of the Advisory Agreement and applicable law).
Amendment of the Declaration of Trust and Bylaws
Our Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment requires at least a majority of the votes cast by such shareholders at a meeting of shareholders duly called and at which a quorum is present.
Our bylaws provide that our Board have the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, without shareholder vote. Except as described above and for certain provisions of our Declaration of Trust relating to shareholder voting and the removal of trustees, our Declaration of Trust provides that our Board may amend our Declaration of Trust without any vote of our shareholders.
Actions by the Board Related to Merger, Conversion, Reorganization or Dissolution
The Board may approve a merger, conversion, consolidation or other reorganization of the Company, provided that the resulting entity is a business development company under the 1940 Act. The Company may be dissolved at any time, without the approval of holders of our outstanding shares, upon affirmative vote by a majority of the trustees.
Derivative Actions
No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.
In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisors in considering the merits of the request. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand. This derivative action provision in our Declaration of Trust will not apply to claims arising under the federal securities laws.
Direct Actions
To the fullest extent permitted by Delaware law, the shareholders’ right to bring direct actions against the Company and/or its trustees is eliminated, except for a direct action to enforce an individual shareholder right to vote or a direct action to enforce an individual shareholder’s rights under Sections 3805(e) or 3819 of the Delaware

Statutory Trust Statute. To the extent such right cannot be eliminated to this extent as a matter of Delaware law, then the conditions required for the bringing of a derivative action pursuant to the Declaration of Trust and Section 3816 of the Delaware Statutory Trust Statute described above shall be equally applicable to bringing a direct action.
Exclusive Delaware Jurisdiction
Each trustee, each officer and each person legally or beneficially owning a share or an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust, (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board, or of officers or the Board to the Company, to the shareholders or each other, (C) the rights or powers of, or restrictions on, the Company, the officers, the Board or the shareholders, (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute or the Declaration of Trust relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.
This exclusive Delaware jurisdiction provision in our Declaration of Trust will not apply to claims arising under the federal or state securities laws. This provision may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other agents, which may discourage lawsuits against us and such persons. There is uncertainty as to whether a court would enforce such a provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, this provision may increase costs for shareholders in bringing a claim against us or our directors, officers or other agents. Any investor purchasing or otherwise acquiring our shares is deemed to have notice of and consented to the foregoing provision.
Determinations by our Board
Our Declaration of Trust contains a provision that codifies the authority of our Board to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our Board (consistent with our Declaration of Trust) is final and conclusive and binding upon us and our shareholders. This provision does not alter the duties our Board owes to us or our shareholders pursuant to our charter and under Delaware law. Further, it would not restrict the ability of a shareholder to challenge an action by our Board which was taken in a manner that is inconsistent with our Declaration of Trust or the Board’s duties under Delaware law or which did not comply with the requirements of the provision.

Access to Records
Any shareholder will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of our shareholders, along with the number of Shares held by each of them, will be maintained as part of our books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at our office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).
A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.
Reports to Shareholders
Within 60 days after each fiscal quarter, we will distribute our quarterly report on Form 10-Q to all shareholders of record. In addition, we will distribute our annual report on Form 10-K to all shareholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to the Adviser. These reports also will be available on the SEC’s website at www.sec.gov.
Subject to availability, you may authorize us to provide annual reports and other information, or documents, electronically by so indicating on your subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our website. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.
Conflict with the 1940 Act
Our Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
See “Item 11. Description of Registrant’s Securities to be Registered - Limitation on Liability of Trustees an Officers; Indemnification and Advances of Expenses.”
Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Our Declaration of Trust provides that our trustees will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. Our Declaration of Trust provides for the indemnification of any person to the fullest extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.
Pursuant to our Declaration of Trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Company determines in good faith that the course of conduct that caused the loss or liability was in the best interest of the Company, (ii) the Indemnitee was acting on behalf of or performing services for the Company, (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is a trustee (other than a trustee who is not an “interested person” (as defined under Section 2(a)(19) of the 1940 Act) of the Company (an “interested trustee”)), officer, employee, controlling person or agent of the Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Trustee, and (iv) such indemnification or agreement to hold harmless is recoverable only out of assets of the Company and not from the shareholders.
In addition, the Declaration of Trust permits the Company to advance reasonable expenses to an Indemnitee, and we will do so in advance of final disposition of a proceeding (a) if the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) upon the Company’s receipt of (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the standard of conduct was not met.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Set forth below is an index to our financial statements attached to this Registration Statement.

Report of Independent Registered Public Accounting Firm
To the Trustee and Shareholder of Nuveen Churchill Private Credit Fund
Opinion on the Financial Statements
We have audited the accompanying consolidated statement of assets and liabilities of Nuveen Churchill Private Credit Fund and its subsidiary (the “Company”) as of June 28, 2024, and the related consolidated statements of operations, changes in net assets and cash flows for the period from May 3, 2024 (Inception) to June 28, 2024, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 28, 2024, and the results of its operations, changes in its net assets and its cash flows for the period from May 3, 2024 (Inception) to June 28, 2024 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, New York
July 3, 2024
We have served as the Company’s auditor since 2024.

NUVEEN CHURCHILL PRIVATE CREDIT FUND
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

As of June 28, 2024
Assets
Cash	$1,000
Deferred offering costs	98,766
Total assets	$99,766

Liabilities
Organizational expenses payable	$230,385
Offering costs payable	98,766
Professional fees payable	35,000
Total liabilities	$364,151

Commitments and contingencies (See Note 4)

Net Assets : (See Note 5)
Common shares of beneficial interest, par value $0.01 per share, unlimited shares authorized, 40 shares issued and outstanding	$1
Paid-in-capital in excess of par value	999
Distributable earnings (loss)	(265,385)
Total net assets	$(264,385)

Total liabilities and net assets	$99,766

Net asset value per share	$(6,609.63)
The accompanying notes are an integral part of these consolidated financial statements.

NUVEEN CHURCHILL PRIVATE CREDIT FUND
CONSOLIDATED STATEMENT OF OPERATIONS

Period from May 3, 2024 (inception) to June 28, 2024
Expenses:
Organizational expenses	$230,385
Professional fees	35,000
Total expenses	265,385
Net investment income (loss)	(265,385)

Net increase (decrease) in net assets resulting from operations	$(265,385)

Per share data:
Net investment income (loss) per share	$(6,634.63)
Net increase (decrease) in net assets resulting from operations per share	$(6,634.63)
Weighted average common shares outstanding	40
The accompanying notes are an integral part of these consolidated financial statements.

NUVEEN CHURCHILL PRIVATE CREDIT FUND
CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

Period from May 3, 2024 (inception) to June 28, 2024
Increase (decrease) in net assets resulting from operations:
Net investment income (loss)	$(265,385)
Net increase (decrease) in net assets resulting from operations	(265,385)
Capital share transactions:
Issuance of common shares	1,000
Net increase (decrease) in net assets resulting from capital share transactions	1,000
Total increase (decrease) in net assets	(264,385)
Net assets, at beginning of period	—
Net assets, at end of period	$(264,385)
The accompanying notes are an integral part of these consolidated financial statements.

NUVEEN CHURCHILL PRIVATE CREDIT FUND
CONSOLIDATED STATEMENT OF CASH FLOWS

Period from May 3, 2024 (inception) to June 28, 2024
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$(265,385)

Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities
Changes in operating assets and liabilities:
Deferred offering costs	(98,766)
Organizational expenses payable	230,385
Offering costs payable	98,766
Professional fees payable	35,000
Net cash provided by (used in) operating activities	—

Cash flows from financing activities:
Proceeds from issuance of common shares	1,000
Net cash provided by (used in) financing activities	1,000

Net increase (decrease) in cash	1,000
Cash, beginning of period	—
Cash, end of period	$1,000
The accompanying notes are an integral part of these consolidated financial statements.

NUVEEN CHURCHILL PRIVATE CREDIT FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION
Nuveen Churchill Private Credit Fund (“NCPCF”, and together with its consolidated subsidiary, the “Company”), a Delaware statutory trust, was formed on May 3, 2024. NCPCF is a closed-end, externally managed, non-diversified management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for U.S. federal income tax purposes, the Company intends to elect, and intends to qualify annually, to be treated as a regulated investment company (“RIC”) as defined under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As of June 28, 2024, the Company has not commenced its investment activities.
The Company will be externally managed by Churchill Asset Management LLC (the “Adviser”), an investment adviser registered with the Security and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended. The Adviser will manage the Company’s day-to-day operations and provide it with investment advisory and management services. Churchill BDC Administration LLC (the “Administrator”) will provide the administrative services necessary to conduct the Company’s day-to-day operations. The Adviser and the Administrator are indirectly subsidiaries of Nuveen, LLC, the investment management division of Teachers Insurance and Annuity Association of America (“TIAA”).
The Company’s investment objective will be to provide investors with attractive risk-adjusted returns primarily through current income and, secondarily, long-term capital appreciation, by investing in a diversified portfolio of private debt and equity investments in U.S. middle market companies owned by leading private equity firms. The Company will primarily invest in first-lien senior secured debt and first-out positions in unitranche loans (collectively “Senior Loan Investments”), as well as junior debt investments, such as second-lien loans, unsecured debt, subordinated debt and last-out positions in unitranche loans (including fixed- and floating-rate instruments and instruments with payment-in-kind income (“PIK”)) (“Junior Capital Investments”). Senior Loan Investments and Junior Capital Investments may be originated alongside smaller related common equity positions to the same portfolio companies. The Company’s portfolio also will include larger, stand-alone direct equity co-investments in private-equity backed companies that may or may not be originated alongside or separately from Senior Loan Investments and/or Junior Capital Investments to the applicable portfolio company (“Equity Co-Investments”). The Company’s portfolio also may be comprised of cash and cash equivalents, liquid fixed-income securities (including broadly syndicated loans) and other liquid credit instruments (“Liquid Investments”).
Nuveen Churchill PCF SPV I LLC (“SPV I”), a Delaware limited liability company, was formed on June 10, 2024. SPV I is a wholly owned subsidiary of the Company and is consolidated in these consolidated financial statements commencing from the date of its formation. As of June 28, 2024, SPV I has not commenced investment operations.
On June 28, 2024, the Adviser purchased 40 shares of the Company’s common shares of beneficial interest (the “Shares”) at $25.00 per share.
The Company expects to enter into separate subscription agreements with one or more “accredited investors” (as defined in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) providing for the private placement of shares in reliance on exemptions from the registration requirements of the Securities Act and may enter into additional subscription agreements from time to time. The “Initial Closing” will occur on the first date a shareholder’s subscription agreement is accepted by the Company. The Company may hold additional closings for a period of 18 months after the Initial Closing (the “Fundraising Period”). The Fundraising Period may be extended to 24 months after the Initial Closing in the sole discretion of the Company’s board of trustees. Each investor will make a capital commitment to purchase shares pursuant to a subscription agreement.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company is an investment

NUVEEN CHURCHILL PRIVATE CREDIT FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

company for the purposes of accounting and financial reporting in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification (“ASC”) Topic 946, Financial Services—Investment Companies (“ASC 946”), and pursuant to Regulation S-X. The Company’s first fiscal period will end on January 31, 2025.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SPV I. All significant intercompany balances and transactions have been eliminated. U.S. GAAP for an investment company requires investments to be recorded at fair value. The carrying value for all other assets and liabilities approximates their fair value.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash
Cash represents cash deposits held at financial institutions, which at times may exceed U.S. federally insured limits. Cash is carried at cost, which approximates fair value.
Organization and Offering Costs
Organization costs consist of primarily legal, incorporation and accounting fees incurred in connection with the organization of the Company. Organization costs are expensed as incurred and are shown in the Company's consolidated statement of operations.
Offering costs consist primarily of fees and expenses incurred in connection with the offering of shares, as well as legal, printing and other costs associated with the preparation and filing of the registration statement and offering materials. Offering costs are recognized as a deferred charge, amortized on a straight-line basis over 12 months from the commencement of operations, which has not yet occurred. For the period May 3, 2024 (inception) through June 28, 2024, total offering cost incurred was $98,766 which is included in the consolidated statement of assets and liabilities as deferred offering costs and remains fully payable.
Income Taxes
The Company intends to elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. So long as the Company maintains its RIC tax treatment, it generally will not be subject to U.S. federal income tax on the portion of taxable income and gains timely distributed to its shareholders. In order to qualify as a RIC, the Company must meet certain minimum distribution, source-of-income and asset diversification requirements. The Company’s first tax year end will be December 31, 2024.
The minimum distribution requirements applicable to RICs require the Company to distribute to its shareholders at least 90% of its investment company taxable income (“ICTI”), as defined by the Code, each year. Depending on the level of ICTI earned in a tax year, the Company may choose to carry forward ICTI in excess of current year distributions into the next tax year. Any such carryover ICTI must be distributed before the end of that next tax year through a dividend declared prior to filing the final tax return related to the year which generated such ICTI.
In addition, based on the excise distribution requirements, the Company will be subject to a 4% U.S. nondeductible federal excise tax on undistributed income unless the Company distributes in a timely manner an amount at least equal to the sum of (1) 98% of its ordinary income for each calendar year, (2) 98.2% of capital gain net income (both long-term and short-term) for the one-year period ended October 31 in that calendar year and (3) any income realized, but not distributed, in the preceding year. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to U.S. federal corporate income tax is considered to have been distributed.

NUVEEN CHURCHILL PRIVATE CREDIT FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company evaluates tax positions taken or expected to be taken in the course of preparing its consolidated financial statements to determine whether the tax positions are “more-likely than not” to be sustained by the applicable tax authority. SPV I is a disregarded entity for tax purposes and will be consolidated with the tax return of the Company. All penalties and interest associated with income taxes, if any, are included in income tax expense.
Functional Currency
The functional currency of the Company is the U.S. Dollar and all transactions were in U.S. Dollars.
3. RELATED PARTY TRANSACTIONS
Investment Advisory Agreement
The Company intends to enter into an investment advisory agreement (the “Investment Advisory Agreement”) with the Adviser. Under the Investment Advisory Agreement, the Adviser will manage the day-to-day operations of, and provide investment advisory and management services to, the Company.
Pursuant to the Investment Advisory Agreement, the Company will pay a base management fee and incentive fees to the Adviser, as described below.
Base Management Fee
The management fee will be payable quarterly in arrears. Prior to any listing of the Shares on a national securities exchange (the “Exchange Listing”) or any other public trading market (together with the Exchange Listing, a “Public Listing”), the management fee will be calculated at an annual rate of 0.75% of average total assets, excluding cash and cash equivalents and undrawn capital commitments and including assets financed using leverage (“Average Total Assets”), at the end of the two most recently completed calendar quarters. Beginning with the first full calendar quarter following a Public Listing, the management fee will be calculated at an annual rate of 1.00% of Average Total Assets. For purposes of this calculation, cash and cash equivalents include any temporary investments in cash-equivalents, U.S. government securities and other high quality investment grade debt investments that mature in 12 months or less from the date of investment.
Incentive Fee
The incentive fee will consist of two components that are independent of each other: (i) an incentive fee on income and (ii) an incentive fee on capital gains. Each part of the incentive fee is outlined below.
Incentive Fee on Income
The incentive fee on income will be based on the Company’s Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of, the Company’s net assets at the end of the immediately preceding quarter from interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement (as defined below), and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee).
Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.50% per quarter (6% annualized).

NUVEEN CHURCHILL PRIVATE CREDIT FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company will pay the Adviser an incentive fee quarterly in arrears with respect to the Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:
•no incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50% per quarter (6% annualized);
•100% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.76% (7.06% annualized). The Company refers to this portion of the Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.76%) as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 15% of the Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.76% in any calendar quarter; and
•15% of the dollar amount of the Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.76% (7.06% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 15% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.
These calculations will be adjusted for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.
Incentive Fee Based on Capital Gains
The portion of the incentive fee based on capital gains will be determined and payable in arrears as of each of each fiscal year (or upon termination of the Advisory Agreement, as of the termination date). The amount payable will equal:
•15% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.
Each year, the fee paid for the capital gains incentive fee will be net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. The Company will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to the Advisory Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.
The fees that are payable under the Advisory Agreement for any partial period will be appropriately prorated.
Administration Agreement
The Company intends to enter into an Administration Agreement (the “Administrator Agreement”) with the Administrator. Under the Administration Agreement, the Administrator will furnish the Company with office facilities and equipment and provide clerical, bookkeeping and record keeping and other administrative services at such facilities. The Administrator will perform, or oversee the performance of, the required administrative services, which include, among other things, assisting the Company with the preparation of the financial records that the Company is required to maintain and with the preparation of reports to shareholders and reports filed with the SEC. At the request of the Adviser, the Administrator also w provide managerial assistance on the Company’s behalf to those portfolio companies that have accepted the Company’s offer to provide such assistance. The Administrator intends to enter into a sub-administration agreement with U.S. Bank, National Association (“U.S. Bank”) to provide the Company with certain fund administration and bookkeeping services.

NUVEEN CHURCHILL PRIVATE CREDIT FUND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. COMMITMENTS AND CONTINGENCIES
In the ordinary course of its business, the Company enters into contracts or agreements that contain indemnifications or warranties. Future events could occur that might lead to the enforcement of these provisions against the Company. As of June 28, 2024, the Company has no commitments or contingencies. The Company believes that the likelihood of such an event is remote; however, the maximum potential exposure is unknown.
From time to time, the Company may become a party to certain legal proceedings incidental to the ordinary course of its business. As of June 28, 2024, management was not aware of any pending or threatened litigation.
5. NET ASSETS
Pursuant to the Company’s Declaration of Trust, the Company has the authority to issue an unlimited number of Shares.
On June 28, 2024, the Advisor purchased 40 Shares at $25.00 per share. The Company has not engaged in any other equity transactions as of June 28, 2024.
6. CONSOLIDATED FINANCIAL HIGHLIGHTS
The following is a schedule of financial highlights for the period from May 3, 2024 (inception) through June 28, 2024:

Period from May 3, 2024 (inception) through June 28, 2024
Per share data:
Net asset value at inception	$—
Net investment income (loss)	(6,634.63)
Issuance of common shares	25.00
Net asset value at end of period	$(6,609.63)

Shares outstanding at end of period	40
Total return (1)	N/M

Ratio to average net assets:
Ratio of net expenses to average net assets (1)	N/M
Ratio of net investment income (loss) to average net assets (1)	N/M
Portfolio turnover rate (1)	N/M
_______________
(1)Not meaningful as the Company is in the development stage and has not commenced its investment operations as of June 28, 2024.
7. SUBSEQUENT EVENTS
The Company’s management evaluated subsequent events through the date of issuance of the consolidated financial statements. There have been no subsequent events that occurred during such period that would require disclosure in, or would be required to be recognized in, the consolidated financial statements as of June 28, 2024.

ITEM 14.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS
(a)List separately all financial statements filed
The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”
(b)Exhibits

3.1	Amended and Restated Declaration of Trust, dated July 18, 2024*

3.2	Bylaws, dated July 18, 2024*

4.1	Form of Subscription Agreement*

4.2	Distribution Reinvestment Plan(1)

10.1	Investment Advisory Agreement, dated July 23, 2024, by and between Nuveen Churchill Private Credit Fund and Churchill Asset Management LLC*

10.2	Administration Agreement, dated July 23, 2024, by and between Nuveen Churchill Private Credit Fund and Churchill BDC Administration LLC,*

10.3	Custody Agreement, dated July 22, 2024, by and between Nuveen Churchill Private Credit Fund and U.S. Bank National Association, dated July 22, 2024*

10.4	Transfer Agent Servicing Agreement, dated July 22, 2024, by and between Nuveen Churchill Private Credit Fund and U.S. Bancorp Fund Services, LLC*

21.1	List of Subsidiaries*
__________________
*Filed herewith.
**To be filed by amendment
(1)Previously filed as an exhibit to Nuveen Churchill Private Credit Fund’s Amendment No. 1 to its Registration Statement on Form 10 (File No. 000-56659) filed on July 3, 2024.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Nuveen Churchill Private Credit Fund

By:	/s/ Kenneth Kencel
Name: Kenneth Kencel
Title: President and Chief Executive Officer
Date: August 19, 2024